As filed with the Securities and Exchange Commission on ___________, 2017

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROLUNG, INC.

(Exact name of registrant as specified in its charter)

3841

(Primary Standard Industrial
Classification Code Number)

757 East South Temple, Suite 150

Salt Lake City, Utah 84102

(801) 736-0729

(Address, including zip code and telephone number, including area code, of registrant’s principal place of business)

Steven C. Eror

President and Chief Executive Officer

ProLung, Inc.

757 East South Temple, Suite 150

Salt Lake City, Utah 84102

(801) 736-0729

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Robert H. Cohen Esq. Gary Emmanuel, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10173 (212) 547-5400	Mark V. Anderson, CPA Chief Financial Officer ProLung, Inc. 757 East South Temple, Suite 150 Salt Lake City, Utah 84102 (801) 736-0729	Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (646) 414-6947

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:[  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering:[  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:[  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)(3)	Amount of registration fee
Common Stock, $0.001 par value per share
Total:	$8,050,000	$933

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the offering price of any additional shares that the underwriters have the right to purchase from the Registrant.
(3)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED ___________, 2017

[_____________] Shares of Common Stock

ProLung Inc. is offering its common shares, $0.001 par value, in a firm commitment underwritten initial public offering. Prior to this offering, our common stock has never traded on an established market. The estimated initial public offering price is expected to be between $____ and $____ per share.

We have applied to list our common stock on the NASDAQ Capital Market following their issuance under the symbol “LUNG.”

All common stock and per-common stock figures in this prospectus have been adjusted to reflect a [1-for __] reverse stock split of our common stock effected on [______], 2017.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may continue to elect to comply with certain reduced public company reporting requirements in future reports.

Investing in our securities involves risks. You should carefully read and consider the “Risk Factors” beginning on page 10 of this prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Public offering price	$	$
Underwriting discount(2)	$	$
Proceeds, before expenses, to us(3)	$	$

(1)	The public offering price is $ per share of common stock.
(2)	See “Underwriting” for additional information regarding underwriter compensation.
(3)	We estimate the total expenses of this offering payable by us, excluding the underwriting discount, will be approximately $[_____].

We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional [_______] shares of common stock at the public offering price, less the underwriting discount.

We anticipate that delivery of the shares will be made on or about                    , 2017.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus is                       , 2017.

TABLE OF CONTENTS

[______________]

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of common stock.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission (SEC) before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction.

This prospectus and the documents incorporated by reference in this prospectus contain market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented or incorporated by reference in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

2

SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus, and in the documents incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of Our Company and this offering, we encourage you to read and consider carefully the more detailed information contained in or incorporated by reference in this prospectus, including the information contained under the heading “Risk Factors” beginning on page 10 of this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering.

Throughout this prospectus, the terms “we,” “us,” “our,” “our company” and “the Company” refer to ProLung, Inc.

Company Overview

We are a medical technology company specializing in predictive analytic, early stage lung cancer risk testing, which we refer to as the “ProLung Test.” Our noninvasive, painless and radiation-free ProLung Test was developed to immediately assess the risk of malignancy in lung nodules found in the chest by a Computed Tomography (“CT”) scan, which is currently the primary method used for the early detection of lung cancer. As lung cancer is the leading cause of cancer death, early detection makes a substantial improvement in survival in a large population group. Timely identification of malignancy is essential for patients and their families. Currently, patients wait from three months to three and one-half years to have the risk of malignancy assessed through periodic CT scan surveillance. Until malignancy is determined to be likely, invasive biopsy and treatment are significantly delayed. Current statistics reflect a 17% survival rate at five years for those diagnosed with lung cancer.

We believe the ProLung Test, in conjunction with the discovery of a nodule by CT scan, provides a more rapid assessment of the risk of malignancy, which must be determined prior to biopsy. Since a lung biopsy is invasive and may require life threatening thoracic surgery, physicians, patients, and insurance companies typically delay biopsy and therapy until the risk of malignancy outweighs the risk of further diagnostic procedures. For these patients, the delay reduces the treatment opportunity window and may cause sustained emotional trauma.

The ProLung Test enables the practitioner to promptly assess the risk of malignancy in patients with lung nodules. The ProLung Test utilizes mass averaging bioconductive technology which is similar to other bioconductive technologies utilized frequently in health care. Mass averaging bioconductive technology involves a scanning process that measures significant differences in electrical conductance between cancerous and benign tissue. We plan to introduce the ProLung Test to the market as a standard predictive analytic test, without the need for transmission of a physical sample or specimen to a lab for analysis.

The ProLung Test acquires bioconductance measurement data by means of a patented probe and disposable diaphoretic electrodes placed on the patient’s back and arms. The ProLung Test registers and evaluates measurement data derived from 62 pathways through the chest and is processed by a patented predictive analytic algorithm. The results are summarized in a report that can be used by the physician, in concert with other risk factors such as nodule size, family history, smoking history and gender, to evaluate patients with nodules. The ProLung Test requires minimal preparation and can be completed in fewer than 30 minutes. Most importantly, it guides the physician decision making without the time consuming, expensive and watchful waiting period. We believe the ProLung Test provides considerable cost savings when compared with periodic CT imaging studies, repeated follow-up and potentially unnecessary surgery.

ProLung licensed and developed the intellectual property and established the clinical research plan for the ProLung Test. Beginning in 2005, we embarked on clinical research which revealed the potential of our technology. In 2011, our research demonstrated the utility of the ProLung Test in lung cancer patients. To date, more than 545 patients have been tested using the ProLung Test in major cancer centers such as Stanford, UCLA, Loyola, MD Anderson and Huntsman, among others.

3

In the US, the push for early detection was greatly accelerated in 2013. Recognizing the dismal rate of lung cancer survival in the US, and the potential value of early detection, Federal guidelines were established for CT screening. The regulations provided for CT screening for lung cancer in asymptomatic adults aged 55 to 80 who have a 30 pack-year history of smoking and who currently smoke, or have quit smoking in the past 15 years. This demographic group addresses a substantial portion of individuals of high risk of lung cancer. The US health care industry has generally recognized the need for technologies that will provide for earlier detection of cancers at a lower cost. Genetic biomarkers, protein panels, and breath analysis, among others, are in various stages of development. To our knowledge, the ProLung Test is the first bioconductive technology that has been developed for the risk stratification of lung cancer. In February 2015, the US Center for Medicare and Medicaid Services announced its coverage of lung cancer screening by CT. This newly reimbursed screening procedure increased the number of individuals with suspicious lung nodules who may be candidates for the ProLung Test.

With the arrival of lung cancer screening recommendations, the large US market and government-backed reimbursement represent near term opportunities to accelerate diagnosis and treatment of lung cancer while reducing invasive biopsies and costs. We made US approval and recognition of the ProLung Test our major priority, targeting lung cancer risk stratification and reducing time to treatment. We intend to seek government-backed reimbursement after FDA approval. We believe the ProLung Test can be offered at a fraction of the cost of current standard of care.

In May 2013, we achieved an important validation of our ProLung Test by receiving the “CE” mark in Europe. This certification verifies that the ProLung Test meets the regulatory requirements for the marketing and sale of the ProLung Test in the European Economic Area and European Free Trade Association Countries representing 510 million individuals and 31 member states. Our European clinical research includes testing more than 154 patients in Italy, Switzerland and Germany. We intend to seek European reimbursement approval and accelerate our marketing in Europe following receipt of US Food and Drug Administration, (“FDA”) market approval. We believe CT screening is likely to be implemented in Europe following the completion of several lung cancer screening trials already underway.

In early 2015, we submitted an application for marketing approval under Section 510(k) from the FDA. In February 2015, we received a “substantive review” from the FDA requesting additional information, regarding the risk classification of the test, the study design and study analysis. We held various meetings with the FDA and agreed to complete and include an additional clinical study which was already underway. Before the FDA can grant approval of our 510(k) or de novo application, we must resubmit the application with positive results of the requested study and resolve any remaining issues previously identified by the FDA as well as address possible issues that may be identified in the future. We are in the process of preparing the necessary information requested by the FDA.

We have developed the quality management system as well as supply chain and the ability to fully manufacture the entire ProLung System in our own Salt Lake City facility. We have received ISO 13485 and other approvals, and made certain refinements to the intellectual property that will further our capabilities, especially the development of the underlying predictive analytic algorithm and refinements to various software and physical components. Over the last five years, we have expanded our intellectual property portfolio, completed the development of the ProLung Test and manufacturing of the ProLung System and embarked upon clinical trials to provide validation to the medical community. The current clinical trial has 350 enrolled patients at 14 cancer and medical centers across the US. We are also enrolling up to 70 additional patients to replace those lost to follow-up or non-evaluable, as provided in the study protocol. When complete, data from our trial will be submitted to the FDA for the 510(k) or de novo market approval.

4

Our Products and Services

The ProLung Test is comprised of the following components:

●	ProLung System - Each system, which will be sold to the customer, consists of the probe, scanner, tower, monitor, and keyboard which are all medical grade components available for sale in English, French, German, Spanish, and Italian versions. The pricing of the ProLung System varies depending upon the volume of the ProLung Test Kits sold.

●	ProLung Test Kit – ProLung Test Kit sales should provide near term and continual cash flow. Each single-use, disposable, ProLung Test Kit is sold in a nonsterile envelope that displays a unique identifier code that is required for access to a ProLung Test report, together with all the components necessary to assure precision test performance, patient comfort and hygiene. Each ProLung Test Kit includes six diaphoretic electrodes, one probe tip and one moistening sponge. Initially, ProLung plans to sell the ProLung Test Kit for $400 each, available in boxes of 10 and 40. Each ProLung Test Kit is encoded with a unique identifier number and bar code that releases a written test result to the ordering physician.

ProLung’s novel mass-averaging bioconductive technology simultaneously considers data from multiple measurement pathways and utilizes a patented predictive analytic algorithm to combine the individual measurements into a weighted average composite score that indicates an increased or decreased risk of malignancy in the individual in which the nodule has been detected. No images are generated by the ProLung Test and extensive training is not required to interpret the composite score.

The ProLung Test, will be introduced to the market as a standard predictive analytic test without the need for transmission of a physical sample or specimen. Instead, the ProLung Test acquires bioconductive measurement data by means of a patented probe and disposable diaphoretic electrodes placed on the back and arms. The data containing precision measurements is processed by a patented predictive analytic algorithm and a report is generated that may be used by the physician in addition to other risk factors such as nodule size, family history, smoking history, and gender to evaluate patients with suspicious masses or lesions identified by CT scan. The ProLung Test is immediate, pain-free, non-invasive, and non-radiating. It requires minimal patient preparation and can be completed in fewer than 30 minutes.

Our Strengths

We have a combination of unique strengths to contribute to our achievement of our goals including;

●	The only predictive analytic technology available for the lung utilizing bioconductive measurement technology.

●	More than 545 US patients tested with the ProLung Test in five well controlled clinical studies.

●	CE Mark approval in the European Economic Area. 154 patients tested with the ProLung Test in Europe in physician sponsored tests.

●	ISO 13845 manufacturing capacity for the completion of the ProLung System and ProLung Test, including supply chain management, computerized drawing control, purchasing management and inventory control.

●	Patent portfolio that includes six US patents and 14 US and foreign applications.

●	A US and European network of key opinion leadership projecting influence in these markets.

●	Currently, conducting trials and on the path to FDA 510(k) de novo near term application.

5

Commercialization Strategy

Our goal is to be a leading medical technology company providing immediate, pain-free, non-invasive, non-radiating predictive analytic lung cancer risk testing. The key elements of our strategy include:

●	Complete the current multi-site US study of the ProLung Test. Resubmit the 510(k) or de novo application to the FDA including the results from the US study. Obtain FDA regulatory clearance to sell the ProLung Test in the US.

●	In conjunction with FDA approval pursue foreign market approvals and sales including the continuing development of key distributors and Key Opinion Leaders in these various markets.

●	Drive adoption through established Key Opinion Leaders (“KOLs”):

○	ProLung has long established relationships with KOLs in the lung cancer field. KOLs influence large, sometimes national, networks and drive adoption of new technology. These networks consist of major cancer centers and veterans integrated system networks which have contract relationships with affiliate hospitals which adopt the protocols of the primary cancer center, creating a multiplier effect in terms of access and acceptance of the ProLung Test across the network. This strategy will be executed by ProLung’s sales representatives and distributors dedicated for each respective network.

○	ProLung’s KOLs already have vital experience with the ProLung Test. The KOLs and their staff have installed ProLung Systems at their centers, completed training on the device and have used the ProLung Test on their patients in sponsored clinical studies.

●	Transition existing hospital installations using the ProLung Test for investigational use to serving commercial paying customers. Leverage the multi-center study results, existing ProLung System installations and physician KOLs to acquire additional customer sites.

●	Continue to build our relationships with the medical community and patient advocacy groups in general. We are actively involved in scientific, medical and commercial organizations and communities such as the Medical Device Manufacturers Association, Society of Clinical Research Associates, the International Association for the Study of Lung Cancer and the Lung Cancer Alliance. We anticipate that we will be able to leverage our involvement in these organizations to increase awareness of the benefits of our ProLung Test.

●	Add additional cancer risk stratification technologies to the Company’s product portfolio and build upon the existing platform utilizing other available data sources.

Risk Factors

Investing in our securities involves substantial risk, and our ability to successfully operate our business is subject to numerous risks, including those that are generally associated with any early stage company and those in our industry. Any of the risks set forth in this prospectus under the heading “Risk Factors” may limit our ability to successfully execute our business strategy. You should carefully consider all the information set forth in this prospectus and, in particular, should evaluate the specific risks set forth in this prospectus under the heading “Risk Factors” in deciding whether to invest in our securities. The following is a summary of some of the principal risks we face:

●	We are a development stage company with limited revenue and no assurance of earning significant revenue over the long term.

●	Even with the net proceeds of this offering and cash on hand, our future success may be dependent upon additional financings to fund our operations, particularly if we obtain approval from the FDA to market our ProLung Test, and we may be unable to continue as a going concern.

6

●	Our clinical studies may produce unfavorable results which could prevent or delay ProLung from obtaining FDA and other regulatory approvals.

●	We must obtain regulatory approval in the US and other non-European Union markets to be able to commence marketing and sales in those markets.

●	If we obtain FDA approval, we will be subject to Medical Device Reporting, or MDR, requirements, which may lead to inquiries, injunctions or liabilities.

●	We offer and sell a single testing product. The ability to add to the product suite is subject to the availability of additional funds and certain factors not in the control of the Company such as government policy.

●	We may eventually want to expand the ProLung Test to other cancer targets. ProLung does not have clinical data suggesting that the ProLung Test is effective in other cancers and the ProLung Test may not be effective in other cancers.

●	We are a small company and may be unable to compete with competitive technologies.

●	We may be unable to protect our intellectual property rights, which are important to the potential value of our products and company.

●	We may incur significant costs and liability if we infringe, or are accused of infringing on, the intellectual property rights of others.

●	Although we are capable of internally manufacturing to meet foreseeable demand, we may at some time be dependent upon contract manufacturers to safely and timely manufacture our products.

●	ProLung clinical study designs have not been reviewed by the FDA.

●	ProLung tests may produce false positive and false negative results.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, which permits us to elect not to be subject to certain disclosure and other requirements that otherwise would have been applicable to us had we not been an “emerging growth company.” These provisions include:

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time as we are no longer an “emerging growth company.” We will qualify as an “emerging growth company” until the earliest of (1) the last day of our fiscal year following the fifth anniversary of the date of completion of this offering, (2) the last day of our fiscal year in which we have annual gross revenue of $1.07 billion or more, (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (4) the last day of the fiscal year in which we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under this definition, we will be an “emerging growth company” upon completion of this offering and could remain an “emerging growth company” until as late as December 31, 2021.

7

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

Company Information

We were incorporated on November 19, 2004, as a Delaware corporation under the name of Hilltop Group Technologies Corp. In November 2006, we began operations and changed our name to Fresh Medical Laboratories, Inc., and in April 2017, we changed our name to ProLung, Inc. Our principal executive office is located at 757 East South Temple, Suite 150, Salt Lake City, Utah 84102, and our telephone number is (801) 736-0729. Our website address is www.prolunginc.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our common stock.

ProLung completed a self-underwriting pursuant to Section 12(g) of the Exchange Act in 2012. Since that time we have remained as a fully reporting company without any public trading.

On [_______], 2017, we effected a [1-for-__] reverse stock split of our outstanding common stock. Unless otherwise indicated, all information contained in this prospectus gives retrospective effect to this reverse stock split.

8

THE OFFERING

Issuer	ProLung, Inc.

Common stock offered	[_________] shares.

Underwriter’s over-allotment option	We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional [______] shares of common stock at the public offering price, less the underwriting discount.

Common stock to be outstanding after this offering	[_______] shares, or [______] shares if the over-allotment option is exercised in full.

Use of proceeds

We estimate our net proceeds from this offering will be approximately $        million or approximately $           million if the underwriters exercise their overallotment option in full, based upon an assumed initial public offering price of $           per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) and after deducting the underwriting discounts and commissions and estimating offering expenses payable by us.

We intend to use the net proceeds of this offering to gain regulatory approval process, marketing, working capital and general corporate purposes. See “Use of Proceeds” on page 28 of this prospectus.

Risk factors	See “Risk Factors” beginning on page 10 of this prospectus, as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities.

Proposed Listing on NASDAQ:	We have applied to have our common stock listed on The NASDAQ Capital Market under the symbol “LUNG.”

The number of shares of our common stock to be outstanding after this offering as shown above is based on 30,704,356 shares outstanding as of July 31, 2017 and excludes as of that date:

●	9,634,608 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.12 per share;

●	1,609,240 shares of our common stock issuable upon the conversion of outstanding notes which are convertible at $0.75 per share; and

●	4,000,000 shares of our common stock reserved for future issuance under our 2017 Stock Incentive Plan (the “Incentive Plan”), as well as any future increases in the number of shares of common stock reserved for issuance under our Incentive Plan as more fully described in the section titled “Equity Incentive Plan.”

Unless we specifically state otherwise, all information in this prospectus assumes no exercise of the underwriters’ option to purchase up to an additional [______] shares of common stock. On [_______], 2017, we effected a [1-for-__] reverse stock split of our outstanding common stock. Unless we specifically state otherwise, all information in this prospectus gives retrospective effect to the reverse stock split [1-for-__] reverse stock split of our outstanding common stock effected on [____], 2017.

9

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2016, as filed with the SEC on April 19, 2017, and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, as filed with the SEC on May 22, 2017, which descriptions are incorporated in this prospectus by reference in their entirety and the risks described below, as well as in any prospectus supplement hereto, and other information in this prospectus before deciding to invest in or maintain your investment in our company. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Stage of Development

We are a development stage company with limited revenue and no assurance of earning significant revenue over the long term.

We were organized in 2004 and since that date have experienced significant losses from operations. We are in the process of commercializing our proprietary ProLung Test in the US and Europe and seeking marketing approval for the ProLung Test in the United States and expect to incur additional operating losses in the near term. We have generated limited revenue from the sale of our products and services. The amount of losses we will incur, and whether we will become profitable at all, are highly uncertain. Our net loss for the years ended December 31, 2015 and 2016 and for the three months ended March 31, 2016 and 2017 was $2,800,470 and $2,775,456 and $808,100 and $962,180, respectively. As of March 31, 2017, we had an accumulated deficit of $17,047,813.

Our future success depends on our ability to begin generating revenues on a regular and continuing basis and to properly manage costs. Our ability to generate revenues depends on several factors, some of which are outside our control. These factors include our ability to obtain necessary government and regulatory approvals, our ability to successfully commercialize the ProLung Test, our ability to protect intellectual property related to the ProLung Test, our ability to obtain reimbursement approval from insurance companies and the government and our ability to effectively market our products. If we cannot expand our revenue significantly over the long term, we will not be profitable.

We are dependent upon financings to fund our operations and may be unable to continue as a going concern.

We do not generate sufficient cash flows from operations to meet the cash requirements of our operations and other commitments without raising funds through the sale of debt and/or equity securities. We do not expect to generate enough cash, if any, from operations to meet our requirements in the near term. Proceeds raised from funding activities, including the net proceeds from this offering, are required for us to have funds to meet our obligations for the foreseeable future. Our ability to continue as a going concern will depend, in large part, on our ability to obtain additional financing and generate positive cash flow from operations, neither of which is certain. If we are unable to achieve these goals, our business would be jeopardized and it may not be able to continue operations.

We will need significant capital to execute our business plan, particularly when we continue to seek approval from the FDA to market our ProLung Test.

We currently generate nominal revenue, and we require at least 2.0 million in capital each year to operate our business. If we obtain US FDA approval for our ProLung Test, we expect to need at least $8 million in addition to the current cash resources to fund our US market launch. In connection with this prospective market launch, we also expect expenses in all categories, including marketing, administrative and development expense, to expand significantly as we attempt to increase product sales, increase our market and expand our administrative team to support expanded sales efforts, pursue additional funding opportunities and expand our financial and compliance personnel. We may, at some future date, be unable to raise capital or may be required to pay a significant price for capital.

10

We believe that the net proceeds from this offering will be sufficient to fund our operations through June 2019. We will need substantial additional capital to fund the clinical development of the ProLung Test. We do not currently have any arrangements or credit facilities in place as a source of funds, and there can be no assurance that we will be able to raise sufficient additional capital on acceptable terms, or at all. We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, could increase our expenses and require that our assets secure such debt. Moreover, any debt we incur must be repaid regardless of our operating results. Equity financing, if obtained, could result in dilution to our then existing stockholders. If such financing is not available on satisfactory terms, or at all, we may be required to delay, scale back or eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected. In addition, if we are unable to secure sufficient capital to fund our operations, we might have to enter strategic collaborations that could require us to share commercial rights to the ProLung Test with third parties in ways that we currently do not intend or on terms that may not be favorable to us. If we choose to pursue additional geographies for the ProLung Test or otherwise expand more rapidly than we presently anticipate, we may also need to raise additional capital sooner than expected.

We have issued indebtedness to a shareholder and, if we are unable to repay or refinance it, our creditors could force us into bankruptcy.

As of March 31, 2017, we had outstanding notes payable of $1,396,320 and accrued interest of $39,341. The balances of our loan obligations are scheduled to come due in June 2018 and November 2020. If we default under our loan obligations, and we did not have sufficient cash resources to repay the loan, our creditors would have the ability to force us into bankruptcy. As a result of any bankruptcy proceeding, if cash resources were depleted, it is doubtful that there will be any amount available for distribution to our stockholders.

Risks Related to Our Business and Industry

We are in the early stages of commercialization and our ProLung Test may never achieve commercial market acceptance.

Our ProLung Test is approved and commercially available only in a limited number of countries and will not be available for sale in other countries, including the United States, until clinical development is completed and regulatory approvals are obtained. Following our application for marketing approval for the ProLung Test under Section 510(k) or de novo from the FDA, in February 2015, we received a letter from the FDA identifying many issues, questions, and concerns in our application, including the risk classification of the test, the study design and study analysis along with what we consider other less important questions. In subsequent communications and meetings with the FDA, we succeeded in reducing the number of concerns and we were asked to complete a clinical study that was then currently underway. Before the FDA will grant approval of our application, we must resubmit the application with the results of the requested study and resolve or negotiate the removal of the remaining issues previously identified by the FDA as well as address possible issues to be identified in the future. This may never occur. Moreover, the successful commercialization of our product will require significant, time-consuming and costly sales and marketing efforts. If the commercialization of our ProLung Test is unsuccessful or we are unable to market our ProLung Test due to market developments, failure to obtain and maintain regulatory approvals, development of alternative treatments or otherwise, we will be required to expend significant additional resources on research and development to improve our ProLung Test. The development of a new test will be subject to the risks of failure inherent in the creation of any innovative new medical technology. These risks include the possibilities that our test will not be effective or of acceptable quality, will fail to receive necessary regulatory clearances, will be uneconomical to manufacture or market or does not achieve broad market acceptance, and that third parties market a superior or equivalent product. Even if our test is effective, it may not be accepted by patients or physicians. The failure of our research and development activities to result in any commercially viable products would have a material adverse effect on our business and financial condition.

11

Our future growth depends, in part, on our ability to penetrate foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future profitability will depend, in part, on our ability to commercialize our ProLung Test in foreign markets for which we intend to rely on collaborations with third parties. As we commercialize our ProLung Test in foreign markets, we will be subject to additional risks and uncertainties, including:

●	our customers’ ability to obtain reimbursement for our ProLung Test in foreign markets;
●	our inability to directly control commercial activities because we are relying on third parties;
●	the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;
●	different medical practices and customs in foreign countries affecting acceptance in the marketplace;
●	import or export licensing requirements;
●	longer accounts receivable collection times;
●	longer lead times for shipping;
●	language barriers for training;
●	reduced protection of intellectual property rights in some foreign countries;
●	foreign currency exchange rate fluctuations; and
●	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of our ProLung Test could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs, any of which may adversely affect our results of operations.

We are reliant on a single product and if we are not successful in commercializing the ProLung Test and are unable to develop additional products, our business will not succeed.

We have limited experience commercializing the ProLung Scan System and ProLung Test. In addition, we currently have one central product, our ProLung Test. We currently have no other product available for sale. If the ProLung Test is not successful at a level sufficient to generate a profit and we are unable to develop additional products, our business will not succeed.

We are subject to litigation risk if our ProLung Test is not effective.

The nature of the ProLung Test as a medical technology platform and the general litigious environment of the market should be regarded as potential risks that could significantly and adversely affect our financial condition and results of operations in the future. If the ProLung Test does not perform as demonstrated in well controlled clinical trials and as reviewed by the FDA, there could be significant, even life-threatening, adverse consequences. We may be subject to claims against us as a result of the failure of the ProLung Test or other devices. We may also be subject to claims even though the injury is due to the actions of others, such as manufacturers or medical personnel. If we are sued, we may not have the resources to defend any such lawsuit or pay any related judgments. In addition, even the existence of a lawsuit will divert management’s attention from the development and commercialization of the ProLung Test. Any insurance obtained by us may not adequately cover the amount or nature of any claim asserted against us and we are exposed to the risk that claims may be excluded from insurance coverage and that insurers may become insolvent. Moreover, there may not be any insurance available that would adequately cover all such risks.

12

We may incur substantial product liability expenses due to manufacturing or design defects, or the use or misuse of our products.

Our business exposes us to potential liability risks that are inherent in the testing, manufacturing and marketing of medical products. We may face liability to our distributors and customers if our products are not manufactured as per specifications or if such specifications cause the products to become unsafe or fail to function as marketed or sold. We may also face substantial liability for damages if our products produce adverse side effects or defects are identified with any of our products that harm patients and other users. Any such failures or defects may lead to a breakdown in our relationships with distributors and purchasers leading to a substantial decline in or collapse of our market. In addition, if any judgments or liabilities are material in size, we may be unable to satisfy such liabilities. Any product liability could harm our operations and a large judgment could force us to discontinue our operations.

We are subject to the risk of product recalls if our products are defective.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture that could affect patient safety. In the case of the FDA, the authority to require a recall must be based on an FDA finding where there is a reasonable probability that the device would cause serious adverse health consequences or death. A government-mandated recall or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects, or other issues. Recalls, which include corrections as well as removals, of any of our products would divert managerial and financial resources and could have an adverse effect on our financial condition, harm our reputation with customers, and reduce our ability to achieve expected revenues.

Lack of third-party coverage and reimbursement for our products could delay or limit their adoption.

We may experience limited sales growth resulting from limitations on reimbursements made to patients and purchasers of our products by third-party payors, and we cannot assure you that our sales will not be impeded and our business harmed if third-party payors fail to provide reimbursement that hospitals view as adequate.

In the US, the ProLung Test will be purchased primarily by medical institutions, which then bill various third-party payors, such as the Centers for Medicare & Medicaid Services, (“CMS”), which administer the Medicare program, and other government programs and private insurance plans, for the health care services provided to their patients. The process involved in applying for coverage and incremental reimbursement from CMS is lengthy and expensive. Under current CMS reimbursement policies, CMS offers a process to obtain add-on payment for a new medical technology when the existing Diagnosis-Related Group (“DRG”), prospective payment rate is inadequate. To obtain add-on payment, a technology must be considered “new,” demonstrate substantial improvement in care and exceed certain payment thresholds. Add-on payments are made for no less than two years and no more than three years. We must demonstrate the safety and effectiveness of our technology to the FDA in addition to CMS requirements before add-on payments can be made. Further, Medicare coverage is based on our ability to demonstrate the treatment is “reasonable and necessary” for Medicare beneficiaries. Even if the ProLung Test receives FDA and other regulatory clearance or approval, it may not be granted coverage and reimbursement in the foreseeable future, if at all. Moreover, many private payors look to CMS in setting their reimbursement policies and amounts. If CMS or other agencies limit coverage or decrease or limit reimbursement payments for doctors and hospitals, this may affect coverage and reimbursement determinations by many private payors.

We cannot assure you that CMS will provide coverage and reimbursement for the ProLung Test. If a medical device does not receive incremental reimbursement from CMS, then a medical institution would have to absorb the cost of our products as part of the cost of the procedure in which the products are used. Acute care hospitals are now generally reimbursed by CMS for inpatient operating costs under a Medicare hospital inpatient prospective payment system. Under the Medicare hospital inpatient prospective payment system, acute care hospitals receive a fixed payment amount for each covered hospitalized patient based upon the DRG to which the inpatient stay is assigned, regardless of the actual cost of the services provided. At this time, we do not know the extent to which medical institutions would consider insurers’ payment levels adequate to cover the cost of our products. Failure by hospitals and physicians to receive an amount that they consider to be adequate reimbursement for procedures in which our products are used could deter them from purchasing our products and limit our revenue growth. In addition, pre-determined DRG payments may decline over time, which could deter medical institutions from purchasing our products. If medical institutions are unable to justify the costs of our products, they may refuse to purchase them, which would significantly harm our business.

13

The absence of, or limits on, reimbursements may affect our revenues and our ability to achieve profitability.

The cost of a significant portion of healthcare is funded by governmental, and other third-party, insurance programs. It is possible that our products will not be approved for reimbursements by governments or insurance providers, which will seriously harm our ability to generate revenue. In addition, even if reimbursement is approved, limits on reimbursement imposed by such programs may adversely affect the ability of hospitals and others to purchase our products. In addition, limitations on reimbursement for procedures which utilize our products could adversely affect our business.

If the ProLung Test is not accepted by physicians and patients, we will be unable to achieve market acceptance.

Patients may be unwilling to depart from the current standard of care and opt not to use the ProLung Test. In addition, physicians tend to be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products. Physicians may not recommend or prescribe the ProLung Test until there is long-term clinical evidence to convince them to alter their existing treatment methods, there are recommendations from prominent physicians that the ProLung Test is safe and efficient and reimbursement or insurance coverage is available. We cannot predict when, if ever, physicians and patients may adopt the use of the ProLung Test. If the ProLung Test does not achieve an adequate level of acceptance by patients, physicians and healthcare payors, we may not generate significant product revenue and we may not become profitable.

Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by early commercial stage companies. Potential investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, potential investors should consider that we cannot assure you that we will be able to:

●	successfully execute our current business plan for the commercialization of the ProLung Test, or that our business plan is sound;
●	successfully contract for and establish a commercial supply of components for the manufacture of the ProLung Test and the ProLung Scan System;
●	achieve market acceptance of the ProLung Test; and
●	attract and retain experienced personnel.

If we cannot successfully execute any one of the foregoing, our business may not succeed and your investment will be adversely affected.

We are a small company and may be unable to compete with competitive technologies.

There are a number of competitive technologies currently being developed as well as refinements being made to existing competitive technologies. Technologies being developed or obtaining limited commercialization include, methylated DNA tests, micro RNA tests, panels of proteins and minimally invasive biopsy. These include the current standard of care for the indication to be claimed for the ProLung Test; the use of serial chest CT views over a period ranging from three months to three and one half years. To the extent that any of these technologies or refinements result in products that successfully address some of the shortcomings of existing products, or result in quality products that are less expensive, safer or outperform the ProLung Test, future demand for the ProLung Test may be reduced or eliminated.

The future market for our products is characterized by rapidly changing technology. Our future financial performance will, in part, be dependent on our ability to develop and manufacture new products or improvements to existing products on a cost-effective basis, to introduce them to the market on a timely basis, and to have them accepted by physicians. We may not be able to keep pace with technological change or to develop viable new products in a timely fashion. Factors that could delay the release of potential products or even cancellation of our plans to produce and market these new products could include delays in research and development, delays in securing future regulatory approvals, or changes in the competitive landscape.

Many competitors offer a range of products in areas other than those in which we propose to compete, which may make such competitors and their products more attractive to surgeons, hospitals, group purchasing organizations, and other potential customers. Many competitors also have significantly more financial resources than us. Competitive pricing pressures or the introduction of new products by competitors could have an adverse effect on our ability to establish market acceptance for the ProLung Test. We cannot predict future markets for the ProLung Test or other products, and we may not be able to shift production to other products in the event of a lack of market demand for the ProLung Test, leading to an accompanying adverse effect on our profitability.

14

We are dependent upon contract manufacturers to safely and timely manufacture our products.

We have developed experience in the manufacturing of the ProLung Test and platform in commercial quantities anticipated in the near future. If product demand substantially exceeds our expectations there will be a need to establish arrangements with contract manufacturers to manufacture, package, label, and deliver our products. Our business will suffer if there are delays or difficulties in establishing relationships with manufacturers to manufacture, package, label, and deliver our products, or if the prices charged by such manufacturers are higher than anticipated. Moreover, contract manufacturers that we may use must adhere to current Good Manufacturing Practices, as required by FDA. If any such manufacturers fail to comply with FDA requirements, they may be unable to manufacture our products. In addition, such manufacturers may fail to manufacture our products in accordance with specifications or may fail to meet delivery timelines, which may cause problems in our customer or distributor relationships and potentially lead to defaults or an obligation to pay damages. If we are unable to obtain or retain third party manufacturing on commercially acceptable terms, we may not be able to commercialize our products as planned. Our dependence upon third parties for the manufacturing of our products may harm our ability to generate significant revenues or acceptable profit margins and our ability to develop and deliver such compliant products on a timely and competitive basis.

Any manufacturing problem or the loss of a contract manufacturer could be disruptive to our operations and result in lost sales. Additionally, we rely on third parties to supply the raw materials needed to manufacture our product. Any reliance on suppliers may involve several risks, including a potential inability to obtain critical materials and reduced control over production costs, delivery schedules, reliability and quality. Any unanticipated disruption to a future contract manufacturer caused by problems at suppliers could delay shipment of the ProLung Test, increase our cost of goods sold and result in lost sales.

We are dependent upon third parties for marketing and other aspects of our business.

We have limited experience in sales, marketing and distribution of our products and are just beginning the process of developing a sales and marketing organization, which includes an establishment of a distributor network. Our lack of experience could negatively impact our ability to enter into or maintain collaborative arrangements or other third party relationships which are important to the successful commercialization of our products and potential profitability. We may be unable to establish or maintain adequate sales and distribution capabilities.

At present, we have developed an initial sales and market timing schedule. We have also established an in-house marketing and sales department which is supported by known networking distribution groups that have been establishing active channels to market the ProLung Test in the future.

In developing a broad commercialization plan, much of our strategy for the commercialization of the ProLung Test will also rely on us entering into various arrangements with licensors, distributors, and other third parties. We have entered into an exclusive license agreement with BioMeridian Corporation to use technology owned by BioMeridian. We have also entered into an agreement with a distributor in Europe to distribute the ProLung Test. This distribution agreement is currently in the process of being renegotiated. We may be unable to enter into necessary distribution and licensing agreements to market the product. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of third parties. Failure to enter into or maintain these arrangements with third parties or failure to develop our own sales and marketing infrastructure could substantially impair or even eliminate our ability to market the ProLung Test. Our reliance on collaboration with others may adversely affect our ability to continue to operate, pursue our technology development program, or to achieve profitability.

15

Any clinical trials that we conduct may not be completed on schedule, or at all, or may be more expensive than we expect, which could prevent or delay regulatory approval of our products or impair our financial position.

The commencement or completion of any clinical trials that we conduct may be delayed or halted for numerous reasons, including, but not limited to, the following:

●	the FDA or other regulatory authorities suspend or place on hold a clinical trial, or do not approve a clinical trial protocol or a clinical trial;
●	the data and safety monitoring committee or applicable hospital institutional ethics review board recommends that a trial be placed on hold or suspended;
●	fewer patients meet our clinical study criteria and our enrollment rate is lower than we expected;
●	patients do not return for follow-up as expected;
●	clinical trial sites decide not to participate or cease participation in a clinical trial;
●	patients experience adverse side effects or events related to our ProLung Test or for unrelated reasons;
●	third-party clinical investigators do not perform our clinical trials on schedule or consistent with the clinical trial protocol and good clinical practices, or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;
●	we fail regulatory inspections of our manufacturing facilities requiring us to undertake corrective action or suspend or terminate our clinical trials;
●	governmental regulations require additional testing not contemplated in our pivotal trial or implement administrative actions;
●	pre-clinical or clinical data are interpreted by third parties in unanticipated ways; or
●	our trial design, although approved, is inadequate to demonstrate safety and/or efficacy.

Patient enrollment in clinical trials and completion of patient follow-up in clinical trials depend on many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites and the eligibility criteria for the study and patient compliance. Delays in patient enrollment or failure of patients to continue to participate in a study may cause an increase in costs and delays or result in the failure of the trial.

Our clinical trial costs will increase if we have material delays in those trials or if we need to perform more or larger trials than planned. Adverse events during a clinical trial could cause us to repeat a trial, terminate a trial or cancel an entire program. Should our clinical development plan be delayed, this could have a material adverse effect on our operations and financial condition.

We engage in related party transactions, which result in a conflict of interest involving our management.

We have engaged in the past, and may continue to engage, in related party transactions. Related party transactions present difficult conflicts of interest, could result in disadvantages to our company and may impair investor confidence, which could materially and adversely affect us. Related party transactions could also cause us to become materially dependent on related parties in the ongoing conduct of our business, and related parties may be motivated by personal interests to pursue courses of action that are not necessarily in the best interests of our company and our stockholders.

We may experience losses as a result of fluctuations in exchange rates.

We are subject to changes in the value of the Euro relative to the value of the US Dollar. As our operations continue to grow, we anticipate becoming subject to market risk relating to the Euro, Chinese Yuan, the Russian Ruble, and other foreign currencies. Fluctuations in foreign currencies could have a negative impact on our margins and financial results.

ProLung tests may produce false positive and false negative results.

A patient may have a low composite risk score as measured by the ProLung Test and still have lung cancer. A low composite risk score does not preclude risk for lung cancer. This patient, however, based upon a false negative ProLung Test, may be subject to less stringent clinical vigilance. Since the ProLung Test is to be used in conjunction with all available clinical risk factors and findings including physician/health practitioner judgment, it is unlikely that a ProLung Test result alone would significantly alter patient management in those patients presenting risk manifestations for lung cancer. Nonetheless, a false negative result generated from the ProLung Test may contribute to a patient not receiving a timely diagnosis of or treatment for existing lung cancer.

16

By contrast, a patient may have a high composite risk score but not have lung cancer. Such a patient may be subject to greater clinical vigilance or unnecessary invasive procedures, such as biopsy, thus subjecting the patient to greater morbidity and potential mortality due to a falsely positive ProLung Test. Again, since the ProLung Test is to be used in conjunction with other clinical findings, and not as a stand-alone diagnostic test, such a case would not be unlikely. Nonetheless, a false positive result generated from the ProLung Test may contribute to a patient receiving unnecessary procedures such as CT Scans and lung biopsies. False positive and false negative results would likely erode market acceptance of the ProLung Test and would thus harm our business, cash flows and operations.

Our clinical studies may produce unfavorable results.

Unfavorable results could prevent the ProLung Test from obtaining FDA and other regulatory approvals. Unfavorable clinical results may also prevent the Company from selling the ProLung Test in foreign markets such as the European Union which would harm our business, cash flows and operations.

Our success depends upon our ability to effectively market our products.

If the ProLung Test does not achieve market acceptance, we will be unable to generate significant revenues. The commercial success of the ProLung Test will depend primarily on convincing healthcare providers to adopt and use the ProLung Test. To accomplish this, we, together with any other marketing or distribution collaborators, will need to convince members of the medical community the benefits of the ProLung Test through, for example, published papers, presentations at scientific conferences, and additional clinical data. Medical providers will not use our product unless we can demonstrate that our product consistently produces results comparable or superior to existing products and has acceptable safety profiles and costs. If we are not successful in these efforts, market acceptance of the ProLung Test could be limited. Even if we demonstrate the effectiveness of the ProLung Test, medical practitioners may still use other products. If the ProLung Test does not achieve broad market acceptance, we will be unable to generate significant revenues, which would have a material adverse effect on its business, cash flows, and results of operations.

We are dependent on key personnel, who may terminate their employment at any time.

Our success depends, in large part, upon the talents and skills of company management and other key personnel. To the extent that any of our key personnel are unable to, or refuse to, continue employment with the Company, suitable replacement(s) would need to be found. There can be no assurance that we would be able to find suitable replacements for all such personnel or that suitable personnel could be obtained for an amount that we could afford. In the future, a need for additional qualified personnel is expected in order to operate the business successfully. There can be no assurance that we will be able to attract employees of adequate qualification or that we would be able to afford such personnel.

Competition for skilled personnel in our market is intense and competition for experienced scientists may limit our ability to hire and retain highly qualified personnel on acceptable terms. Members of our management, scientific and medical teams may terminate their employment with us on short notice. The loss of the services of any of our executive officers or other key employees could potentially harm our business, operating results or financial condition. In particular, we believe that the loss of the services of our Chief Executive Officer, Chief Medical Officer, Chief Operating Officer, Chief Marketing Officer and Chief Financial officer could have a material adverse effect on our business.

Other medical companies with which we compete for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can develop and commercialize our product would be limited.

17

Risks Related to Our Regulatory and Legal Environment

We must obtain regulatory approval in the US and other non-European Union markets to be able to commence marketing and sales in those markets.

We are required to obtain government approval before we can market and sell a medical device like the ProLung Test. Obtaining the necessary approvals is a complex, costly, and time-consuming process, which differs from country-to-country. Failure to maintain compliance with the requirements of a country can result in serious penalties, including fines, recalls, seizure of product, suspension of sales, withdrawal of approvals or clearances, refusal to grant other approvals or clearances, increased requirements for quality control or (in severe cases) criminal prosecution. Any of the afore-mentioned penalties would adversely affect our business.

We have received a CE Mark in Europe for the marketing of the ProLung Test in the European Union. We are seeking approval to sell in the US and plan to seek clearance in China and Russia. Each market has unique regulatory requirements. In the US, FDA marketing clearance and approval of the facilities used to manufacture the ProLung Test will be required before the ProLung Test may be marketed in the US. We expect to be subject to Section 510(k) or de novo clearance but may be subject to premarket approval, which would substantially lengthen the regulatory approval process beyond that which is anticipated. A similar regulatory process will be required by Chinese and Russian regulatory authorities before our products can be marketed in those countries. As with the FDA review process, there are numerous risks associated with the review of medical devices by foreign regulatory agencies. The foreign regulatory agencies may request additional data to demonstrate the clinical safety and efficacy of a product. It is possible that our ProLung Test may not obtain marketing approval in the US or another significant potential market, which would harm our long-term revenue potential.

Delays or rejection in obtaining marketing clearance may also be encountered based upon changes in applicable law or regulatory policy during the period of regulatory review. Even if marketing clearance is granted, such approval may include significant limitations on indicated uses for which the product could be marketed. Delays in obtaining regulatory approvals would harm our financial condition. A failure to obtain required clearances, particularly in the US, would significantly harm our long-term ability to continue as a going concern.

Even if we receive regulatory approval for the ProLung Test, we still may not be able to successfully commercialize it and the revenue that we generate from its sales, if any, may be limited.

The commercial success of the ProLung Test will depend on its acceptance by the medical community, including physicians, patients and health care payors. The degree of market acceptance of the ProLung Test will depend on a number of factors, including:

●	demonstration of clinical safety and efficacy;
●	relative convenience and ease of administration;
●	the prevalence and severity of any adverse effects;
●	the willingness of physicians to prescribe the ProLung Test and of the target patient population to try new medical devices;
●	the introduction of any new products that in the future may become available to compete with the ProLung Test;
●	pricing and cost-effectiveness;
●	the inclusion or omission of the ProLung Test in applicable treatment guidelines;
●	the effectiveness of our or any future collaborators’ sales and marketing strategies;
●	limitations or warnings contained in FDA-approved labeling;
●	our ability to obtain and maintain sufficient third-party coverage or reimbursement from government health care programs, including Medicare and Medicaid, private health insurers and other third-party payors; and
●	the willingness of patients to pay out-of-pocket in the absence of third-party coverage or reimbursement.

18

In addition, even if we obtain regulatory approvals, the timing or scope of any approvals may prohibit or reduce our ability to commercialize the ProLung Test successfully. For example, if the approval process takes too long, we may miss market opportunities and give other companies the ability to develop competing products or establish market dominance. Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the ProLung Test not commercially viable. For example, regulatory authorities may not approve the price we intend to charge or may grant approval contingent on costly post-marketing clinical trials. Moreover, product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following the initial marketing of the product. Any of the foregoing scenarios could materially harm the commercial success of the ProLung Test.

If we obtain FDA approval, we will be subject to Medical Device Reporting (“MDR”).

Under the FDA MDR regulations, medical device manufacturers are required to submit information to the FDA when they receive a report or become aware that a device has caused or may have caused or contributed to a death or serious injury or has or may have a malfunction that would likely cause or contribute to death or serious injury if the malfunction were to recur. All manufacturers placing medical devices on the market in the European Economic Area are legally bound to report any serious or potentially serious incidents involving devices they produce or sell to the regulatory agency, or other Competent Authority, in whose jurisdiction the incident occurred. Were this to happen to us, the relevant regulatory agency would file an initial report, and there would then be an additional inspection or assessment if there are particular issues.

Malfunction of our products could result in future voluntary corrective actions, such as recalls, including corrections, or customer notifications, or agency action, such as inspection or enforcement actions. If malfunctions do occur, we may be unable to correct the malfunctions adequately or prevent further malfunctions, in which case we may need to cease distribution of the affected products, initiate voluntary recalls, and redesign the products. Regulatory authorities may also take actions against us, such as ordering recalls, imposing fines, or seizing the affected products. Any corrective action, whether voluntary or involuntary, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

Existing and future US regulatory laws and cost-saving initiatives may harm our revenues and create additional expenses.

To the extent that we market the ProLung Test in the US, federal healthcare reform may adversely affect the results of our domestic operations. The Patient Protection and Affordable Care Act, or the Affordable Care Act, was enacted in March 2010. The Affordable Care Act reduces Medicare and Medicaid payments to hospitals, clinical laboratories, and pharmaceutical companies, and could otherwise reduce the volume of medical procedures. These factors, in turn, could result in reduced demand for our products and increased downward pricing pressure. While the Affordable Care Act is intended to expand health insurance coverage to uninsured persons in the US, the impact of any overall increase in access to healthcare on potential sales of the ProLung Test is uncertain at this time. Further, we cannot predict with any certainty what other impact the Affordable Care Act may have on our business.

Healthcare reform measures could hinder or prevent the commercial success of our products.

The pricing and reimbursement environment may change in the future and become more challenging as a result of any of one several possible regulatory developments, including policies advanced by the United States government, new healthcare legislation, repeal or reform of the Affordable Care Act, or fiscal challenges faced by government health administration authorities. The US government has shown significant interest in pursuing healthcare “reform” and reducing healthcare costs. For example, aggregate reductions to Medicare payments to providers of up to 2% per fiscal year were implemented starting in 2013. Any government-adopted reform measures that decrease the amount of reimbursement available from governmental and other third-party payers could potentially adversely affect our business.

19

We will be subject to healthcare fraud and abuse law regulations.

Our operations may be directly or indirectly affected by various broad federal, state or foreign healthcare fraud and abuse laws. In particular, the US federal Anti-Kickback Statute prohibits any person from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in return for or to induce the referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of an item or service, for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs. We are also subject to the US federal HIPAA statute, which created federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to health-care matters, and federal “sunshine” laws that require transparency regarding financial arrangements with healthcare providers, such as the reporting and disclosure requirements imposed by the Affordable Care Act on drug manufacturers regarding any “transfer of value” made or distributed to prescribers and other healthcare providers.

In addition, the US federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from the federal government. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim. Various states have also enacted laws modeled after the federal False Claims Act.

Many states and other countries have also adopted laws similar to each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers as well as laws that restrict our marketing activities with physicians, and require us to report consulting and other payments to physicians. Some states and other countries mandate implementation of commercial compliance programs to ensure compliance with these laws. We also are subject to foreign fraud and abuse laws, which vary by country.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us now or in the future, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from governmental healthcare programs, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results.

ProLung clinical study designs have not been reviewed by the FDA.

Our current clinical study was designed without input from the FDA. There can be no assurance that study design or size of the study will be sufficient for FDA approval. Even if our clinical studies produce favorable results, the FDA may refuse regulatory clearance and or require additional research causing delays in the launch and commercialization of the ProLung Test.

Risks Related to Our Intellectual Property

We may be unable to protect our intellectual property rights, which are important to the potential value of our products and company.

We have obtained patent protection, through ownership and licensing, for the ProLung Test in a limited number of jurisdictions, and there is no guarantee that such protection will be available for the ProLung Test in all jurisdictions, or, that once obtained, we would be able to enforce such rights. Disputes may arise between us and others as to the scope, validity and ownership rights of patents. Any defense of patents could prove to be costly and time consuming and we may not be in a position, or may deem it unadvisable, to carry on such a defense. In addition, the owner of patented technology that we license may fail to maintain underlying patents or may breach its obligations to us.

There can be no assurance that any patent applications that we or our licensors file will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. There can also be no assurance that any patents issued to us or that we license will not be infringed on or circumvented by others, or that others will not obtain patents that we would need to license or circumvent. Our patents may not contain claims that are sufficiently broad to prevent others from using our technologies or developing competing products. Competitors may be able to use technologies in competing products that perform substantially the same as our technologies but avoid infringing on our patent claims. Under these circumstances, our patents would be of little commercial value.

20

Additionally, there can be no assurance that patents, even after issuance, will be upheld by applicable courts. There can be no assurance that licenses, which might be required for our processes or products, would be available on reasonable terms, or that patents issued to others would not prevent us from developing and marketing its products. To the extent that we also rely on un-patented trade secrets, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology. Disclosure of our trade secrets would impair our competitive position and adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. Further, to the extent that our employees, consultants or contractors use trade secret technology or know-how owned by others in their work for us, disputes may arise as to the ownership of related inventions.

We rely on an exclusive license maintained by the licensor, and if the licensor does not adequately defend the license our business may be harmed.

We currently have one exclusive license to US patents. We rely on the licensor to maintain these patents and otherwise protect the intellectual property covered by this license. We have limited control over these activities or over any other intellectual property that may be related to our in-licensed intellectual property. For example, we cannot be certain that activities by the licensor have been or will be conducted in compliance with applicable laws and regulations. We may have no control or input over whether, and in what manner, our licensor may enforce or defend the patents against a third-party. The licensor may enforce or defend the patent less vigorously than if we had enforced or defended the patents ourselves. Further, the licensor may not necessarily seek enforcement in scenarios in which we would feel that enforcement was in our best interests. For example, the licensor may not enforce the patents against a competitor of ours who is not a direct competitor of the licensor. If our in-licensed intellectual property is found to be invalid or unenforceable, then the licensor may not be able to enforce the patents against a competitor of ours. If we fail to meet our obligations under the license agreement, then the licensor may terminate the license agreement. If the license agreement is terminated, the former licensor may seek to enforce the intellectual property against us. We may choose to terminate the license agreement, and doing so would allow a third party to seek and obtain an exclusive license to the patents. If a third party obtains an exclusive license to intellectual property formerly licensed to us, then the third party may seek to enforce the intellectual property against us.

We may incur significant costs and liability if we infringe, or are accused of infringing on, the intellectual property rights of others.

We may incur significant liability if we infringe the patents and other proprietary rights of third parties, including damages, inability to sell or license the ProLung Test without obtaining a license from the patent holder, which may not be available at commercially reasonable terms or at all, and we may have to redesign the ProLung Test so that it does not infringe on the third-party patent, which redesign may not be possible or could require substantial funds or time. Although no third party has asserted a claim of infringement against us, in the event that our technologies infringe or violate the patent or other proprietary rights of third parties, we may be prevented from pursuing product development, manufacturing or commercialization of any product that uses these technologies. There may be patents held by others of which we are unaware that contain claims that our product or operations infringe. In addition, given the complexities and uncertainties of patent laws, there may be patents of which we may ultimately be held to infringe, particularly if the claims of the patent are determined to be broader than we believe them to be. Even if we are ultimately successful in our defense of an infringement case, the costs of litigation would significantly harm our business.

Parts, components, and software incorporated in the ProLung System may become obsolete.

The ProLung System consists of both custom and off the shelf parts and software. As off the shelf components age they may become obsolete requiring ProLung to procure, test and validate replacement components, parts and software for the ProLung System.

21

Risks Related to Capital Stock

This prospectus contains projections and forward-looking statements that may not prove to be accurate.

This prospectus contains projections that are based on our assumptions and judgments as of the date of this prospectus concerning future events and are subject to significant uncertainties and contingencies, many of which are beyond our control. Our actual results may materially differ from the results we have projected. In addition, this prospectus contains forward-looking statements that involve known and unknown risks and uncertainties. All statements other than those of historical facts, including those regarding business strategy, plans and objectives of management, projected costs, and expected benefits are forward-looking statements. These forward-looking statements are based on information and expectations as of the date of this prospectus. Important factors that could cause our results to differ materially from expectations include those set forth in this “Risk Factors” section and elsewhere in this prospectus. We disclaim any obligation or intent to update these forward-looking statements.

Many of our directors have failed to file required reports with the SEC.

Section 16(a) of the Securities Exchange Act requires our officers, directors and persons who own more than 10% of our common stock to file reports concerning their ownership of common stock with the SEC and to furnish us copies of such reports. We believe that several of our directors have not filed all stock ownership and trading reports required by SEC rules. The failure of the officers and directors to file such reports could lead to legal action by the SEC or third parties against the directors and potentially against the Company. Any such legal actions would be disruptive, consume financial and personnel resources, and harm the reputation of the Company including its ability to continue to raise capital. This may inhibit the ability of the Company to execute its business plan and continue as a going concern.

Our inability to use a short form registration statement on Form S-3 may affect our short-term ability to access the capital markets.

The ability to conduct primary offerings under a registration statement on Form S-3 has benefits to issuers that are eligible to use this short form registration statement. Form S-3 permits an eligible issuer to incorporate by reference its past and future filings and reports made under the Exchange Act. In addition, Form S-3 enables eligible issuers to conduct primary offerings “off the shelf” under Rule 415 of the Securities Act. The shelf registration process under Form S-3, combined with the ability to incorporate information on a forward basis, allows issuers to avoid additional delays and interruptions in the offering process and to access the capital markets in a more expeditious and efficient manner than raising capital in a standard registered offering on Form S- 1. One of the requirements for Form S-3 eligibility is for an issuer to have timely filed its Exchange Act reports (including Form 10-Ks, Form 10-Qs and certain Form 8-Ks) for the 12-month period immediately preceding either the filing of the Form S-3 or a subsequent determination date. During 2017, we did not timely file our annual report on Form 10-K (although such information was filed on April 19, 2017), or our quarterly report for the period ending March 31, 2017 on Form 10-Q (although such information was filed on May 23, 2017. Therefore, we will not be able to use Form S-3 before June 1, 2018. We may experience delays in our ability to raise capital in the capital markets during the period that we are unable to use Form S-3. Any such delay may result in offering terms that may not be advantageous to us or may cause us not to obtain capital in a timely fashion to execute our business strategies.

If we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, investors’ views of us and, as a result, the value of our common stock.

As of December 31, 2016, our management concluded that there were material weaknesses in our internal control over financial reporting, as disclosed in our Annual Report on Form 10-K/A for the year ended December 31, 2016, as filed with the SEC on April 19, 2017. The material weaknesses related to the lack of effectively segregating certain accounting duties and did not maintain a sufficient number of adequately-trained personnel necessary to anticipate and identify risks critical to financial reporting. Due to these material weaknesses, management concluded that our internal control over financial reporting was not effective as of December 31, 2016. In addition, as of March 31, 2017, our management concluded that our disclosure controls and procedures were not effective, at a reasonable assurance level, to ensure that information we are required to disclose in the reports we file or submit under the Exchange Act is (a) recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and is (b) accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure, primarily as a result of the lack of segregation of duties.

22

Pursuant to Section 404 of the Sarbanes-Oxley Act, our management is required to report upon the effectiveness of our internal control over financial reporting. When and if we are a “large accelerated filer” or an “accelerated filer” and are no longer an “emerging growth company,” each as defined in the Exchange Act, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. However, for so long as we remain an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we need to upgrade our systems including information technology; implement additional financial and management controls, reporting systems, and procedures. We have recently retained as Chief Financial Officer Mr. Mark Anderson. Mr. Anderson has substantial experience with all aspects of financial reporting.

Historically, we have not had sufficient accounting and supervisory personnel with the appropriate level of technical accounting experience and training necessary or adequate formally documented accounting policies and procedures to support, effective internal controls. As we grow, we will hire additional personnel and engage in external temporary resources and may implement, document and modify policies and procedures to maintain effective internal controls. However, we may identify deficiencies and weaknesses or fail to remediate previously identified deficiencies in our internal controls. If material weaknesses or deficiencies in our internal controls exist and go undetected or unremediated, our financial statements could contain material misstatements that, when discovered in the future, could cause us to fail to meet our future reporting obligations and cause the price of our common stock to decline.

Our officers and directors have significant voting power and may take actions that may not be in the best interests of other stockholders.

Our executive officers and directors beneficially own approximately 17.2% of our outstanding common stock as of July 31, 2017. These executive officers and directors effectively control all matters requiring approval by the stockholders, including any determination with respect to the acquisition or disposition of assets, future issuances of securities, and the election of directors. This concentration of ownership may also delay, defer, or prevent a change in control and otherwise prevent stockholders, other than our affiliates, from influencing our direction and future.

No public market for our common stock currently exists, and a public market may not develop or be liquid enough for you to sell your shares quickly or at market price.

Prior to this offering, there has not been a public market for our common stock. If an active trading market for our common stock does not develop following this offering, you may not be able to sell your shares quickly or at the market price. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares of our common stock and may impair our ability to acquire other companies or technologies by using our common stock as consideration. The initial public offering price of our common stock will be determined by negotiations between us and representatives of the underwriters, and may not be indicative of the market prices of our common stock that will prevail in the trading market.

23

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could significantly reduce the value of our shares to a potential acquirer or delay or prevent changes in control or changes in our management without the consent of our board of directors. The provisions in our charter documents include the following:

●	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the prohibition on removal of directors without cause;

●	the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

●	the requirement that a special meeting of stockholders may be called only by the President of the Company or by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

In addition, these provisions would apply even if we were to receive an offer that some stockholders may consider beneficial.

We are also subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.

We will incur additional significant costs as a result of the listing of our common stock for trading on the NASDAQ Capital Market, and our management will be required to devote substantial additional time to new compliance initiatives as well as to compliance with ongoing United States reporting requirements.

Upon the successful completion of this offering and the listing of our common stock on the NASDAQ Capital Market, we will incur costs associated with corporate governance and other requirements under the rules and regulations of the NASDAQ Capital Market. We expect these rules and regulations to increase our legal and financial compliance costs, require stock exchange listing fees and shareholder reporting, and make some activities more time consuming and costly. Our management and other personnel will need to devote substantial time to these compliance requirements; in addition, the implementation of such compliance processes and systems may require us to hire outside consultants and incur other significant costs. Any future changes in the rules and regulations adopted by the NASDAQ Capital Market, for so long as they apply to us, will result in increased costs to us as we respond to such changes. These rules, and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees, if any, or as executive officers.

In addition, subsequent to being listed on the NASDAQ Capital Market, we may not be able to continue to meet the exchange’s minimum listing requirements or those of any other national exchange. If we are unable to maintain listing on the NASDAQ Capital Market, or if a liquid market for our common stock does not develop or is sustained, our common stock may remain thinly traded.

24

The listing rules of the NASDAQ Capital Market require listing issuers to comply with certain ongoing standards, including financial parameters and corporate governance requirements, in order to remain listed on its exchange. The financial parameters include maintaining a minimum number of holders of our securities, a minimum stock price and either a minimum amount in stockholders’ equity or a minimum market value of listed securities. If, for any reason, we should fail to maintain compliance with these listing standards and NASDAQ should delist our securities from trading on its exchange and we are unable to obtain listing on another national securities exchange, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our stockholders:

●	the liquidity of our common stock;
●	the market price of our common stock;
●	our ability to obtain financing for the continuation of our operations;
●	the number of institutional and general investors that will consider investing in our common stock;
●	the number of investors in general that will consider investing in our common stock;
●	the number of market makers in our common stock;
●	the availability of information concerning the trading prices and volume of our common stock; and
●	the number of broker-dealers willing to execute trades in shares of our common stock.

We are subject to various regulatory regimes, and may be adversely affected by inquiries, investigations and allegations that we have not complied with governing rules and laws.

In light of our status as a reporting company and the early stage of our business, we are subject to a variety of laws and regulatory regimes in addition to those applicable to all businesses generally. For example, we are subject to the reporting requirements applicable to US reporting issuers, such as the Sarbanes-Oxley Act of 2002, and certain state and provincial securities laws. In addition, because we are in an early stage of development and intend on issuing securities to raise capital and use acquisitions for growth, our actions will be governed by state and federal securities laws and laws governing the issuance of securities, which are complex. In connection with such laws, we may be subject to periodic audits, inquiries, and investigations. Any such audits, inquiries and investigations may divert considerable financial and human resources and adversely affect the execution of our business plan.

Through such audits, inquiries, and investigations, we, or a regulator may determine that we are out of compliance with one or more governing rules or laws. Remedying such non-compliance diverts additional financial and human resources. In addition, in the future, we may be subject to a formal charge or determination that we have materially violated a governing law, rule or regulation. We may also be subject to lawsuits as a result of alleged violation of the securities laws or governing corporate laws. Any charge or allegation, and particularly any determination, that we had materially violated a governing law would harm our ability to enter into business relationships, recruit qualified officers and employees and raise capital.

If a market develops for our common stock, we expect the market price to be volatile.

The market prices of securities of smaller companies tend to be highly volatile. If a market develops for our common stock, of which there can be no assurance, our stock price may change dramatically as the result of announcements of our quarterly results, the rate of our expansion, significant litigation or other factors or events that would be expected to affect our business or financial condition, results of operations and other factors specific to our business and future prospects. In addition, the market price for our common stock may be affected by various factors not directly related to our business, including the following:

●	intentional manipulation of our stock price by existing or future stockholders;

●	short selling of our common stock or related derivative securities;

25

●	a single acquisition or disposition, or several related acquisitions or dispositions, of a large number of our shares of common stock;

●	the interest, or lack of interest, of the market in our business sector;

●	the adoption of governmental regulations and similar developments in the US or abroad that may affect our ability to offer our products and services or affect our cost structure; and

●	economic and other external market factors, such as a general decline in market prices due to poor economic indicators or investor distrust.

We have never paid, and do not intend to pay in the future, dividends on our common stock.

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. It is unlikely that investors will derive any current income from ownership of our stock. This means that the potential for economic gain from ownership of our stock depends on appreciation of our stock price and will only be realized by a sale of the stock at a price higher than the purchase price.

Risks Related to this Offering

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.

We currently intend to use the net proceeds of this offering for the regulatory approval process, marketing, working capital and general corporate purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.

Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If additional capital is raised through the sale of equity or convertible debt securities, or perceptions that those sales could occur, the issuance of these securities could result in further dilution to investors purchasing our common stock in this offering or result in downward pressure on the price of our common stock, and our ability to raise capital in the future.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of our common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of our common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (Securities Act).

26

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should” and “would,” as well as similar expressions, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward looking. The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties, or assumptions, many of which are beyond our control that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Important factors that could cause these differences include the following:

●	we are a development stage company with limited revenue and no assurance of earning significant revenue over the long term;

●	even with the net proceeds of this offering and cash on hand, our future success may be dependent upon additional financings to fund our operations, particularly if we obtain approval from the FDA to market our ProLung Test, and we may be unable to continue as a going concern;

●	our clinical studies may produce unfavorable results which could prevent or delay ProLung from obtaining FDA and other regulatory approvals;

●	we must obtain regulatory approval in the US and other non-European Union markets to be able to commence marketing and sales in those markets;

●	if we obtain FDA approval, we will be subject to Medical Device Reporting, or MDR, requirements, which may lead to inquiries, injunctions or liabilities;

●	we offer and sell a single testing product. The ability to add to the product suite is subject to the availability of additional funds and certain factors not in the control of the Company such as government policy;

●	we may eventually want to expand the ProLung Test to other cancer targets. ProLung does not have clinical data suggesting that the ProLung Test is effective in other cancers and the ProLung Test may not be effective in other cancers;

●	we are a small company and may be unable to compete with competitive technologies;

●	we may be unable to protect our intellectual property rights, which are important to the potential value of our products and company;

●	we may incur significant costs and liability if we infringe, or are accused of infringing on, the intellectual property rights of others;

●	although we are capable of internally manufacturing to meet foreseeable demand, we may at some time be dependent upon contract manufacturers to safely and timely manufacture our products;

●	ProLung clinical study designs have not been reviewed by the FDA;

●	ProLung tests may produce false positive and false negative results; and

●	other factors discussed under the headings, “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

27

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $[___] million or approximately $          million if the underwriters exercise their overallotment option in full, based upon an assumed initial public offering price of $         per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) and after deducting the underwriting discounts and commissions and estimating offering expenses payable by us.

A $[__] increase or decrease in the assumed public offering price of $[___] per share of our common stock (the midpoint of the range set forth on the cover page of this prospectus) would increase or decrease the expected net cash proceeds of the offering to us by approximately $[____]. An increase or decrease of [_____] in the assumed number of shares sold in this offering would increase or decrease the expected net cash proceeds of the offering to us by approximately $[_____], assuming the public offering price of $[__] per share (the midpoint of the range set forth on the cover page of this prospectus). We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

We currently intend to use the net proceeds of this offering for the regulatory approval process, marketing, working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we are not currently planning or negotiating any such transactions. Pending these uses, we intend to invest our net proceeds from this offering primarily in investment grade, interest-bearing instruments. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering. Accordingly, we will retain broad discretion over the use of these proceeds.

We estimate that the net proceeds from this offering will allow us to pursue our planned activities through June 2019. The expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures depend on numerous factors, including the success of our product development activities and acceptance of our product by key opinion leaders, hospitals, long-term care facilities and other healthcare providers.

Depending on the outcome of these factors, our plans and priorities may change, and we may be required to apply the net proceeds of this offering differently than we currently anticipate, and it may be necessary to allocate more or less of the net proceeds to the categories described above. We do not expect that we will decrease our estimated allocations to selling and marketing or research and development activities to fund potential acquisitions or for general and administrative expenses if doing so would have an adverse effect on the financial resources we believe will be necessary for us to pursue our business goals.

28

CAPITALIZATION

The following table sets forth our cash, cash equivalents, and marketable securities, and capitalization as of March 31, 2017:

●	on an actual basis;

●	on an as adjusted basis to reflect the sale by us of [_____] shares of our common stock assuming a public offering price of $[___] per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering costs payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2017
	Actual	As adjusted

Common stock, $0.001 par value; 120,000,000 shares authorized; 28,248,783 shares and[_________] shares issued and outstanding, respectively	28,249
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding	-
Additional paid-in capital	17,435,176
Accumulated deficit	(17,047,813)
Total stockholders’ equity (deficit)	415,612
Total capitalization and indebtedness	$415,612

[_________________________________________________]

A $[__] increase or decrease in the assumed public offering price of $[___] per share of our common stock (the midpoint of the range set forth on the cover page of this prospectus) would increase or decrease the expected net cash proceeds of the offering, the additional paid in capital, total stockholders’ equity and total capitalization on a pro forma as adjusted basis by approximately $[____]. An increase or decrease of [_____] in the assumed number of shares sold in this offering would increase or decrease the expected net cash proceeds of the offering the additional paid in capital, total stockholders’ equity and total capitalization on a pro forma as adjusted basis by approximately $[_____], assuming the public offering price of $[__] per share (the midpoint of the range set forth on the cover page of this prospectus).

The number of shares of our common stock to be outstanding after this offering as shown above is based on 30,704,356 shares outstanding as of July 31, 2017 and excludes as of that date:

●	9,634,608 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.12 per share;

●	1,609,240 shares of our common stock issuable upon the conversion of outstanding notes at a conversion price of $0.75 per share; and

●	4,000,000 shares of our common stock reserved for future issuance under our Incentive Plan, as well as any future increases in the number of shares of common stock reserved for issuance under our Incentive Plan as more fully described in the section titled “Equity Incentive Plan.”

29

DIVIDEND POLICY

We have not paid any dividends on our common stock to date and do not anticipate that we will pay dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the board of directors may think are relevant. However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

30

DILUTION

If you purchase securities in this offering, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. The net tangible book value of our common stock on March 31, 2017 was $252,264, or $0.01 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our common stock outstanding.

After giving effect to the assumed sale by us of [____] shares of our common stock in this offering at an assumed public offering price of $[___] per share of common stock (the midpoint of the range set forth on the cover page of this prospectus), and after deducting the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2017 would have been $[____], or $[__] per share of common stock. This represents no change in net tangible book value per share to existing stockholders and an immediate dilution of $[____] per share to new investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$	[__]
Net tangible book value per share as of March 31, 2017	$0.01
Increase per share attributable to new investors in this offering	[__]
As adjusted net tangible book value per share as of March 31, 2017 after giving effect to this offering			[__]
Dilution per share to investors participating in this offering		$	[__]

A $[__] increase or decrease in the assumed public offering price of $[__] per share (the midpoint of the range set forth on the cover page of this prospectus) would increase or decrease our as adjusted net tangible book value after this offering by $[____], or $[__] per share, and the dilution per share to new investors by $[__] per share, assuming that the number of shares of common stock, as set forth above, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

We may also increase or decrease the number of shares of common stock we are offering from the assumed number of shares of common stock set forth above. An increase or decrease of [__] shares sold in this offering would increase or decrease our as adjusted net tangible book value after this offering by $[___], or $[__] per share, and the dilution per share to new investors by $[__] per share, assuming that the public offering price of $[__] per share (the midpoint of the range set forth on the cover page of this prospectus) remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

The information discussed above is illustrative only and will adjust based on the actual public offering price and the actual number of shares that we offer in this offering, and other terms of this offering determined at pricing.

The discussion and table above assumes that there is no exercise of the underwriters’ option to purchase up to an additional [__] shares of common stock. The discussion and table above do not take into account further dilution to new investors that could occur upon the conversion of outstanding warrants and notes having a per share exercise price less than the public offering price per share in this offering.

The number of shares of our common stock to be outstanding after this offering as shown above is based on 30,704,356 shares outstanding as of July 31, 2017 and excludes as of that date:

●	9,634,608 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.12 per share;

●	1,609,240 shares of our common stock issuable upon the conversion of outstanding notes at a conversion price of $0.75 per share; and

●	4,000,000 shares of our common stock reserved for future issuance under our Incentive Plan, as well as any future increases in the number of shares of common stock reserved for issuance under our Incentive Plan as more fully described in the section titled “Equity Incentive Plan.”

31

SELECTED FINANCIAL DATA

You should read the selected financial data presented below in conjunction with the information included under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included elsewhere in this prospectus. The selected consolidated financial data presented below under the heading “Statements of Operations Data” for the years ended December 31, 2015 and 2016 and the selected consolidated financial data presented below under the heading “Balance Sheet Data” as of December 31, 2015 and 2016 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our selected consolidated statements of operations data for the three months ended March 31, 2016 and 2017 and our selected consolidated balance sheet data as of March 31, 2017 have been derived from our unaudited interim consolidated financial statements which are included elsewhere in this prospectus. Our selected consolidated balance sheet data as of March 31, 2016 has been derived from our unaudited interim consolidated financial statements filed in our form 10-Q filed on May 16, 2016. Our unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of our consolidated financial condition as of such dates and our results of operations for such periods. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period and our interim results are not necessarily indicative of results for a full year.

Statements of Operations Data:

	Three Months Ended March 31, (unaudited)		Years Ended December 31, (audited)
	2017	2016	2016	2015
Revenues:
Revenue	$-	$-	$8,800	$19,450

Total revenue	-	-	8,800	19,450

Cost of revenue	-	10,193	10,193	15,563

Gross margin	-	(10,193)	(1,393)	3,887

Operating expenses:
Research and development expense	431,824	304,302	1,219,189	1,250,723
Selling, general and administrative expense	480,452	421,884	1,288,960	1,257,557
Total operating expenses	912,276	726,186	2,508,149	2,508,280

Loss from operations	(912,276)	(736,379)	(2,509,542)	(2,504,393)

Other expense:
Interest expense	(49,904)	(71,721)	(265,914)	(271,984)
Foreign currency exchange loss, net	-	-	-	(24,093)
Total other expense	(49,904)	(71,721)	(265,914)	(296,077)

Net loss	$(962,180)	$(808,100)	$(2,775,456)	$(2,800,470)

Basic and diluted loss per share	(0.04)	(0.04)	$(0.12)	$(0.14)

Weighted-average common shares outstanding, basic and diluted	25,406,900	21,506,956	22,739,569	20,344,262

32

Balance Sheet Data:

	March 31, (unaudited)		December 31, (audited)
	2017	2016	2016	2015
Assets
Current Assets
Cash	$1,549,023	$203,799	$28,922	$451,526
Accounts receivable, net of allowance for doubtful accounts of $0 and $194,467, respectively	-	-	-	-
Inventory	-	35,174	-	35,174
Prepaid expenses	16,561	25,786	8,831	30,520
Total Current Assets	1,565,584	264,759	37,753	517,220

Inventory, noncurrent	309,600	254,445	291,559	206,722
Property and equipment, net of accumulated depreciation	85,496	100,635	82,917	106,541
Intangible assets, net of accumulated amortization	163,348	175,300	165,738	175,300

Total Assets	$2,124,028	$795,139	$577,967	$1,005,783

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$143,428	$99,235	$358,477	$97,849
Accrued liabilities	168,668	173,304	264,698	138,683
Related-party notes payable	-	-	105,000	25,000
Current portion of long-term debt	-	189,389	32,000	189,389
Total Current Liabilities	312,096	461,928	760,175	450,921

Long-Term Liabilities
Long-term debt, net of current portion	1,396,320	3,044,431	2,653,370	3,206,931
Total Long-Term Liabilities	1,396,320	3,044,431	2,653,370	3,206,931

Total Liabilities	1,708,416	3,506,359	3,413,545	3,657,852

Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-	-	-
Common stock, $0.001 par value; 120,000,000 shares authorized; 24,006,515 shares, 21,525,126 shares, 28,248,783 shares and 22,172,907 shares issued and outstanding, respectively	28,249	22,173	24,007	21,525
Additional paid-in capital	17,435,176	11,384,884	13,226,048	10,636,583
Accumulated deficit	(17,047,813)	(14,118,277)	(16,085,633)	(13,310,177)
Total Stockholders’ Equity (Deficit)	415,612	(2,711,220)	(2,835,578)	(2,652,069)

Total Liabilities and Stockholders Equity (Deficit)	$2,124,028	$795,139	$577,967	$1,005,783

33

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our plan of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Certain statements in this prospectus constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; receipt or denial of marketing approval from the FDA and similar agencies; receipt or denial of reimbursement from government agencies and insurance companies; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words “believe,” “expect,” “anticipate,” “intend” and “plan” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Overview

We are a medical technology company specializing in predictive analytic, early stage lung cancer risk testing, which we refer to as the “ProLung Test.” Our noninvasive, painless and radiation-free ProLung Test was developed to immediately assess the risk of malignancy in lung nodules found in the chest by a Computed Tomography (“CT”) scan, which is currently the primary method used for the early detection of lung cancer. As lung cancer is the leading cause of cancer death, early detection makes a substantial improvement in survival in a large population group. Timely identification of malignancy is essential for patients and their families. Currently, patients wait from three months to three and one-half years to have the risk of malignancy assessed through periodic CT scan surveillance. Until malignancy is determined to be likely, invasive biopsy and treatment are significantly delayed. Current statistics reflect a 17% survival rate at five years for those diagnosed with lung cancer.

We believe the ProLung Test, in conjunction with the discovery of a nodule by CT scan, provides a more rapid assessment of the risk of malignancy, which must be determined prior to biopsy. Since a lung biopsy is invasive and may require life threatening thoracic surgery, physicians, patients, and insurance companies typically delay biopsy and therapy until the risk of malignancy outweighs the risk of further diagnostic procedures. For these patients, the delay reduces the treatment opportunity window and may cause sustained emotional trauma.

Critical Accounting Policies and Estimates

Our accounting policies are more fully described in Note 1 of the consolidated financial statements.

Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. The allowance for doubtful accounts is particularly susceptible to change in the near term.

Revenue Recognition – Revenue is recognized by us when a binding sales or service agreement exists between the parties, services have been rendered, the price for the services is fixed or determinable, collection is reasonably assured, and we have no significant obligations remaining with respect to the arrangement.

34

Trade Receivables and Credit Policies – Accounts receivable are recorded at the invoiced amount, with foreign currencies reflected in US dollars (based on the exchange rate on the date of sale and adjusted to current exchange rates at the end of each reporting period), and do not bear interest. We use an allowance for doubtful accounts to reflect our best estimate of the amount of probable credit losses in accounts receivable. Account balances will be charged off against the allowance when the account receivable is considered uncollectible. The allowance for doubtful accounts is an estimate that is particularly susceptible to change in the near term.

Inventory – Inventory is valued at the lower of cost or market value, with cost determined based on the first-in-first-out method. Management evaluates inventory for obsolescence based on expectations about future demand and marketability of products, and if necessary, reduces inventory to the lower of cost or market through the use of on inventory valuation account for obsolescence. The estimated cost of inventory not expected to be converted to cash within one year is reflected as “Inventory, noncurrent” in the consolidated balance sheet.

Long-lived Assets – Long-lived assets, including property and equipment, and intangible assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. When such events occur, we compare the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of the long-lived asset or asset group. If this comparison indicates that there is an impairment, the amount of the impairment is calculated based on fair value.

Stock-based Compensation – We measure the cost of employee and consulting services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The awards issued are valued using a fair value-based measurement method. The resulting cost is recognized over the period during which an employee or consultant is required to provide services in exchange for the award, usually the vesting period.

Emerging Growth Company – We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

Results of Operations

The following discussion is included to describe our consolidated financial position and results of operations. The consolidated financial statements and notes thereto contain detailed information that should be referred to in conjunction with this discussion.

Three Months Ended March 31, 2017 compared to Three Months Ended March 31, 2016

Revenues and Cost of Revenue.

During the three months ended March 31, 2017 and March 31, 2016, we had no revenues. For the three months ended March 31, 2017, there was no cost of revenues. For the three months ended March 31, 2016, packaging valued at $10,193 was written off due to our new branding efforts and was reported as cost of revenues in the accompanying consolidated statement of operations.

Operating Expenses.

Total operating expenses for selling, general, and administrative expense and for research and development expense for the three months ended March 31, 2017 were $912,276 compared to the total operating expenses for the three months ended March 31, 2016 of $726,186, representing an increase of 26%, or $186,090. The increase was due to an increase of $86,743 in personnel related expenses, $65,175 in consulting fees, and $60,878 in travel expenses related to the ongoing clinical trials and our preparation for a commercial launch of the ProLung Test in the United States upon FDA approval. These costs were partially offset by a decrease in supplies of $15,513 and other operating expenses of $11,193.

35

Other Expense.

Other expense for the three months ended March 31, 2017 was $49,904 as compared to $71,721 for the three months ended March 31, 2016, representing a decrease of 30%, or $21,817. This was mostly due to the decrease in interest expense associated with several Convertible Debentures that were converted during the three months ended March 31, 2017.

Fiscal Year Ended December 31, 2016 compared to Fiscal Year Ended December 31, 2015

Revenue and Cost of Revenue.

During the year ended December 31, 2016, we sold 40 ProLung Test Kits in Europe for $8,800 as part of our initial testing. Additionally, during the year ended December 31, 2016, packaging valued at $10,193 was written off due to our new branding efforts and was reported as cost of revenues in the accompanying consolidated statement of operations.

During the year ended December 31, 2015, we sold two ProLung Systems units to our licensee in China for $10,450 pursuant to the pricing provisions of our license and recognized $7,763 in cost of sales related to the sale. Cost of sales includes the cost of direct materials and labor for the assembly of the units, other indirect costs related to the purchase and assembly of inventory, plus the accrual of royalties under our technology license agreement. Additionally, during the year ended December 31, 2015, we provided certain services to our licensee in China and recognized revenue in the amount of $9,000. We incurred costs related to these services in the amount of $7,800.

Under the agreement with our licensee for China, we will be entitled to additional payments if the licensee achieves certain cumulative revenues and an annual royalty based on net sales.

Operating Expenses.

Total selling, general and administrative, and research and development expenses for the year ended December 31, 2016 were $2,508,149 as compared to $2,508,280 the prior year ended December 31, 2015, a decrease of 0%, or $131. Operating expenses were mostly unchanged year over year due to the relatively fixed nature of our expenses as we have not launched our marketing efforts or begun selling in the US which we cannot do until we receive approval from the FDA.

Other Expense.

Other expense was comprised mostly of interest expense. Other expense was $265,914 and $296,077 for the years ended December 31, 2016 and December 31, 2015, respectively.

Liquidity and Capital Resources

The following is a summary of our key liquidity measures at December 31, 2016 and 2015 and at March 31, 2017 and 2016:

	March 31,		December 31,
	2017	2016	2016	2015

Cash	$1,549,023	$203,799	$28,922	$451,526
Current assets	1,565,584	264,759	$37,753	$517,220
Current liabilities	(312,096)	(461,928)	(760,175)	(450,921)
Working capital (deficit)	$1,253,488	$(197,169	$(722,422)	$66,299

36

We need additional capital to continue our operations. Subsequent to March 31, 2017, we completed a financing in which we have raised additional net proceeds of approximately $2.9 million. We expect the proceeds of such financing and the net proceeds of this offering to be sufficient to satisfy our capital requirements at least through June 2019. If we obtain FDA clearance to market the ProLung Test in the US, we expect that our need for capital will expand. We estimate the cash outflows necessary for the marketing launch, including the ramp up to deploy sales and distribution, to be approximately $8 million over an 18 to 24 month period following FDA approval. With positive results from the FDA, and raising additional capital, the Company may accelerate its marketing expenditures to reach a larger market. We expect that in order to raise such capital we will be required to issue equity securities, debt securities and rights to acquire equity securities. We have no existing commitment to provide capital, and given our early stage of development, we may be unable to raise sufficient capital when needed and, in any case, will likely be required to pay a high price for capital.

Our future capital requirements and adequacy of available funds will depend on many factors including:

●	our ability to obtain regulatory approval in markets outside of Europe;
●	our ability to successfully commercialize our ProLung Test, ProLung System, and related products and the market acceptance of these products;
●	the timing of our orders, if any, and the pricing and payment terms of those orders;
●	reimbursement for our ProLung Test by Medicaid, Medicare and private third party payors;
●	our ability to establish and maintain collaborative arrangements with distributors for the development and commercialization of certain product opportunities;
●	the cost of manufacturing and production scale-up;
●	our financial results;
●	the cost and availability of capital generally; and
●	the occurrence of unexpected adverse expenses or events.

Notes Payable

Since our inception, the principal source of our financing has come from the issuance of equity securities and from debt financing. As of March 31, 2017, our outstanding debt financing includes the following notes payable.

Related-Party Note payable

During the year ended December 31, 2016, we issued notes to related parties for $210,000. During 2016, $105,000 of these notes were paid back along with interest of $3,089.

During the three months ended March 31, 2017, the remaining $105,000 of principal was repaid along with interest and fees of $5,000. $60,000 of this principal, which is comprised of principal and interest, was settled in common stock and $50,000 was settled in cash.

Note Payable to a Relative of an Executive Officer

At December 31, 2016 and 2015, we were obligated under the terms of a master note to a relative of our CEO, Steven Eror, in the amount of $189,389. The note was secured by all of our assets, accrued interest at 15% per annum, and required the board of directors to retain the current management as long as the note was outstanding. In April 2017, this note and accrued interest was repaid in full as follows: The conversion of $100,000 of principal for 66,667 shares of common stock as well as 66,667 warrants to purchase shares of common stock at an exercise price of $1.50, which warrants are exercisable for three years from the date of issuance and the payment of cash for the remaining principal of $89,389 and accrued interest of $39,071.

37

Convertible Debentures

In February 2015, we commenced an offering of convertible debentures in an aggregate amount of up to $2,000,000. $2,000,000 of principal amount of convertible debentures were issued in April 2015, were unsecured, and accrued interest at the rate of 8% per annum commencing on the issuance date. Principal and accrued interest were due on the maturity date, which was May 1, 2018. Interest accruing from the date of issuance to the conversion date was due on the maturity date.

Through March 31, 2017, convertible debentures with a principal balance of $1,734,500 and $217,955 of accrued interest were settled through the issuance of 3,003,778 shares of common stock. The remaining $265,500 of principal and accrued interest of $41,607 was settled in cash. No amounts remain outstanding under the convertible debentures.

As further described in Note 7 to the audited consolidated financial statements, the Company entered into a Placement Agent Agreement, effective December 28, 2015, that provides for compensation to a placement agent in connection with an offering of common stock. Upon the conversion of the convertible debentures, we shall issue the placement agent, warrants to acquire shares of our common stock at an exercise price of $0.65 per share. On a quarterly basis, the placement agent will be issued a warrant to purchase one share of common stock for each $0.81 of the principal amount of the convertible debentures converted into common stock during the quarter, with the maximum number of shares issuable under the placement agreement limited to 2,646,400 shares of our common stock. The term of the warrants shall be for a period of 36 months from the date of issuance. A total of 2,646,400 warrants have currently been issued under this agreement.

Convertible Notes Payable

On November 6, 2015, we issued two convertible promissory notes in the aggregate principal amount of $1,206,931 to two investment entities controlled by a single family. In the same transaction, the investment entities purchased an aggregate of 66,666 shares of common stock for a purchase price of $50,000, or $0.75 per share. The convertible notes are unsecured and accrue interest at the rate of 8% per annum with interest payable on the last day of each calendar quarter. The principal amount under the convertible notes is due on the five-year anniversary of the issue date. The convertible notes are convertible at any time prior to maturity at the option of the holders at a conversion rate of $0.75 per share. If the Company’s common stock commences trading and closes at a price of $3.50 per share for five consecutive trading days, the principal amount under the convertible notes automatically converts into common stock at the rate of $0.75 per share. Proceeds from the convertible notes were to be used for the purpose of retirement of long-term debt.

As of March 31, 2017 the balance of the convertible notes was $1,206,931.

Other Notes Payable

On December 18, 2015, we entered into a Patent Assignment Agreement for the acquisition of certain patent application rights. Prior to the execution of the Patent Assignment Agreement, a member of our board of directors advanced $50,000 on our behalf to the seller under the Patent Assignment Agreement. The advance did not bear interest, was unsecured, and did not offer conversion terms at any time. We repaid $25,000 of the advance in December 2015 and the remaining $25,000 was repaid in January 2016.

38

Cash provided by (used in) operating, investing and financing activities

Cash provided by (used in) operating, investing and financing activities for the three months ended March 31, 2017 and 2016 and the fiscal years ended December 31, 2016 and 2015 is as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2017	2016	2016	2015

Operating activities	$(1,105,942)	$(686,177)	$(2,033,335)	$(2,556,342)
Investing activities	(8,908)	-	-	(164,489)
Financing activities	2,634,951	438,450	1,610,731	3,168,313

Net increase (decrease) in cash	$1,520,101	$(247,727)	$(422,604)	$447,482

Operating Activities

For the three months ended March 31, 2017, the differences between our net loss and net cash used in operating activities were due to net non-cash charges totaling $98,200 included in our net loss for stock-based compensation and depreciation and amortization.

For the three months ended March 31, 2016, the differences between our net loss and net cash used in operating activities were due to net non-cash charges totaling $126,528 included in our net loss for stock-based compensation, depreciation and amortization, and loss on inventory obsolescence due to rebranding efforts.

For the year ended December 31, 2016, the differences between our net loss and net cash used in operating activities were due to net non-cash charges totaling $323,118 included in our net loss for stock-based compensation, depreciation and amortization, and write-down of inventory for packaging.

For the year ended December 31, 2015, the differences between our net loss and net cash used in operating activities were due to net non-cash charges totaling $506,693 included in our net loss for stock-based compensation, depreciation and amortization, provision for doubtful accounts, and impairment loss.

Investing Activities

During the three months ended March 31, 2017, we purchased fixed assets for the office and production facilities of $8,908. During the three months ended March 31, 2016, we had no activities classified as investing activities.

We had no investing activities during the year ended December 31, 2016 and used $164,489 of cash during the year ended December 31, 2015 for the purchase of property and equipment, and intangible assets.

Financing Activities

During the three months ended March 31, 2017, cash flows from financing activities totaled $2,634,951. These cash flows were related to proceeds of $2,982,451, net of offering costs, received from the issuance of shares of our common stock. This was partially offset by payments totaling $265,500, $50,000, and $32,000 applied to debenture, third-party, and related-party debts respectively.

During the three months ended March 31, 2016, cash flows from financing activities totaled $438,450, related to proceeds of $463,450 from the issuance of shares of common stock, proceeds of $30,000 from related party debt offset by repayments of $55,000 of principal on related party debt.

During the year ended December 31, 2016, cash flows from financing activities totaled $1,610,731, related to proceeds of 1) $1,498,731 from the issuance of equity units consisting of, one share of common stock and one warrant to purchase stock at a price of $1.50, per unit, 2) $32,000 from the issuance of notes payable, 3) $210,000 from the issuance of related-party debt, and 4) less $130,000 of repayments of related-party notes payable.

During the year ended December 31, 2015, cash flows from financing activities totaled $3,168,313, related to proceeds of 1) $1,073,460 from the issuance of common stock, 2) $2,000,000 from the issuance of convertible debentures, 3) $1,206,931 from the issuance of two convertible notes payable, and 4) an advance of $50,000 from a member of the board of directors less $1,162,078 of repayments of notes payable and the $50,000 advance.

39

BUSINESS

Overview

We are a medical technology company specializing in predictive analytic, early stage lung cancer risk testing, which we refer to as the “ProLung Test.” Our noninvasive, painless and radiation-free ProLung Test was developed to immediately assess the risk of malignancy in lung nodules found in the chest by a CT scan, which is currently the primary method used for the early detection of lung cancer. As lung cancer is the leading cause of cancer death, early detection makes a substantial improvement in survival in a large population group. Timely identification of malignancy is essential for patients and their families. Currently, patients wait from three months to three and one-half years to have the risk of malignancy assessed through periodic CT scan surveillance. Until malignancy is determined to be likely, invasive biopsy and treatment are significantly delayed. Current statistics reflect a 17% survival rate at five years for those diagnosed with lung cancer.

We believe the ProLung Test, in conjunction with the discovery of a nodule by CT scan, provides a more rapid assessment of the risk of malignancy, which must be determined prior to biopsy. Since a lung biopsy is invasive and may require life threatening thoracic surgery, physicians, patients, and insurance companies typically delay biopsy and therapy until the risk of malignancy outweighs the risk of further diagnostic procedures. For these patients, the delay reduces the treatment opportunity window and may cause sustained emotional trauma.

The ProLung Test enables the practitioner to promptly assess the risk of malignancy in patients with lung nodules. The ProLung Test utilizes mass averaging bioconductive technology which is similar to other bioconductive technologies utilized frequently in health care. Mass averaging bioconductive technology involves a scanning process that measures significant differences in electrical conductance between cancerous and benign tissue. We plan to introduce the ProLung Test to the market as a standard predictive analytic test, without the need for transmission of a physical sample or specimen to a lab for analysis.

The ProLung Test acquires bioconductance measurement data by means of a patented probe and disposable diaphoretic electrodes placed on the patient’s back and arms. The ProLung Test registers and evaluates measurement data derived from 62 pathways through the chest and is processed by a patented predictive analytic algorithm. The results are summarized in a report that can be used by the physician, in concert with other risk factors such as nodule size, family history, smoking history and gender, to evaluate patients with nodules. The ProLung Test requires minimal preparation and can be completed in fewer than 30 minutes. Most importantly, it guides the physician decision making without the time consuming, expensive and watchful waiting period. We believe the ProLung Test provides considerable cost savings when compared with periodic CT imaging studies, repeated follow-up and potentially unnecessary surgery.

ProLung licensed and developed the intellectual property and established the clinical research plan for the ProLung Test. Beginning in 2005, we embarked on clinical research which revealed the potential of our technology. In 2011, our research demonstrated the utility of the ProLung Test in lung cancer patients. To date, more than 545 patients have been tested using the ProLung Test in major cancer centers such as Stanford, UCLA, Loyola, MD Anderson and Huntsman, among others.

In the US, the push for early detection was greatly accelerated in 2013. Recognizing the dismal rate of lung cancer survival in the US, and the potential value of early detection, Federal guidelines were established for CT screening. The regulations provided for CT screening for lung cancer in asymptomatic adults aged 55 to 80 who have a 30 pack-year history of smoking and who currently smoke, or have quit smoking in the past 15 years. This demographic group addresses a substantial portion of individuals of high risk of lung cancer. The US health care industry has generally recognized the need for technologies that will provide for earlier detection of cancers at a lower cost. Genetic biomarkers, protein panels, and breath analysis, among others, are in various stages of development. To our knowledge, the ProLung Test is the first bioconductive technology that has been developed for the risk stratification of lung cancer. In February 2015, the US Center for Medicare and Medicaid Services announced its coverage of lung cancer screening by CT. This newly reimbursed screening procedure increased the number of individuals with suspicious lung nodules who may be candidates for the ProLung Test.

40

With the arrival of lung cancer screening recommendations, the large US market and government-backed reimbursement represent near term opportunities to accelerate diagnosis and treatment of lung cancer while reducing invasive biopsies and costs. We made US approval and recognition of the ProLung Test our major priority, targeting lung cancer risk stratification and reducing time to treatment. We intend to seek government-backed reimbursement after FDA approval. We believe the ProLung Test can be offered at a fraction of the cost of current standard of care which is repeat periodic imaging studies.

In May 2013, we achieved an important validation of our ProLung Test by receiving the “CE” mark in Europe. This certification verifies that the ProLung Test meets the regulatory requirements for the marketing and sale of the ProLung Test in the European Economic Area and European Free Trade Association Countries representing 510 million individuals and 31 member states. Our European clinical research includes testing more than 154 patients in Italy, Switzerland and Germany. We intend to seek European reimbursement approval and accelerate our marketing in Europe following receipt of US Food and Drug Administration, (“FDA”) market approval. We believe CT screening is likely to be implemented in Europe following the completion of several lung cancer screening trials already underway.

In early 2015, we submitted an application for marketing approval under Section 510(k) from the FDA. In February 2015, we received a “substantive review” from the FDA requesting additional information, regarding the risk classification of the test, the study design and study analysis. We held various meetings with the FDA and agreed to complete and include an additional clinical study which was already underway. Before the FDA can grant approval of our 510(k) or de novo application, we must resubmit the application with positive results of the requested study and resolve any remaining issues previously identified by the FDA as well as address possible issues that may be identified in the future. We are in the process of preparing the necessary information requested by the FDA.

We have developed the quality management system as well as supply chain and the ability to fully manufacture the entire ProLung System in our own Salt Lake City facility. We have received ISO 13485 and other approvals, and made certain refinements to the intellectual property that will further our capabilities, especially the development of the underlying predictive analytic algorithm and refinements to various software and physical components. Over the last five years, we have expanded our intellectual property portfolio, completed the development of the ProLung Test and manufacturing of the ProLung System and embarked upon clinical trials to provide validation to the medical community. The current clinical trial has 350 enrolled patients at 13 cancer and medical centers across the US. We are also enrolling up to 70 additional patients to replace those lost to follow-up or non-evaluable, as provided in the study protocol. When complete, data from our trial will be submitted to the FDA for the 510(K) or de novo market approval.

In addition, proceeds of the $8.22 million has allowed for a more definitive development of our marketing and sales initiatives described below. Our financial strength has been reinforced by the elimination of external and related party debt with the exception of two convertible notes remain owned by a single shareholder. All other convertible securities have been converted or repaid. Importantly, the Company has created a corporate infrastructure supported by a strong Board of Directors, an Audit Committee, a Nomination and Governance Committee, a Compensation Committee as well as a Science and Technology Committee to the Board that is in place to provide the necessary drive to commercialization, research oversight, regulatory direction, and financial reporting initiatives. Recently, the Company announced the appointment of Dr. Rex Yung, as Chief Science Officer, who was formerly director of Pulmonary Oncology at Johns Hopkins School of Medicine to our senior management together with our Chief Medical Officer, Dr. Jeff O’Driscoll. Dr. Yung will oversee various aspects of the development process and manage our extensive pulmonology network. Dr. Yung has published several studies and lectured widely on the application of bioconductive technology to the early detection of lung cancer.

41

Our Competitive Strengths

●	The only predictive analytic technology available for the lung utilizing bioconductive measurement technology.

●	More than 545 US patients tested with the ProLung Test in five well controlled clinical studies.

●	CE Mark approval in the European Economic Area. 154 patients tested with the ProLung Test in physician registries.

●	ISO 13845 manufacturing capacity for the completion of the ProLung System and ProLung Test, including supply chain management, computerized drawing control, purchasing management and inventory control.

●	Patent portfolio that includes six US patents and 14 US and foreign applications.

●	A US and European network of key opinion leadership projecting influence throughout these markets.

●	Currently, conducting trials and on the path to FDA 510(k) or de novo near term application.

Our Business Strategy

●	Complete the current multi-site US study of the ProLung Test. Resubmit the 510(k) or de novo application to the FDA including the results from the US study. Obtain FDA regulatory clearance to sell the ProLung Test in the US.

●	In conjunction with FDA approval pursue foreign market approvals and sales including the continuing development of key distributors and Key Network Leaders in these various markets.

●	Drive adoption through established KOLs:

○	ProLung has long established relationships with KOLs in the lung cancer field. KOLs influence large, sometimes national, networks and drive adoption of new technology. These networks consist of major cancer centers and veterans integrated system networks which have contract relationships with affiliate hospitals which adopt the protocols of the primary cancer center, creating a multiplier effect in terms of access and acceptance of the ProLung Test across the network. This strategy will be executed by ProLung’s sales representatives and distributors dedicated for each respective network.

○	ProLung’s KOLs already have vital experience with the ProLung Test. The KOLs and their staff have installed ProLung Systems at their centers, completed training on the device and have used the ProLung Test on their patients in sponsored clinical studies.

●	Transition existing hospital installations using the ProLung Test for investigational use to serve commercial paying customers. Leverage the multi-center study results, existing ProLung System installations and physician KOLs to acquire additional customer sites.

●	Continue to build our relationships with the medical community and patient advocacy groups in general. We are actively involved in scientific, medical and commercial organizations and communities such as the Medical Device Manufacturers Association, Society of Clinical Research Associates, the International Association for the Study of Lung Cancer and the Lung Cancer Alliance. We anticipate that we will be able to leverage our involvement in these organizations to increase awareness of the benefits of our ProLung Test.

Add additional cancer risk stratification technologies to the Company’s product portfolio and build upon the existing platform utilizing other available data sources.

42

Market Opportunity

According to the American Cancer Society (“ACS”), lung cancer is the leading cause of cancer death among both men and women; about one out of four cancer deaths are from lung cancer. ACS estimates that in 2017 more people in the United States will die of lung cancer than of colon, breast, and prostate cancers combined.

According to the World Health Organization (“WHO”), lung cancer is the most common cause of death from cancer worldwide and is estimated to be responsible for nearly one in five cancer related deaths. The overall ratio of mortality to incidence is 87%. Each year there are over 1.8 million new cases of lung cancer worldwide, as well as nearly 1.6 million deaths. The lifetime chance of developing lung cancer is 1:17 in women and 1:14 in men.

Until recently, asymptomatic lung cancer was detected only incidentally when looking for something else. Currently, a lung cancer screen now reimbursed by Medicare, is performed by low-dose computed tomography. This has led to a dramatic increase in number of individuals with lung nodules detected, which is intensifying the need for a risk stratification test such as the ProLung Test. The following is a summary of the principal markets for the Company’s ProLung Test.

Lung Cancer Incidence and Mortality

	New Cases	Deaths
United States	222,500	155,870
European Union	313,000	268,000
China	653,000	597,000
World	1,825,000	1,590,000

Lung cancer patients face median five-year survival rates of only 17% (compared to 89% for breast cancer and 98% for prostate cancer). Survival rates of lung cancer lags behind that of other cancer sites due to a lack of early and effective detection, and a challenging biopsy. A significant amount of time is required to assess the risk under current guidelines. Should innovation reduce the time required for assessing the risk of malignancy, lung cancer mortality would approach that of other cancer sites. In those instances when lung cancer was detected in its earliest stage, five-year survival improves by 38%. Experts project that with accurate and early diagnosis, ten-year survival could approach 80%.

U.S. Market

Americans at high risk:

Region	Population (in millions)	At high risk (in millions)	Market Channel
United States	319	94	Direct & Indirect

Symptomatic:

Each year 225,500 are diagnosed with lung cancer. Approximately 87% of lung cancer patients are symptomatic at presentation.

43

Lung Cancer Screening:

Given the size of the US market and the progression of CT scan use in early detection, approval and acceptance of the ProLung Test in the US is the major priority. The CDC estimates that there are 94 million current and former smokers who are at risk for lung cancer. In the National Lung Cancer Screening Trial of 53,454 patients, approximately 24% of the CT scans performed were positive revealing a lung nodule suspicious for lung cancer that required follow-up. CT screening was recommended by the US Preventive Services Task Force on December 31, 2013 and Medicare began to pay for lung cancer screening on February 5, 2016. Based on these estimates, if the approximately 94 million Americans at risk for lung cancer received a low dose CT screen approximately 24% (22.5 million) Americans may reveal lung nodules requiring follow up. We believe these patients would be eligible to receive the ProLung Test.

In the US, 14 hospital groups are currently using ProLung’s Test in lung cancer research, and we have plans to expand to an additional hospital for pre-and post-market related research. If our 510(k) or de novo FDA clearance is granted, of which there can be no assurance, we plan to transition hospitals involved in research to commercial placements of the ProLung Test System and consumable test kit.

European Market

ProLung plans to utilize its CE mark in conjunction with US approval in the European Union and European Free Trade Association Countries which represents 510 million individuals and 31 member states including the UK. Europe has some of the highest smoking prevalence of any region in the world which has led to a high incidence of lung cancer. In 2012, the World Health Organization estimated that 268,000 individuals died from lung cancer and that more than 313,000 cases were diagnosed in the European Union.

It is estimated that 28% of Europeans smoke and approximately 133 million individuals are at high-risk of lung cancer. Applying the US rates in the published National Lung Screening Trial (2011), over 30 million of these individuals are estimated to have an indeterminate lung nodule and require follow-up to determine the risk of malignancy. As the number of individuals with indeterminate lung nodules continues to increase in Europe, risk stratification tools such as the ProLung Test are needed to close the gap between discovery of a nodule and the determination of malignancy.

China Market

According to the World Health Organization, the number of smokers in China is steadily growing and increasing at higher rates than any other world region. One in three of the world’s cigarettes is smoked in China. The average Chinese smoker consumes 22 cigarettes per day. This is nearly a 50% increase from 1980. Overall, more cigarettes are smoked in China than in the next top 29 cigarette-consuming countries combined. Lung cancer is epidemic in China with 653,000 cases in 2012 and an estimated 597,000 deaths.

The government’s smoking cessation campaign and interventions are poorly funded and weakly enforced and certain provincial governments are somewhat dependent upon state-owned tobacco sales and taxation. However, China’s Government is collaborating with pulmonology and radiology leadership to study low-dose CT screening for earlier detection of lung cancer. The government has also sponsored economic studies to investigate the reimbursement of lung cancer screening in the health insurance system.

As the number of individuals with indeterminate lung nodules continues to increase in China, risk stratification tools such as the ProLung Test will be needed to close the gap between discovery of a nodule and the determination of malignancy. This clinical need for risk stratification will be multiplied if a lung cancer screening program is implemented in the Chinese healthcare system.

Latin American Market

Nearly 10% of the world’s smokers live in Latin America (i.e., more than 120 million). As yet, the lung cancer screening is not widespread. As the number of individuals with indeterminate lung nodules increases in Latin America, another growing market will be available to the ProLung Test.

44

Latin America has a population at-risk for lung cancer of at least 120 million. In accordance with rates from the National Lung Screening Trial (2010), roughly 25 million individuals will have an indeterminate pulmonary lesion if screened and require follow up to determine the risk of malignancy. As the number of individuals with indeterminate lung nodules increases in Latin America, risk stratification tools such as the ProLung Test are needed to close the gap between discovery of a nodule and the determination of malignancy.

Our Lead Product

ProLung Test

The ProLung Test has shown utility to evaluate the risk of lung cancer in patients with lung nodules in well-controlled clinical trials. See “Business – Research and Clinical Trial Results.” ProLung’s novel mass-averaging bioconductive technology simultaneously considers data from multiple measurement pathways and utilizes a patented predictive analytic algorithm to combine the individual measurements into a weighted average composite score that indicates an increased or decreased risk of malignancy in the individual in which the nodule has been detected. No images are generated by the ProLung Test and extensive training is not required to interpret the composite score.

The ProLung Test, will be introduced to the market as a standard predictive analytic test without the need for transmission of a physical sample or specimen. Instead, the ProLung Test acquires bioconductive measurement data by means of a patented probe and disposable diaphoretic electrodes placed on the back and arms. The data containing precision measurements is processed by a patented predictive analytic algorithm and a report is generated that may be used by the physician in addition to other risk factors such as nodule size, family history, smoking history, and gender to evaluate patients with suspicious masses or lesions identified by CT scan. The ProLung Test is immediate, pain-free, non-invasive, and non-radiating. It requires minimal patient preparation and can be completed in fewer than 30 minutes.

The ProLung Test is comprised of the following components:

●	ProLung System - Each system, which will be sold to the customer, consists of the probe, scanner, tower, monitor, and keyboard which are all medical grade components available for sale in English, French, German, Spanish, and Italian versions. The pricing of the ProLung System varies depending upon the volume of the ProLung Test Kits sold.

●	ProLung Test Kit – ProLung Test Kit sales should provide near term and continual cash flow. Each single-use, disposable, ProLung Test Kit is sold in a hygienic envelope that displays a unique identifier code that is required for access to a ProLung Test report, together with all the components necessary to assure precision test performance, patient comfort and hygiene. Each ProLung Test Kit includes six diaphoretic electrodes, one probe tip and one moistening sponge. Initially, ProLung plans to sell the ProLung Test Kit for $400 each, available in boxes of 10 and 40. Each ProLung Test Kit is encoded with a unique identifier number and bar code that releases a written test result to the ordering physician

The ProLung Test Procedure

1.	The ProLung Test System is connected to the probe, to the electrode cables, and to the power supply. Following a brief power-on sequence, the ProLung Test completes self-diagnostics.

2.	The patient is seated.

3.	ProLung Test kit is opened and removed from its tamper-proof packaging.

4.	Single-use diaphoretic electrodes are placed at sites on the patient’s back and arms.

5.	Session data is entered including technician name, physician name, report delivery method and patient data.

6.	Testing begins, as prompted by the device, by applying the probe to acquire measurement data from sites on the chest, shoulders and arms.

7.	Monitors the acquisition of real-time data. Should re-measurement be required, the device provides visual and audible notification that it has not received usable data.

45

Research and Clinical Trial Results

Our ProLung Test has been evaluated in four clinical trials and is in the process of its fifth clinical trial. The ProLung Test is currently being evaluated in a US multicenter trial. We made modifications to the ProLung Test throughout the research process. A description of each clinical trial is below:

Proof of Principle - McHenry, IL (2005)

●	Description. A blinded single-site study of 36 subjects was designed to detect differences in bioelectrical impedance measurements between biopsy-confirmed lung cancer subjects and age- and gender-matched control subjects. The trial was configured as a sequential design consisting of three individual cohorts. Following the completion of each cohort, the data was evaluated for the presence of a predictive model which would discriminate between the lung cancer patients and control subjects.

●	Results. The First Cohort of 12 subjects could not be utilized for statistical analysis because of an incorrectly calibrated device. An algorithm or predictive model was derived in the Second Cohort of 14 patients which fully discriminated between lung cancer patients and healthy volunteers.

Subsequent analysis of the Third Cohort offered potentially confounding results, but ProLung felt the hypothesis of feasibility of the device had been successfully demonstrated and that sufficient evidence of feasibility existed to proceed with further research.

Reliability and Repeatability ― Salt Lake City, UT (2006)

●	Description. A single-site study to evaluate the variability of the ProLung Test in 22 healthy volunteers.

●	Results. Measurement variables evaluated were the maximum and minimum conductance. The maximum and minimum conductance values obtained from one operator making repeated measurements with the same device on volunteer subjects over two days of testing were comparable, with slightly lower standard deviations for maximum conductance readings and extremely high reliability indices for both measures. For both data sets, the same measurement points were found to have minimal variability (and maximal reliability) indices. The Electro Pulmonary Nodule Scan showed a reliability index of 0.99 and a correlation between device replicates of 0.98.

ProLung conducted another internal research study relative to reliability and repeatability. The study was discontinued prior to completing the analysis due to issues with the study design and statistical analysis. No formal conclusions were reached.

Efficacy and Safety in the Target Indication ― Baltimore, MD (2012)

●	Description. This single arm, single site algorithm finding and internal validation trial was designed to assess efficacy and safety in the risk stratification of the presence of or absence of malignancy in patients symptomatic of lung cancer who have a suspicious mass as confirmed by CT scan.

●	Results. Final results included the identification of an algorithm capable of 90% sensitivity (correctly identifying 26 of 29 malignant masses), 92% specificity (correctly identifying 11 of 12 non-malignant masses), and Receiver Operating Characteristic (“ROC”) area (combined sensitivity and specificity) of 90% (correctly identifying 37 of 41 patients overall). Final results were presented in 2011 at the World Conference of the International Association for the Study of Lung Cancer and at the Annual Congress of the European Respiratory Society and were published in the April 2012 edition of the Journal of Thoracic Oncology. The ROC graph is presented below.

46

Though not part of the original study, a subsequent subset analysis was performed on Study subjects who had indeterminate results on FDG-PET scans (n=7). In this subset (3 benign, 4 malignant) the ProLung Test correctly predicted the risk of malignancy in the index nodule being assessed. These results were presented at the International Association for the Study of Lung Cancer World Congress in Denver, CO, in September 2015 and published in volume 10, number 9, Supplement 2, Journal of Thoracic Oncology, p. S305).

Reliability and Repeatability —Salt Lake City, Utah, (2015)

●	Description. A single-site study to evaluate the variability in the ProLung Test in 60 healthy volunteers. Two measurements were taken on each subject in each of two measurement sessions on two different days, for a total of four measurements on each subject. Measurements were taken by the same operator using the same machine for all measurements.

●	Study objectives. (1) quantify scan variability when measured twice on the same subject by the same operator on the same day; (2) quantify day-to-day within-subject variability when the same operator uses the same scanner on the same subject on two different days within one week; (3) quantify effects of body mass index and gender on measurements; and (4) assess scan tolerability from subjects’ perspective.

●	Preliminary Results. While some portions of the data reproduced the results of the 2006 Reliability and Repeatability Study, other portions raised concerns about the reliability and repeatability of other measurement points and of the overall composite scores. Questions about the quality of the data arose from concerns about the measurement technique used by the operator in this study. Those issues, along with limited resources at the time, precluded final results or definitive conclusions.

Multicenter Study of the ProLung Test – Multicenter (ongoing)

●	Description. ProLung is presently engaged in a multicenter study to demonstrate safety and efficacy of the ProLung Test in the lung cancer risk stratification of patients with pulmonary lesions identified by CT. This study commenced in 2012 and can be found on clinical trials.gov ID NCT01566682. Prior to commencing this study, we improved the usability and quality of the ProLung Test by replacing hand-held brass electrodes with adhesive diaphoretic electrodes. We researched the available adhesive electrodes and conducted equivalency testing to affect the improvement without compromising performance. As of May 2017, 350 patients have been enrolled. Currently, 70 replacement patients are being enrolled as provided for in the study protocol. The centers include: MD Anderson, Stanford, Huntsman Cancer Institute, Henry Ford Hospital, University of California Los Angeles Medical Center, Loyola, Greater Baltimore Medical Center, Intermountain Healthcare, University of California San Diego, Wake Forest, University of Minnesota Masonic Cancer Center and Providence Healthcare, Beth Israel Deaconess, and Medical University of South Carolina.

There are three Specific Aims of this study:

47

○	Optimize and confirm the stability of the ProLung Test risk-stratification algorithm in patients with a diagnosis.

○	Externally validate the efficacy of the ProLung Test risk-stratification algorithm by comparing the test result to the conclusive patient diagnosis.

○	Assess the safety and tolerability of the ProLung Test procedures.

●	Status. ProLung anticipates full enrollment by October 1, 2017 and preliminary results by year end 2017.

Other Research

Mexico. In 2011, ProLung supported a study with a hospital located in Mexico City. The study was administered by ProLung’s partner who was pursuing a joint venture license for the Mexico territory. The partner eventually abandoned the study. After receiving preliminary test results, ProLung had reason to question the quality of the data being gathered and withdrew its support of the study.

China. ProLung has issued a nonexclusive license to an entity conducting research in China. This Chinese researcher has independently changed the classifier algorithm of the device. Results of research in China have been presented in the 2017 American Thoracic Society International Conference Poster Session. These results, however, were derived from a new device developed by the licensee and, therefore, may not be applicable to the ProLung Test.

Italy and Switzerland. Four centers in Italy and one center in Switzerland conducted research with the ProLung Test under the direction of local clinicians. At three of these sites, the research was part of a sales evaluation program for potential sale of the ProLung Test. Subject enrollment at these sites did not conform to research protocols utilized by ProLung. Consequently, the data generated by these clinics were not published by the Company.

At two other sites, Geneva and Florence, additional physician-sponsored research was conducted. It is not known whether these sites conducted research with the ProLung Test that was compliant with Good Clinical Practice or whether these patients conformed with the ProLung Test patient selection criteria. However, in June 2017, at the World Congress of Thoracic Imaging in June 2017 the Geneva site posted results indicating Test sensitivity of 66% and a specificity of 66%. The positive predictive value was 94% and negative predictive value was 20%. Geneva researchers concluded the ProLung Test could lower the need for invasive biopsies, especially in high risk patients. The small number of patients (n=27) precludes definitive conclusions.

Similarly, at a center in Florence, Italy, a study looked at 22 subjects undergoing the ProLung Test and PET CT scans. They reported a sensitivity of 75% and a specificity of 50%, with a positive predictive value of 94% and a negative predictive value of 17%. Researchers concluded that the high positive predictive value of the ProLung Test suggested utility in the evaluation of solitary pulmonary nodules, adding that further research was warranted. This was presented in the form of a poster at the 2017 American Thoracic Society Conference.

Competition

The development and commercialization of new products to improve the accuracy and efficiency of risk stratification of lung cancer is competitive and we expect considerable competition from major medical device companies, laboratory biomarker tests, and academic institutions that are conducting research in lung cancer. Extensive research and financial resources have been invested in the discovery and development of new lung cancer detection tests. Potential competing technologies include, but are not limited to, breath markers, sputum cytology and DNA related markers, blood markers, radiography and CT imaging.

The timing of market introduction of some of our potential products or of competitors’ products may be an important competitive factor. We believe the speed with which we can develop products, complete clinical trials and approval processes, and supply commercial quantities to market are important competitive factors. We expect that competition among products approved for sale will be based on various factors including product efficacy, safety, reliability, availability, price, reimbursement, and patent position. We believe that our ProLung Test is superior or equivalent to existing alternatives in all of these areas, other than availability (in the US due to lack of FDA approval) and reimbursement. We are in the process of seeking reimbursement approval in the European Union and expect to seek reimbursement approval in the US when we obtain marketing approval.

48

Intellectual Property

Protecting our intellectual property, exclusively licensed and owned, is essential to the creation of value in our business. We protect our intellectual property through confidentiality and trade secret agreements. We also have filed, and intend to continue to file, patent applications to protect key aspects of our technology.

Key Patents

Our patent protection is focused upon two key elements of the ProLung Test:

1.	The proprietary design of the ProLung Test probe and related computer algorithm used to prepare its report.

2.	The proprietary design of a group of algorithms or bioconductance profiles derived from our clinical research

We intend to actively pursue our patent opportunities in the US and abroad. As of July 31, 2017, we have 3 issued US patents and license 3 additional US patents. Product specific patents may be filed for all final products and issuance may correspond closely with regulatory agency approval to provide the longest proprietary protection. Existing patent applications of ours and BMC, from whom we have exclusive licenses, are set forth below:

Title	Country	Type	Filed (6)	Application #	Patent #
Company Owned Patents
Enhanced surface and tip for obtaining Bioelectrical signals	US	ORD (1)	5/5/2014	14/269,248	9,526,432
Method for diagnosing a disease	US	ORD (1)	10/25/2007	11/978,045	7,603,171
	US	CON (2)	10/13/2009	11/978,045	8,121,677
Licensed Patents
Methods for obtaining quick, repeatable and non-invasive bioelectrical signals in living organisms	US	DIV (3)	11/26/2007	11/944,696	7,536,220
	US	ORD (1)	7/16/2003	10/621,178	7,542,796
Systems and methods of utilizing electrical readings in the determination of treatment	US	ORD (1)	7/20/2004	10/895,149	7,937,139
	AU (5)	PCT(4)	9/21/2004	2004322306
	JP	PCT (5)	1/15/2007	JP2007-522475
	Mexico	PCT (5)	1/19/2007	MX/a/2007/000798

(1) Ordinary patent application - The first application for patent filed in the Patent Office without claiming priority from any application or without any reference to any other application under process in the Patent Office.

(2) Continuing patent application - A patent application which follows, and claims priority to, an earlier filed patent application.

(3) Divisional patent application - A patent application which has been divided from an existing application.

(4) International patent application - An international agreement for filing patent applications.

(5) Patent Cooperation Treaty Agreement under the laws of Australia.

(6) All patents expire 20 years from the date filed.

49

ProLung Patent Applications

Country	Patent(Appln.) No.	Title
US	13/970496	Method for Diagnosing a Malignant Lung Tumor
EU	13/789409.3	Method for Diagnosing a Malignant Lung Tumor
Australia	2013398354	Method for Diagnosing a Malignant Lung Tumor
Canada	2921690	Method for Diagnosing a Malignant Lung Tumor
China	201380079729.6	Method for Diagnosing a Malignant Lung Tumor
EP	2013789409	Method for Diagnosing a Malignant Lung Tumor
India	201617005691	Method for Diagnosing a Malignant Lung Tumor
Japan	2016-536073	Method for Diagnosing a Malignant Lung Tumor
Korea	10-2016-7006923	Method for Diagnosing a Malignant Lung Tumor
Mexico	MX/a/2016/001948	Method for Diagnosing a Malignant Lung Tumor
New Zealand	716918	Method for Diagnosing a Malignant Lung Tumor
US	14/269,253	Probe for Obtaining Bioelectric Signals

Exclusive License Agreements

Effective November 2, 2006, we entered into an exclusive, worldwide, royalty-bearing License Agreement with BioMeridian Corporation (“BMC License”) to use certain patents. Under the agreement, we have the right to the exclusive use of certain patents, patents pending, and related technology in its medical devices and other products until such time that we are no longer utilizing any form, in whole or in part, of the licensed technology to develop, market or sell our products or generate revenues. In return, we agree to incur, and have incurred, a minimum of $4,750,000 in costs to develop and market our products worldwide and to make royalty payments based on a percentage of the aggregate worldwide net sales (as defined in the agreement) of our medical device and other products to the extent they utilize the licensed technology. Specifically, we have licensed from BMC certain design features of the ProLung Test including the probe and system, which are described in US patent numbers 7536220, 7542796, and 7937139. In addition, pursuant to the BMC License, we have licensed from BMC the rights to the technology that controls the functionality of the probe.

Governmental Regulations

Our business is subject to extensive federal, state, local and foreign laws and regulations, including those relating to the protection of the environment, health and safety. Some of the pertinent laws have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations. In addition, these laws and their interpretations are subject to change, or new laws may be enacted.

Both federal and state governmental agencies continue to subject the healthcare industry to intense regulatory scrutiny, including heightened civil and criminal enforcement efforts. We believe that we have structured our business operations and relationships with our customers to comply with all applicable legal requirements. However, it is possible that governmental entities or other third parties could interpret these laws differently and assert otherwise. We discuss below the statutes and regulations most relevant to our business.

US Food and Drug Administration regulation of medical devices.

The Federal Food, Drug and Cosmetic Act (the “FDCA”) and FDA regulations establish a comprehensive system for the regulation of medical devices intended for human use. Our products include medical devices that are subject to these, as well as other federal, state, local and foreign, laws and regulations. The FDA is responsible for enforcing the laws and regulations governing medical devices in the United States.

The FDA classifies medical devices into one of three classes - Class I, Class II, or Class III depending on their level of risk and the types of controls that are necessary to ensure device safety and effectiveness. The class assignment is a factor in determining the type of premarketing submission or application, if any, that will be required before marketing in the United States. We currently anticipate that the ProLung System will be classified as a Class II medical device.

50

●	Class I devices present a low risk and are not life-sustaining or life-supporting. The majority of Class I devices are subject only to “general controls” -e.g., prohibition against adulteration and misbranding, registration and listing, good manufacturing practices, labeling, and adverse event reporting. General controls are baseline requirements that apply to all classes of medical devices.

●	Class II devices present a moderate risk and are devices for which general controls alone are not sufficient to provide a reasonable assurance of safety and effectiveness. Devices in Class II are subject to both general controls and “special controls” -e.g., special labeling, compliance with industry standards, and post market surveillance. Unless exempted, Class II devices typically require FDA clearance before marketing, through the premarket notification (510(k) process.)

●	Class III devices present the highest risk. These devices generally are life-sustaining, life-supporting, or for a use that is of substantial importance in preventing impairment of human health, or present a potential unreasonable risk of illness or injury. Class III devices are devices for which general controls, by themselves, are insufficient and for which there is insufficient information to establish special controls to provide a reasonable assurance of safety and effectiveness. Class III devices are subject to general controls and typically require FDA approval of a premarket approval (“PMA”) application before marketing.

Unless it is exempt from premarket review requirements, a medical device must receive marketing authorization from the FDA prior to being commercially marketed, distributed or sold in the United States. The most common pathways for obtaining marketing authorization are 510(k) clearance and PMA.

510(k) pathway

The 510(k)-review process compares a new device to a legally marketed device. Through the 510(k) process, the FDA determines whether a new medical device is “substantially equivalent” to a legally marketed device (i.e., predicate device) that is not subject to PMA requirements. “Substantial equivalence” means that the proposed device has the same intended use as the predicate device, and the same or similar technological characteristics, or if there are differences in technological characteristics, the differences do not raise different questions of safety and effectiveness as compared to the predicate, and the information submitted in the 510(k) demonstrates that the proposed device is as safe and effective as the predicate device.

To obtain 510(k) clearance, a company must submit a 510(k)-application containing sufficient information and data to demonstrate that its proposed device is substantially equivalent to a legally marketed predicate device. These data generally include non-clinical performance testing (e.g., software validation, animal testing electrical safety testing), but may also include clinical data. Typically, it takes three to twelve months for the FDA to complete its review of a 510(k) submission; however, it can take significantly longer and clearance is never assured. During its review of a 510(k), the FDA may request additional information, including clinical data, which may significantly prolong the review process. After completing its review of a 510(k), the FDA may issue an order, in the form of a letter, that finds the device to be either (1) substantially equivalent and states that the device can be marketed in the United States, or (2) not substantially equivalent and states that device cannot be marketed in the United States. Depending upon the reasons for the not substantially equivalent finding, the device may need to be approved through the PMA pathway (discussed below) prior to commercialization.

After a device receives 510(k) clearance, any modification that could significantly affect the safety or effectiveness of the device, or that would constitute a major change in its intended use, including significant modifications to any of our products or procedures, requires submission and clearance of a new 510(k). The FDA relies on each manufacturer to make and document this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. We may make minor product enhancements that we believe do not require new 510(k) clearance. If the FDA disagrees with our determination regarding whether a new 510(k) clearance was required for these modifications, we may need to cease marketing and/or recall the modified device. The FDA may also subject us to other enforcement actions, including, but not limited to, issuing a warning letter or untitled letter to us, seizing our products, imposing civil penalties, or initiating criminal prosecution.

51

Premarket approval pathway

Unlike the comparative standard of the 510(k) pathway, the PMA approval process requires an independent demonstration of the safety and effectiveness of a device. PMA is the most stringent type of device marketing application required by the FDA. PMA approval is based on a determination by the FDA that the PMA contains sufficient valid scientific evidence to ensure that the device is safe and effective for its intended use(s). A PMA application generally includes extensive information about the device including the results of clinical testing conducted on the device and a detailed description of the manufacturing process.

After a PMA application is accepted for review, the FDA begins an in-depth review of the submitted information. FDA regulations provide 180 days to review the PMA and make a determination; however, the review time is normally longer (e.g., 1-3 years). During this review period, the FDA may request additional information or clarification of information already provided. Also, during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the data supporting the application and provide recommendations to the FDA as to whether the data provide a reasonable assurance that the device is safe and effective for its intended use. In addition, the FDA generally will conduct a preapproval inspection of the manufacturing facility to ensure compliance with QSR, which imposes comprehensive development, testing, control, documentation and other quality assurance requirements for the design and manufacturing of a medical device.

Based on its review, the FDA may (1) issue an order approving the PMA, (2) issue a letter stating the PMA is “approvable” (e.g., minor additional information is needed), (3) issue a letter stating the PMA is “not approvable,” or (4) issue an order denying PMA. A company may not market a device subject to PMA review until the FDA issues an order approving the PMA. As part of a PMA approval, the FDA may impose post-approval conditions intended to ensure the continued safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution, and requiring the collection of additional clinical data. Failure to comply with the conditions of approval can result in materially adverse enforcement action, including withdrawal of the approval.

Most modifications to a PMA approved device, including changes to the design, labeling, or manufacturing process, require prior approval before being implemented. Prior approval is obtained through submission of a PMA supplement. The type of information required to support a PMA supplement and the FDA’s time for review of a PMA supplement vary depending on the nature of the modification.

Clinical trials

Clinical trials of medical devices in the United States are governed by the FDA’s Investigational Device Exemption (“IDE”) regulation. This regulation places significant responsibility on the sponsor of the clinical study including, but not limited to, choosing qualified investigators, monitoring the trial, submitting required reports, maintaining required records, and assuring investigators obtain informed consent, comply with the study protocol, control the disposition of the investigational device, submit required reports, etc.

Clinical trials of significant risk devices (e.g., implants, devices used in supporting or sustaining human life, devices of substantial importance in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health) require FDA and Institutional Review Board (“IRB”), approval prior to starting the trial. FDA approval is obtained through submission of an IDE application. Clinical trials of non-significant risk (“NSR”), devices (i.e. devices that do not meet the regulatory definition of a significant risk device) only require IRB approval before starting. The clinical trial sponsor is responsible for making the initial determination of whether a clinical study is significant risk or NSR; however, a reviewing IRB and/or FDA may review this decision and disagree with the determination.

An IDE application must be supported by appropriate data, such as performance data, animal and laboratory testing results, showing that it is safe to evaluate the device in humans and that the clinical study protocol is scientifically sound. There is no assurance that submission of an IDE will result in the ability to commence clinical trials. Additionally, after a trial begins, the FDA may place it on hold or terminate it if, among other reasons, it concludes that the clinical subjects are exposed to an unacceptable health risk.

52

As noted above, the FDA may require a company to collect clinical data on a device in the post market setting.

The collection of such data may be required as a condition of PMA approval. The FDA also has the authority to order, via a letter, a post market surveillance study for certain devices at any time after they have been cleared or approved.

Pervasive and continuing FDA regulation

After a device is placed on the market, regardless of its classification or premarket pathway, numerous additional FDA requirements generally apply. These include, but are not limited to:

●	Establishment registration and device listing requirements;
●	Quality System Regulation (“QSR”), which governs the methods used in, and the facilities and controls used for, the design, manufacture, packaging, labeling, storage, installation, and servicing of finished devices;
●	Labeling requirements, which mandate the inclusion of certain content in device labels and labeling, and generally require the label and package of medical devices to include a unique device identifier (“UDI”), and which also prohibit the promotion of products for uncleared or unapproved, i.e., “off-label,” uses;
●	Medical Device Reporting (“MDR”), regulation, which requires that manufacturers and importers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; and
●	Reports of Corrections and Removals regulation, which requires that manufacturers and importers report to the FDA recalls (i.e., corrections or removals) if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health; manufacturers and importers must keep records of recalls that they determine to be not reportable.

The FDA enforces these requirements by inspection and market surveillance. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include, but is not limited to, the following sanctions:

●	Untitled letters or warning letters;
●	Fines, injunctions and civil penalties;
●	Recall or seizure of our products;
●	Operating restrictions, partial suspension or total shutdown of production;
●	Refusing our request for 510(k) clearance or premarket approval of new products;
●	Withdrawing 510(k) clearance or premarket approvals that are already granted; and
●	Criminal prosecution.

We are subject to unannounced device inspections by the FDA, as well as other regulatory agencies overseeing the implementation of and compliance with applicable state public health regulations. These inspections may include our suppliers’ facilities.

Marketing Approvals Outside the United States

Sales of medical devices outside the United States are subject to foreign government regulations, which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ.

53

Europe

Under the European Union Medical Device Directive, or EU MDD, medical devices must meet the EU MDD requirements and receive a CE marking certification prior to marketing in the European Union, or EU, which we received for the ProLung Test in May 2013. CE marking is the uniform labeling system of products designed to facilitate the supervision and control of the EU concerning manufacturers' compliance with the various regulations and directives of the EU and to clarify the obligations imposed in the various legislative provisions in the EU. Use of a uniform product labeling indicates compliance with all the directives and regulations required for the application of such labeling, and it is effective as a manufacturer's declaration that the product meets the required criteria and technical specifications of the relevant authorities such as health, safety, and environmental protection. CE marking ensures free trade between the EU and European Free Trade Association countries (Switzerland, Iceland, Liechtenstein, and Norway) and permits the enforcement and customs authorities in European countries not to allow the marketing of similar products that do not bear the CE marking sign. Such certification allows, among other things, marking the products (according to various categories) with the CE marking and their sale and marketing in the EU.

CE marking certification requires a comprehensive quality system program, comprehensive technical documentation and data on the product, which are then reviewed by a Notified Body, or NB. An NB is an organization designated by the national governments of the EU member states to make independent judgments about whether a product complies with the EU MDD requirements and to grant the CE marking if we, and our product, comply with specified terms. After receiving the CE marking, we must pass a review carried out by the competent NB annually, under which it audits our facilities to verify our compliance with the ISO 13485 quality system standard.

Compliance with the ISO 13485 standard, for medical device quality management systems, is required for regulatory purposes. ISO standards are recognized international quality standards that are designed to ensure that we develop and manufacture quality medical devices. Other countries are also instituting regulations regarding medical devices. Compliance with these regulations requires extensive documentation and clinical reports for all our product candidates, revisions to labeling, and other requirements such as facility inspections to comply with the registration requirements.

China

China's medical device market, currently in a rapid state of expansion, is overseen by the China Food and Drug Administration, or CFDA (formerly the State Food and Drug Administration). The CFDA issues registration certificates required for all medical devices sold in China. The CFDA uses a risk-based system, and its approval process requires mandatory testing for Class II and III devices. Class II devices are moderate-risk devices and Class III devices are high-risk medical devices. Third-party review of devices is currently not allowed in China; only the CFDA is authorized to approve devices. The registration process requires the submission of a registration standard along with device samples for testing. Manufacturers of Class II and Class III medical devices are also required to demonstrate that the device has been approved by the country of origin with documents like a CE certificate, 510(k) letter and PMA approval and compliance with ISO 13485, and they may also be required to submit clinical data in support of their application. In addition to these requirements, all medical device manufacturers must also include product information in Chinese on all packaging and labeling. Manufacturers exporting medical devices to China must appoint several China-based agents to act on their behalf. These include a registration agent to coordinate the CFDA registration process, a legal agent to handle any adverse events reported with a registered device, including a product recall, and an after-sales agent to provide technical service and maintenance support.

Other Healthcare Laws and Compliance Requirements

In the United States, our activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the CMS, other divisions of the United States Department of Health and Human Services (e.g., the Office of Inspector General), the United States Department of Justice and individual United States Attorney offices within the Department of Justice, and state and local governments. These regulations include:

●	the federal healthcare program anti-kickback law which prohibits, among other things, persons from soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual, for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

●	federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other government reimbursement programs that are false or fraudulent. The government may assert that a claim including items or services resulting from a violation of the federal healthcare program anti-kickback law or related to off-label promotion constitutes a false or fraudulent claim for purposes of the federal false claims laws;

54

●	the federal Health Insurance Portability and Accountability Act of 1996 which prohibits executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters and which also imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information;

●	the federal transparency requirements under the Health Care Reform Law requires manufacturers of drugs, devices, biologics, and medical supplies to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests;

●	the Federal Physician Payments Sunshine Act within the Patient Protection and Affordable Care Act, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members; and

●	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third-party payer, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by federal laws, thus complicating compliance efforts.

In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. The Health Insurance Portability and Accountability Act, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates”—independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Post-Marketing Regulations

Following approval of a new product, a company and the approved product are subject to continuing regulation by the FDA and other federal and state regulatory authorities, including, among other things, monitoring and recordkeeping activities, reporting to applicable regulatory authorities of adverse experiences with the product, providing the regulatory authorities with updated safety and efficacy information, product sampling and distribution requirements, and complying with promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting for uses or in patient populations not described in the product’s approved labeling (known as “off-label use”), limitations on industry-sponsored scientific and educational activities, and requirements for promotional activities involving the internet. Although physicians may prescribe legally available products for off-label uses, manufacturers may not market or promote such off label uses. Modifications or enhancements to the products or labeling or changes of site of manufacture are often subject to the approval of the FDA and other regulators, which may or may not be received or may result in a lengthy review process.

55

Other Regulatory Matters

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in addition to the FDA, including, in the United States, the Centers for Medicare & Medicaid Services (“CMS”), other divisions of the Department of Health and Human Services, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency, and state and local governments. Sales, marketing and scientific/educational programs must also comply with federal and state fraud and abuse laws. Pricing and rebate programs must comply with the Medicaid rebate requirements of the US Omnibus Budget Reconciliation Act of 1990. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Manufacturing, sales, promotion and other activities are also potentially subject to federal and state consumer protection and unfair completion laws.

The distribution of medical device products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of medical device products.

Our Marketing Approvals

We must receive separate regulatory approvals from the FDA and equivalent regulatory bodies in other countries for each of the devices before we can sell them commercially in the US or internationally. We cannot make the claims necessary to market any of our product candidates until we have completed the requirements for regulatory approval. We do not know whether regulatory authorities will grant approval for any of the products that we, our marketing partners, or distribution partners will develop.

A summary of the status of our marketing approvals in the key initial markets we have identified is set forth below:

●	United States. In early 2015, we applied for marketing approval under Section 510(k) from the FDA. In February 2015, we received a Substantive Review from the FDA requesting additional information, including information regarding the risk classification of the test, the study design and study analysis. From February 2015 to August 2015, we had communication with the FDA and agreed to submit data on an additional study, which commenced in 2012. As of May 2017, ProLung completed the enrollment of the initial 350 subjects in 12 centers across the U.S. for this study. As is common in a study of this type and size, ProLung is now enrolling 70 replacement subjects as provided for in the study protocol. Before the FDA can grant approval of our 510(k) application, we must resubmit the application with the results of the requested study and resolve or negotiate the removal of the remaining issues previously identified by the FDA as well as address possible issues to be identified in the future. While ProLung is optimistic about the resolution of these issues, based on the face-to-face July 16, 2015 meeting with the FDA, submission of a new de novo application and possible changes in the FDA review team make it impossible to predict approval with certainty.

●	European Union. CE marking was granted as of May 10, 2013 for the ProLung Test which permits the product to be sold throughout the European Economic Area (European Union member states plus Iceland, Liechtenstein and Norway), Switzerland, and Turkey. CE marking requires manufacturers to maintain an ISO 13485 Quality System.

●	Latin America. ProLung has planned sponsorship and speaking opportunities at pulmonary and lung cancer specific symposia in Latin America and has developed relationships with key regional opinion leaders in lung cancer management. ProLung is in discussion with distributors in the major Latin American markets for distribution and commercialization deals. Based on primary physician feedback and response, ProLung expects a viable and strong market for a predictive analytic device such as the ProLung Test.

●	China. State Food and Drug Administration (“SFDA”) roughly follows the FDA model and approval from the SFDA permits the marketing and sale of the device in China. To be sold in China, medical devices must be registered with Chinese health authorities. In February 2014, the Company’s licensor in China received approval to manufacture the device from the Beijing government. Additional approvals are required to market and sell the device in this market.

56

After each respective regulatory approval is obtained, the next step in each of these markets is for insurance companies or government agencies, as applicable, to agree to reimburse for the ProLung Test. We have not commenced this process in the US or China, as we do not have marketing approval.

Manufacturing Requirements

As a manufacturer of medical devices, we must comply with the 21 CFR Part 820 Good Manufacturing Practice regulations established by the FDA. These requirements are meant to ensure that medical devices are safe and effective. We maintain a quality management system that includes standard operating procedures for key processes such as manufacturing, record keeping, post market surveillance, complaint handling and corrective and preventative action. Our quality management system is currently ISO 1348542 certified and complies with the 21 CFR Part 820 Good Manufacturing Practice regulations. We will also be subject to similar requirements imposed by other countries.

Manufacturing

We currently manufacture the ProLung Test and the ProLung Test Kit. When volume requirements exceed current manufacturing capacity, we intend to utilize contract manufacturers for the physical manufacturing of our products. This may afford us numerous benefits, including:

●	the ability to ramp up production quickly;

●	access to leading technologies, supply chain networks and best-in-class manufacturing processes for its products;

●	flexibility to use one or many manufacturers in many regions of the world to optimize costs, production volumes, material availability, lead times, and to meet various regional regulations.

We have interviewed, performed site visits, and qualified multiple, redundant contract manufacturers which may be required to produce our products. As of March 31, 2017, we have no contractual obligations with such contract manufacturers for the manufacturing of our products.

Our prospective contract manufacturers will source our product components from multiple specialized vendors that supply plastics, sheet metal, machining, cables, wire harnesses, and other computer hardware components. We maintain our own design control and ISO 13485 quality system.

Research and Development

We spent $1,219,189 and $1,250,723 on company-sponsored research and development during fiscal years ending December 31, 2016 and 2015, respectively.

Employees

As of July 31, 2017, we had 16 employees.

Facilities

We currently maintain a corporate office at 757 East South Temple, Suite 150, Salt Lake City, Utah 84102. We currently lease this property for $3,940 a month. The term of the lease expires on July 31, 2017. We have the option to renew the lease for an additional three years. We have renewed the lease until July 31, 2018 and have the option to renew for one additional year (July 31, 2019.) This location is approximately 4,657 square feet of office space. The Company believes this space is satisfactory for our current needs and our needs in the immediate future.

57

Legal Matters

We are not currently subject to any material legal proceedings; however, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We believe we will remain an “emerging growth company” through at least December 31, 2017.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

58

MANAGEMENT

The following table sets forth information concerning our executive officers and directors as of July 31, 2017:

Name and Business Address	Age	Class	Position
Steven C. Eror	63	Class III	President, Chief Executive Officer, and Director
Mark V. Anderson	49		Chief Financial Officer
Michael Garff	34		Chief Operating Officer
Jeffrey S. O’Driscoll, MD	55		Chief Medical Officer
Rex Yung, MD	60		Chief Science Officer
Robert W. Raybould	80	Class I	Director
Todd Morgan	65	Class I	Director, Chairman of the Board of Directors
John C. Ruckdeschel, MD	71	Class II	Director
Robin L. Smith, MD	51	Class III	Director
J. Scott Nixon	57	Class II	Director

Steven C. Eror. Mr. Eror has 26 years of executive experience in the following areas: medical device, drug development, molecular modeling, biopharmaceuticals, information technology and manufacturing in public, private and emerging companies. He is our Co-founder, and became our Chief Executive Officer, President and Director in February 2005. Mr. Eror has served as Chief Executive Officer of MacroMed, Inc. (which focuses on injectable and oral drug delivery, breast and esophageal cancer therapeutics, analgesics and immunotherapy) from 2002 to 2004. He also served as the Chief Executive Officer of Consonus (an IT application service provider with operations throughout the western US) from 2000 to 2001. Mr. Eror was the Chief Financial Officer of Pharmadigm (which focuses on injectable anti-inflammatory for severe burns, asthma and wound healing) from 1996 to 2000. Prior to this, he was Chief Financial Officer of Evans and Sutherland Computer Corporation (NASDAQ: ESCC) (which focuses on simulation technology including molecular modeling) from 1994 to 1996. In addition, he has held senior development, financial and management positions at Guardian Industries and Ford Motor Company. Occasionally, he serves as an adjunct Professor of Finance at the David Eccles Graduate School of Business, University of Utah where he received a BA in Economics and French and an MBA. We believe that Mr. Eror is well qualified to serve as a director and officer due to his extensive experience as an executive of medical and technology companies.

Mark V. Anderson. Mr. Anderson, became our Chief Financial Officer in June 2017. Prior to joining us, Mr. Anderson was a partner with Eide Bailly LLP and previously Hansen, Barnett and Maxwell, both public accounting firms. During Mr. Anderson’s 24 years in public accounting his roles included Quality Control Director and engagement partner over public and private companies in many industries, including work on filings with the Securities and Exchange Commission on behalf of his clients. Mr. Anderson holds both a Bachelor of Science and Masters of Professional Accounting degree from Weber State University. We believe that Mr. Anderson is well qualified to serve as an officer due to his extensive experience as a public accountant.

Michael Garff. Mr. Garff has served as our Chief Operating Officer since May 2009. Prior to joining us, he worked at the Pierre Lassonde New Venture Development Center where he served as a Director from 2007 to 2009. Mr. Garff worked as a business analyst for the Biomedical Informatics Department of the University of Utah from 2008 to 2009. Mr. Garff was a project manager at US Bank from 2005 to 2008. Mr. Garff received a BA in Business Finance and an MBA from the University of Utah. We believe that Mr. Garff is well qualified to serve as an officer due to his extensive experience in business analysis and management.

Jeff O’Driscoll, MD. Dr. O’Driscoll became our Chief Medical Officer in March 2015. He served as one of our directors from August 2015 to May 2017. Dr. O’Driscoll has also served as a member of our Medical Advisory Board since 2013. Dr. O’Driscoll has practiced as an emergency physician since 1992, first with Salt Lake Emergency Physicians and then with Utah Emergency Physicians, LLC. Since 2004, Dr. O’Driscoll has served as an Assistant Adjunct Professor at the University of Utah College of Medicine. Since 2008, Dr. O’Driscoll has served as the Medical Director of the Valley Emergency Communication Center (the 911 Call Center for Salt Lake Valley). From 2010 to 2013, Dr. O’Driscoll was the Chairman and Chief Executive Officer of Dolor Technologies, LLC, which markets and sells a medical device co-invented by Dr. O’Driscoll for treating migraine headaches. Dr. O’Driscoll earned a BS in Microbiology from Brigham Young University and an M.D. from the University of Utah College of Medicine. We believe that Dr. O’Driscoll is well qualified to serve as an officer due to his extensive experience as a physician and in the medical device industry.

59

Rex Yung, MD Dr. Yung is currently in the pulmonary and critical care division at The Greater Baltimore Medical Center. He is an adjunct faculty in the department of oncology at the Johns Hopkins University School of Medicine. Previously, Dr. Yung was the Director of Pulmonary Oncology and Director of Bronchoscopy at the Johns Hopkins University School of Medicine, appointed jointly to the departments of medicine and oncology. Dr. Yung had served as an Assistant Professor of Medicine at the University of Southern California, Division of Pulmonary and Critical Care Medicine, and as an Instructor of Clinical Medicine at the University of California, San Francisco, where he had obtained his fellowship training in pulmonary and critical care medicine. Dr. Yung is a Fellow on the American College of Chest Physicians (FCCP) and a fellow of the Asian Pacific Society of Respirology (FAPSR). He is board certified in Internal Medicine, Pulmonary Disease and Critical Care Medicine and had served on the executive and editorial boards of the American Association of Bronchology and Interventional Pulmonology (AABIP) and the Journal of Bronchology and Interventional Pulmonology, he was treasurer and executive board member of the World Association of Bronchology and Interventional Pulmonology (WABIP). He has also held leadership positions on various other national and international medical societies (ACCP, APSR). Dr. Yung is the co-founder of Achel AI – an artificial intelligence medical analytics company focusing on selection and matching of sponsors of clinical trials with researchers and patients, based in Sweden, and he has been a key clinical advisor to multiple medical technology device and analytic companies including PneumRx (BTG), Sanovas Inc, Olympus Endoscopy, Uptake Medical, Reframe Health (CN). Dr. Yung graduated from Harvard University with a BA (cum laude) in Biology and received his MD from the University of California at Los Angeles (UCLA). We believe that Dr. Yung is well qualified to serve as an officer due to his extensive experience in medical academia.

Robert W. Raybould. Mr. Raybould has served as one of our directors since January 2012. Mr. Raybould began his career in the US Army and Eastman Kodak and became a financial planner. In 1971, he co-founded Realvest (a real estate investment company) and then sold its holdings between 1981 and 1984. Realvest again syndicated real estate in the early 1990’s and sold in 1997. In 1987, Mr. Raybould assisted in founding TRI Capital Corporation (a mortgage-banking firm) and served as a member of its Board of Directors until 2005. In 1995, he assisted in the formation of DTM Research, LLC and served as Chairman of the Board from its formation until 2006. In 1999, he founded Greenhill Financial (now Arlington Value Capital, LLC) and served as one of its managing partners until 2006. From 2007 to present, Mr. Raybould has been actively investing in companies. Mr. Raybould holds a BS in Banking and Finance and an MBA from the University of Utah. We believe that Mr. Raybould is well qualified to serve as a director due to his extensive experience in finance.

Todd Morgan. Mr. Morgan has served as one of our directors since January 2014 and was appointed the Chairman of the Board in April 2016. He began his career with The West Bend Company in the sales department and served as the District Manager from 1974 to 1981. He started Morgan Industries in 1982. Morgan Industries owns Morgan Pavement Inc. (an asphalt paving and maintenance company). Morgan Industries Inc. also owns Nurock Asphalt (a company which currently manufactures and sells asphalt maintenance products). Mr. Morgan currently serves as Chairman of the Board of Morgan Industries Inc. In 2008, Mr. Morgan formed MPM Investment Group LP and currently serves as general partner and manager. Mr. Morgan served on the Board of Directors of America West Bank from 2004 to 2009. Mr. Morgan is also serving on the Board of Directors of Ellison Ranching Company. We believe that Mr. Morgan is well qualified to serve as a director due to his extensive experience in business management.

John C. Ruckdeschel, MD. Dr. Ruckdeschel has served as one of our directors since May 2016 and is a member of our Medical Advisory Board. Dr. John C. Ruckdeschel currently serves as the director of the Cancer Institute and Ergon Chair of Cancer Research at the University of Mississippi Medical Center as Cancer Institute. Previously, Dr. Ruckdeschel served as the Medical Director of Clinical Oncology at Intermountain Healthcare in Salt Lake City, Utah. In 2009, Dr. Ruckdeschel joined the Nevada Cancer Institute, where he worked until 2011 when he joined Intermountain Healthcare. In 2001, Dr. Ruckdeschel became Chief Executive officer and Director of Karmanos Cancer Institute in Detroit, Michigan. Dr. Ruckdeschel served on the staff at Albany Medical College for a decade beginning in 1991, before he assumed the role of Chief Executive Officer and Director of the Moffitt Cancer Center in Tampa, Florida. Dr. Ruckdeschel received his B.S. degree in Biology from Rensselaer Polytechnic Institute and his MD from Albany Medical College in New York. He trained as an intern at John Hopkins Medical Center, fulfilled a residency at Boston’s Beth Israel Hospital and completed a fellowship at the National Cancer Institute in Washington D.C. Dr. Ruckdeschel is a fellow of the American College of Physicians as well as the American College of Chest Physicians. Dr. Ruckdeschel has also written and co-written more than 350 publications, book chapters and abstracts, and has given more than 250 invited presentations. We believe that Dr. Ruckdeschel is well qualified to serve as a director due to his extensive experience as a director and officer of medical organizations.

60

Robin L. Smith, MD MBA. Dr. Smith has served as one of our directors since February 2017. Dr. Smith has extensive experience serving in executive and board-level capacities for various medical enterprises and health care–based entities. She currently is Chairman of the Board of Directors of MYnd Analytics (NASDAQ: MYND, formerly CNS Response), serves on the Board of Directors of Rockwell Medical (NASDAQ: RMTI), the advisory board of Hooper Holmes (OTCQX: HPHW) and is co-chairman of the Life Sci advisory board on gender diversity. She is Vice President and member of the Board of Directors of the Science and Faith STOQ Foundation in Rome and serves on Sanford Health’s International Board and the Board of Overseers at the NYU Langone Medical Center in NYC. She previously served on the Board of Trustees of the NYU Langone Medical Center and is a past Chairman of the Board of Directors for the New York University Hospital for Joint Diseases and was on the board of directors of Signal Genetics (NASDAQ: SGNL) and BioXcel Corporation.Dr. Smith earned a B.A. from Yale University, an MBA from The Wharton School University of Pennsylvania, and an M.D. from Yale University School of Medicine. We believe that Dr. Smith is well qualified to serve as a director due to her extensive experience as a director of medical device and biotechnology companies.

J. Scott Nixon. Mr. Nixon, a Certified Public Accountant, has served as one of our directors since November 2016. Mr. Nixon retired in 2015 as a partner with PricewaterhouseCoopers (PwC) where he spent over 31 years in various roles including Office Managing Partner and engagement partner over public and private companies in many industries. His career involved providing audit and business advisory services. Mr. Nixon was involved in numerous complex filings with the Securities and Exchange Commission on behalf of his clients. In 2007, Mr. Nixon returned from a four-year assignment in São Paulo, Brazil where he represented various interests of the PwC global firm to the 18 member firms in South and Central America, and led the implementation and compliance of the Sarbanes-Oxley requirements in those countries. Mr. Nixon serves on several boards of directors and is a National Association of Corporate Directors (NACD) Governance Fellow. He holds both a BA and Master of Accounting from Utah State University. We believe that Mr. Nixon is well qualified to serve as a director due to his extensive experience as a public accountant.

Family Relationships

Mr. Eror, our President, Chief Executive Officer, and a Director, is the father-in-law of Michael Garff, our Chief Operating Officer.

Board Composition

Our bylaws provide that the Board of Directors shall consist of one or more members, with such number to be determined by the Board of Directors. The whole Board of Directors currently consists of six members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

●	The Class I directors are Robert W. Raybould and Todd Morgan. Their terms will expire at the annual meeting of stockholders to be held in 2017;

●	The Class II directors are John C. Ruckdeschel and J. Scott Nixon. Their terms will expire at the annual meeting of stockholders to be held in 2018; and

●	The Class III directors are Robin L. Smith and Steven C. Eror. Their terms will expire at the annual meeting of stockholders to be held in 2019.

We expect that any additional directorships resulting from an increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

61

Director Independence

Under the NASDAQ Stock Market LLC, or NASDAQ, Marketplace Rules, or the NASDAQ Listing Rules, independent directors must comprise a majority of our board of directors as a public company within one year of listing.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Robert W. Raybould, Todd Morgan, John C. Ruckdeschel, and J. Scott Nixon, representing four of our six directors, do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the NASDAQ Listing Rules. Our board of directors has determined that Steven C. Eror and Robin L. Smith, are not independent under the applicable rules and regulations of the SEC and the NASDAQ Listing Rules. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our board of directors has established an audit committee, a compensation committee a nominating and governance committee and a science and technology committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee has adopted a written charter that satisfies the applicable rules and regulations of the SEC and NASDAQ Listing Rules, which we will post on our website at www.prolunginc.com, upon completion of this offering.

Audit Committee

The audit committee is responsible for assisting our board of directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent auditors and our internal financial and accounting controls. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the audit committee. The audit committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement.

Our audit committee consists of J. Scott Nixon, Todd Morgan and Robert W. Raybould. Our board of directors has determined that Mr. Nixon, Mr. Morgan and Mr. Raybould are independent under the NASDAQ Listing Rules and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The chair of our audit committee is Mr. Nixon. Our board of directors has determined that Mr. Nixon is an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulations S-K. Our board of directors has also determined that each member of our audit committee can read and understand fundamental financial statements, in accordance with applicable requirements. In arriving at these determinations, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

Compensation Committee

The compensation committee approves the compensation objectives for the Company, the compensation of the chief executive officer and approves, or recommends to our board of directors for approval, the compensation for other executives. The compensation committee reviews all compensation components, including base salary, bonus, benefits and other perquisites.

62

Our compensation committee consists of Mr. Nixon, Mr. Morgan and Mr. Raybould. Our board of directors has determined that Scott Nixon, Todd Morgan and Robert Raybould are independent under the NASDAQ Listing Rules, are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act and are “outside directors” as that term is defined in Section 162(m) of the US Internal Revenue Code of 1986, as amended, or Section 162(m). The chair of our compensation committee is Mr. Raybould.

Nominating and Governance Committee

The nominating and governance committee makes recommendations regarding corporate governance, the composition of our board of directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our board of directors. In addition, the nominating and governance committee is responsible for developing and recommending corporate governance guidelines to our board of directors, as applicable to the Company.

Our nominating and governance committee consists of Dr. Smith and Dr. Ruckdeschel. The chair of our nominating and governance committee is Dr. Smith. Each member of the nominating and governance committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, an independent director as defined by the NASDAQ Listing Rules and is free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the board of directors in accordance with the applicable NASDAQ Listing Rules.

Code of Ethics

We have adopted a written code of business conduct and ethics that applies to all our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions, and agents and representatives. The full text of our code of business conduct and ethics will be posted on our website at www.prolungdx.com. The nominating and governance committee of our board of directors will be responsible for overseeing our code of business conduct and ethics and any waivers applicable to any director, executive officer or employee. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and agents and representatives, on our website identified above.

Executive Compensation.

2016 Executive Compensation Summary

The following table provides details with respect to the total compensation of our named executive officers during the years ended December 31, 2016 and 2015. Our named executive officers are (a) each person who served as our Chief Executive Officer during 2016, (b) the next two most highly compensated executive officers serving as of December 31, 2016 whose total compensation exceeds $100,000 and (c) any person who could have been included under (b) except for the fact that such persons were not an executive officer on December 31, 2016.

Summary Compensation Table

Name & Principal Position	Year	Salary	Bonus	Stock Awards	All Other Compensation	Total
Steven C. Eror, President	2016	$290,000	$-	$-	$-	$290,000
	2015	250,000	-	-	-	250,000

Michael Garff, Chief Operating Officer	2016	144,000	-	-	-	144,000
	2015	144,000	-	-	-	144,000

63

Employment Agreements and Incentive Compensation

Effective August 1, 2013, we entered into an employment agreement contract with Steven C. Eror, our Chief Executive Officer, which employment was amended on March 29, 2017, effective August 1, 2016. This agreement, as amended, provides for an annual salary of $290,000. As incentive compensation, the employment agreement provides that Mr. Eror will be granted a stock option with a 10-year term and an exercise price equal to the greater of $1.50 per share, and the fair market value of the Common Stock, which shall vest with respect to a number of shares dependent upon when, or if, FDA approval is obtained for the marketing of the Company’s products:

●	1,200,000 shares if FDA approval is obtained on or before January 1, 2018;
●	900,000 shares if FDA approval is obtained after January 1, 2018 and on or before July 1, 2018;
●	600,000 shares if FDA approval is obtained after July 1, 2018 and on or before January 1, 2019;
●	300,000 shares if FDA approval is obtained after January 1, 2019 and on or before January 1, 2020.

The employment agreement also has customary provisions for other benefits and reimbursement of expense and includes protective provisions in favor of the Company, such as 24-month non-competition and non-solicitation provisions and invention assignment provisions. The term of the agreement was extended by the amendment until August 1, 2019, and will be automatically extended for successive one-year periods unless either party to the agreement objects to such extension by written notice to the other party at least 180 days prior to the expiration of the initial term or any extension term. The agreement may also be terminated for cause. The agreement provides for a severance payment to Mr. Eror upon the termination of his employment as follows (a) an amount equal to one-half of the base salary in effect on the date of the termination of the agreement to be paid in cash over six months, and (b) an amount equal to one-half of the base salary in effect on the date of termination to be paid in shares of common stock, at fair market value. The agreement does not include any additional or different provisions addressing change of control events.

Effective August 1, 2013, we entered into an employment contract with Michael Garff, our Chief Operating Officer. This contract provides for an annual salary of $144,000 plus incentive compensation of up to 300,000 shares of common stock and up to $30,000 in cash upon the receipt of regulatory approval in Europe and the United States. The employment contract also has customary provisions for other benefits and reimbursement of expenses includes protective provisions in favor of the Company, such as 12-month non-competition and non-solicitation provisions and invention assignment provisions. The term of the agreement is for a period of three years, and the agreement does not include any severance or change of control provisions. This agreement has currently expired.

Equity Awards

There were no equity awards granted to either of the named officers during the year ended December 31, 2016. We expect to grant Mr. Eror an award in 2017 consistent with the terms of his employment agreement.

The employment agreements with our named executive officers do not include any provisions providing for payments upon a change of control. Mr. Eror’s employment agreement provides for a severance payment to Mr. Eror upon the termination of his employment as follows (a) an amount equal to one-half of the base salary in effect on the date of the termination of the agreement to be paid in cash over six months, and (b) an amount equal to one-half of the base salary in effect on the date of termination to be paid in shares of common stock, at fair market value. The agreement does not include any additional or different provisions addressing change of control events.

Equity Incentive Plan

Our board of directors adopted the Incentive Plan in April 2017, and our stockholders approved the Incentive Plan in June 2017.

Types of Awards. The Incentive Plan authorizes the committee (as defined below) to grant incentive stock options, non-incentive stock options, stock bonuses, restricted stock, and performance-based awards.

Shares Reserved for Issuance Under the Incentive Plan and Market Value. The total number of initial shares of Common Stock that will be authorized for issuance under the Incentive Plan is 4,000,000 shares; provided, however, that the foregoing number of authorized shares will automatically increase on January 1st of each year, for ten consecutive years, commencing on January 1, 2018, by the lesser of (i) 320,000 shares of Common Stock (i.e., 8% of the shares of the shares originally authorized to be issued), and (ii) such number of shares of Common Stock (if any) as the Board may earlier designate in writing. If the automatic increases are not limited by the Board, there will be 7,200,000 shares of Common Stock authorized under the Incentive Plan in January 1, 2027.

64

Eligibility. Grants under the Incentive Plan may, at the discretion of the Committee, be awarded to directors, officers and employees and non-employee agents, consultants, advisers and independent contractors of the Company or any parent or subsidiary of the Company. We currently have five non-employee directors, one director that is also an employee and 17 other employees and officers, and an indeterminable number of consultants and advisers who are eligible to receive grants under the Incentive Plan.

Administration. The Board currently acts as the committee with respect to administration of the Incentive Plan, but may delegate its authority to any committee of the Board (the “committee”). Subject to the terms of the Incentive Plan, the Committee may from time to time adopt and amend rules and regulations relating to the administration of the Incentive Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Incentive Plan. The Board may delegate to the Company’s Chief Executive Officer, another executive officer of the Company or a committee of such officers its authority to grant awards under the Incentive Plan. However, any such delegate may not grant awards to any director of the Company, any person identified as an executive officer of the Company by the Company or under Section 16 of the Securities Exchange Act of 1934, as amended, any person that is not an employee of the Company, or any other person the Board may from time to time designate. Notwithstanding the broad delegation of authority, only the Board may amend or terminate the Incentive Plan.

Amendment and Termination of the Incentive Plan. The Board may amend the Incentive Plan at any time in any respect, subject to any legal or regulatory restriction. Except for changes in outstanding options regarding changes in capital structure and Significant Transactions (as defined below), no change in an option already granted may be made without the consent of the holder of the option. The Incentive Plan will terminate when all shares reserved for issuance under the Incentive Plan have been issued and all restrictions on such shares have lapsed or when earlier terminated by the Board.

Options Terms. With respect to each option grant, the Committee determines the number of shares subject to the option, the exercise price (which must be at least fair market value of the underlying shares at the time of grant and otherwise comply with the terms of the Incentive Plan), the term of the option and the time or times at which the option may be exercised.

Exercise of Options. Except as described under “Termination of Employment, Disability or Death” below or as determined by the Committee, an option may not be exercised unless, when exercised, the optionee is an employee of, or is providing service to, the Company or any subsidiary of the Company and has been continuously so employed or providing service since the date the option was granted. Absence on leave approved by the Company, parent or subsidiary or because illness or disability is not deemed a termination or interruption of employment or service for this purpose. Unless otherwise determined by the Committee, vesting of options continues during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options is suspended during any other unpaid leave of absence.

When exercising an option, the optionee must pay the full purchase price in cash or check unless the Committee determines otherwise. Subject to the approval of the Committee, which may be withheld for any or no reason, an optionee may pay for all or some of the shares with shares of Common Stock of the Company valued at fair market value, restricted stock, performance units or other contingent awards denominated in either stock or cash or other forms of consideration. The Incentive Plan permits the Committee to accept promissory notes as consideration for stock options, subject to any restrictions under Delaware law.

Termination of Employment, Disability or Death. Unless otherwise determined by the Committee at any time, if an optionee ceases to be employed by or to provide service to the Company, or any parent or subsidiary of the Company for any reason other than total disability, death or cause, the optionee may exercise any option then held at any time prior to the earlier of its expiration date or 30 days following the termination date, but only if and to the extent the option was exercisable on the termination date. Any portion of an option not exercisable at the date of termination lapses. The Board may at any time extend the exercise period.

65

Unless otherwise determined by the Committee, if the optionee’s employment or service terminates because of total disability, the optionee may exercise any option then held at any time prior to the earlier of its expiration date or 12 months after the date of termination, but only to the extent the option was exercisable on the date of termination.

Unless otherwise determined by the Committee, if an optionee dies while in the employment of or providing services to the Company or any parent or subsidiary of the Company, the option then held may be exercised by the optionee’s legal heirs at any time prior to the earlier of its expiration date or 12 months after the date of death, but only if and to the extent the option was exercisable as of the date of death.

Unless otherwise determined by the Committee or set forth in the applicable award agreement, if an optionee’s employment is terminated for cause, any option held by the optionee immediately terminates on the effective date of termination. “Cause” means a conviction or plea to a felony or crime involving moral turpitude, fraud or misappropriation of Company assets, willful misconduct in connection with the optionee’s duties associated with the Company, material breach of any non-disclosure, non-competition, non-solicitation, invention assignment proprietary rights or other similar agreement executed by the optionee for the benefit of the Company or an act or omission that constitutes cause under any employment or service agreement between the optionee and the Company.

Non-Transferability of Options. Unless otherwise determined by the Committee at any time, each stock option granted under the Incentive Plan by its terms is nonassignable and nontransferable by an optionee, either voluntarily or by operation of law, other than by will or the laws of descent or distribution upon the death of an optionee. An option may be exercised only by an optionee or, after death, by a successor or representative of an optionee.

Merger, Reorganization, Dissolution, Stock Split or Similar Event. In the event of a merger, consolidation, plan of exchange, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party, or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or the transfer by one or more stockholders, in one transfer or several related transfers, of 50% or more of the shares of Common Stock outstanding on the date of such transfer (or the first of such related transfers) to persons, other than wholly-owned subsidiaries or family trusts, who were not stockholders of the Company prior to the first such transfer (each, a “Significant Transaction”), the Committee shall, in its sole discretion and to the extent possible under the structure of the Significant Transaction, select one of the following alternatives for treating outstanding options under the Incentive Plan:

●	Outstanding options shall remain in effect in accordance with their terms.

●	Outstanding options shall be converted into options to purchase stock in one or more of the companies, including the Company, that are the surviving or acquiring corporations in the Significant Transaction (with the amount, type of securities subject thereto and exercise price of the converted options being determined by the Committee considering the relative values of the companies involved in the Significant Transaction).

●	The Committee shall provide a period at least 10 days before the completion of the Significant Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options shall immediately terminate. (The Committee may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during that period.) In the event of the dissolution of the Company, options will be treated as provided in the immediately preceding paragraph.

●	Outstanding options shall be redeemed in cash at the closing of the Significant Transaction at a redemption price reflecting the amount by which the express or implicit value of a share of Common Stock in the Significant Transaction exceeds the exercise price.

66

Stock Bonuses and Restricted Stock. The Committee may award shares of Common Stock under the Incentive Plan as stock bonuses or as restricted stock. Shares awarded as a bonus or as restricted stock are subject to the terms, conditions and restrictions determined by the Committee, including restrictions concerning transferability and forfeiture of the shares awarded. The Committee may require the recipient to sign an agreement as a condition of the award, which agreement shall contain any terms, conditions, restrictions, representations and warranties required by the Committee. The certificates representing the shares shall bear any legends required by the Committee.

Performance-based Awards. Under the Incentive Plan, the Committee may grant performance-based awards. These awards are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and regulations thereunder. Performance-based awards shall be denominated at the time of grant either in shares of Common Stock or in dollar amounts. Performance-based awards may be granted in whole or in part if the Company achieves written objective goals established by the Committee over a designated period of time. Payment of an award earned may be in cash or stock or both as determined by the Committee. In addition to the requirement that participants satisfy certain performance goals, the Committee may impose additional restrictions to payment under a performance-based award.

No participant may receive in any fiscal year stock-based performance awards under which the aggregate amount payable under the awards exceeds the equivalent of 1,000,000 shares of Common Stock or cash-based performance awards under which the aggregate amount payable exceeds $1,000,000.

Compensation of Non-Executive Directors

The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to our non-executive directors for all services rendered in all capacities to our company, or any of its subsidiaries, for the year ended December 31, 2016:

Compensation Table for Non-Executive Directors

Name & Principal Position	Fees Earned or Paid			Stock Awards	Option Awards	Other Compensation	Total
Robert Raybould, Director		$-		$-	$-	$-	$-
Clark Campbell, former Director		$-		$-	$-	$-	$-
Tim Treu, former Director		$48,000	[1]	$-	$-	$-	$48,000
Todd Morgan, Director		$-		$-	$-	$-	$-
Richard McKeown, former Director
Jeffrey S. O'Driscoll, former Director	$	$ 113,000	[2]	$-	$-	$-	$113,000
John C. Ruckdeschel, Director		$-		$-	$-	$-	$-
J. Scott Nixon, Director		$-		$-	$-	$-	$-

(1) Effective April 30, 2015, Mr. Treu entered into a consulting agreement with the Company to provide marketing services on behalf of the Company, including serving as the Chief Marketing and Sales Officer of the Company.

(2) Effective March 9, 2015, Dr. O’Driscoll entered into a consulting agreement with the Company to provide medical advisory services on behalf of the Company, including serving as the Chief Medical Officer of the Company. Effective May 9, 2017, Mr. O’Driscoll resigned as a director.

Director Compensation Arrangements

Each member of the Board of Directors is awarded shares of common stock for services on the Board. Additionally, members of the Board of Directors that serve on the executive committee or on the medical advisory board are awarded additional shares of common stock for these services. Shares awarded are issued to the recipient and vest over the term of services, provided that such forfeiture may be waived by the Board of Directors in its discretion. In the event of early termination of services and not serving for the full term over which the shares vest, a pro rata portion of the shares are required to be returned to the Company, unless such obligation is waived by the Board of Directors in its discretion.

67

1.	Under the compensation principles approved by the Board of Directors, shares of common stock are awarded to directors as follows:

2.	The chairman of the Board of Directors receives an award of 200,000 shares of common stock for each year of service.

3.	Other members of the Board of Directors receive an award of 30,000 shares of common stock for each year of service.

4.	Members of the Board of Directors who also serve on the medical advisory board receive an additional award of 15,000 shares of common stock for each year of service.

Notwithstanding the foregoing, no such shares were approved or granted during 2016 with respect to any of the directors. During 2017, 30,000 shares were granted to Dr. Robin L. Smith, a director.

68

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of July 31, 2017, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each named executive officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using beneficial ownership concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 30,704,356 shares of our common stock issued and outstanding as of July 31, 2017. Unless otherwise indicated, the address of each person listed is in care of ProLung, 757 East South Temple, Suite 150, Salt Lake City, Utah 84102.

	Amount and Nature of Beneficial	Percentage of Shares Beneficially Owned
Name of Beneficial Owner, Officer or Director	Ownership(1) (2)	Before Offering	After Offering

Steven C. Eror, Chief Executive Officer and Director	1,444,006	4.7%
Michael Garff, Chief Operating Officer	475,000	1.5%
Jeffrey S. O’Driscoll, Chief Medical Officer	155,000	0.5%
Robert W. Raybould, Director	1,748,015	5.7%
Todd Morgan, Director	1,367,500	4.5%
Robin L. Smith MD, Director	30,000	0.1%
John C. Ruckdeschel, Director	70,000	0.2%
J. Scott Nixon, Director	0	0.0%
All Officers and Directors as a Group (eight persons)	5,289,521	17.2%

(1) The number of shares included on this table includes those shares owned by the beneficial owner’s spouse, and entity or trust controlled by the beneficial owner, or owned by another person in the owner’s household.

(2) Each member of the Board of Directors is awarded shares of common stock for services on the Board. Additionally, members of the Board of Directors that serve on the executive committee or on the medical advisory board are awarded additional shares of common stock for these services. Shares awarded are issued to the recipient and vest over the term of services. In the event of early termination of services and not serving for the full term for which the shares were awarded, a pro rata portion of the shares are required to be returned to the Company.

69

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2014, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds the lesser of (1) $120,000 and (2) one percent of the average of our total assets at year-end for the last two completed fiscal years, in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest, other than the transactions described below.

The information below reflects a [1-for-__] reverse stock split of our registered and outstanding common stock pursuant to which every [__] shares of common stock, par value $0.001 per share, have been consolidated into one share of common stock par value, [$0.001] per share, effected on [____], 2017.

Executive Officers and Directors

We have entered into employment and consulting agreements and granted stock awards to our executive officers and directors as more fully described in “Executive Compensation” above.

Consulting Agreements – Members of Board of Directors

During the year ended December 31, 2015, we entered into consulting agreements with two of the directors then serving on our board of directors, Dr. Jeffrey S. O’Driscoll and Tim Treu. Under the agreements, Dr. O’Driscoll agreed to provide medical advisory services and Mr. Treu agreed to provide marketing services. The consulting agreements may be terminated by either the Company or by the consultant at any time and for any reason. During the year ended December 31, 2016, Mr. Treu’s agreement was terminated after he was paid $48,000 and Mr. O’Driscoll was paid $113,000 under his consulting agreement, for a total of $161,000 for the year ended December 31, 2016.

Effective February 1, 2017, we entered into a consulting agreement with Dr. Robin Smith, who is one of our directors. Under the agreement, Dr. Smith has agreed to provide advisory services related to our clinical assets, capital markets, public company related issues and other matters as agreed to by the parties. The agreement has a term of nine months, and Dr. Smith is to receive compensation of $120,000 and received 30,000 shares of common stock.

Related Party Note Payable

During the year ended December 31, 2016, we issued notes to Todd Morgan, our Chairman of the Board, for $210,000. Also during the year ended December 31, 2016, $105,000 of those notes were paid back along with interest and fees of $3,089. During 2017, the remaining $105,000 of principal was repaid along with interest and fees of $5,000. $55,000 of this principal and related interest was settled in common stock and $50,000 was settled in cash.

On December 18, 2015, we entered into a Patent Assignment Agreement for the acquisition of certain patent application rights. Prior to the execution of the Patent Assignment Agreement, Robert W. Raybould, a member of our board of directors, advanced $50,000 on our behalf to the seller under the Patent Assignment Agreement. The terms of the advance were not initially established such as the interest rate, the security, or the conversion terms. Later in December 2015, we repaid $25,000 of the advance and the remaining $25,000 was repaid in January 2016. There was no interest paid on the advance during the period that the advance was outstanding.

Consulting Agreement – Leavitt Partners, LLC

Effective July 1, 2014, we entered into a Consulting Services Agreement (the “Consulting Agreement”) with Leavitt Partners, LLC (“Leavitt Partners”) pursuant to which Leavitt Partners agreed to provide strategic consulting services to us. The Consulting Agreement provided we would appoint Richard McKeown, the chief executive officer of Leavitt Partners, to our board of directors. The Consulting Agreement had a term of four years, but could be terminated by either party as of the first, second, or third anniversary date of the Consulting Agreement, without cause and in the sole discretion of either party. Leavitt Partners terminated the Consulting Agreement on July 1, 2017, and Richard McKeown resigned from his position as a director on that date. As consideration for the services, in two transactions during the year ended December 31, 2014, we issued warrants to Leavitt Partners to purchase 900,000 shares of our common stock. Specifically, during the three months ended September 30, 2014, we issued a warrant, as amended, to purchase 225,000 shares, with all the shares under the amended warrant exercisable as of September 1, 2014. During the three months ended December 31, 2014, we issued a second warrant to Leavitt Partners to purchase 675,000 shares of our common stock. The second warrant vested with respect to 15,000 shares per month commencing October 1, 2014. The Consulting Agreement provided that the warrants would stop vesting upon termination of the Consulting Agreement. The warrants have an exercise price of $0.50 per share, provide for cashless exercise and expire 10 years after issuance.

70

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our authorized capital stock consists of 120,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. A description of material terms and provisions of our amended and restated certificate of incorporation and amended and restated bylaws affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws.

On [_____], 2017 we effected a [1-for-__] reverse stock split of our registered and outstanding common stock under which every [__] shares of common stock, par value $0.001 per share, was consolidated into one share of common stock par value [$0.001] per share.

General

Prior to this offering, there has not been an established public trading market for our common stock.

Common Stock

As of July 31, 2017, there were approximately [__] holders of our common stock. The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our board of directors from funds legally available therefor. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of our common stock. All shares of our common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. There are currently no shares of preferred stock issued or outstanding. The issuance of preferred stock, while providing flexibility in connection with financings, possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of our company, may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock, and may reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

Warrants

As of July 31, 2017, warrants for the issuance of 9,634,608 shares of our common stock were outstanding, all of which are exercisable at a weighted average exercise price of $1.12 per share.

Anti-Takeover Provisions

Our certificate of incorporation and bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below:

71

●	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the prohibition on removal of directors without cause;

●	the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

●	the ability of our board of directors to alter our bylaws without obtaining stockholder approval; and

●	the requirement that a special meeting of stockholders may be called only by the President of the Company or by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

72

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Action Stock Transfer Company. The transfer agent and registrar’s address is 2469 Fort Union Blvd #214, Cottonwood Heights, UT 84121. Its phone number is (801) 274-1088.

73

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our common stock or warrants. Future sales of substantial amounts of our common stock or warrants in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

After giving effect to the closing of this offering, [__] shares of common stock will be outstanding assuming an initial public offering price of [$___ per share]. All of the shares sold in this offering will be freely tradable unless held by an affiliate of ours. Of the remaining [__] shares of common stock outstanding after this offering that were not sold in this offering, approximately 5.3 million shares of common stock will be restricted as a result of securities laws or lock-up agreements (see “Lock-up Agreements” below) and approximately [__] shares of common stock will be freely tradable. The approximately [__] million remaining shares held by non-affiliates will be eligible for sale under Rule 144 or Rule 701 upon expiration of lock-up agreements at least 180 days after the date of this offering.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, any person who is not an affiliate of ours and has held their shares for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately [__] shares immediately after this offering; and

●	the average weekly trading volume of our common stock on NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement. Notwithstanding the availability of Rule 144, the holders of approximately 5.3 million of our restricted shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Rule 701

Under Rule 701, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold, by:

●	persons other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

●	our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

74

Lock-up Agreements

We, our executive officers, directors and other certain stockholders, holding an aggregate of approximately 5.3 million shares of our capital stock have agreed that, subject to certain exceptions, for a period of 180 days after the date of this prospectus, we and they will not, without the prior written consent of [__] dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our capital stock. [__] may, in their mutual discretion, release any of the securities subject to these lock-up agreements at any time.

Equity Incentive Plans

On July 21, 2017, we filed a registration statement on Form S-8 under the Securities Act to register the shares of our common stock that are issuable pursuant to our 2017 Stock Incentive Plan. The registration statement is effective. Accordingly, shares registered under the registration statement will be available for sale in the open market, subject to Rule 144 volume limitations and the lock-up arrangement described above, if applicable.

75

UNDERWRITING

We have entered into an underwriting agreement with Maxim Group LLC, acting as the sole book-running manager of this offering and the sole representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed severally to purchase, and we have agreed to sell to them, the number of shares of our common stock indicated below, at the public offering price less the underwriting discount and commissions described below:

Underwriter	Number of Shares
Maxim Group LLC
[______]
Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all the shares of common stock offered by this prospectus if any such shares are taken, other than those shares covered by the over-allotment option described below.

Discounts and Expenses

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the date of the underwriting agreement, to purchase from us up to an additional [____] shares of common stock, at the price of $[___] per share less the underwriting discount set forth on the cover page of this prospectus and for the commissions described below. The underwriters may exercise this option in part or in full, only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, the additional shares as to which the option has been exercised.

We have agreed to pay the underwriters an underwriting discount equal to 8.5% of the aggregate gross proceeds raised in this offering. We have also agreed to pay the underwriters warrants to purchase the number of shares of our common stock equal to 7% of all the shares of common stock sold in this offering (including shares in the over-allotment option, to the extent exercised). Such underwriters’ warrants shall have an exercise price equal to $ per share of common stock underlying such warrants, which is 110% of the public offering price, will be non-exercisable for six months after the effective date of the registration statement of which this prospectus forms a part and shall expire five years after such effective date. Such underwriters’ warrants will not be subject to redemption by the Company, and will entitle the holder thereof to unlimited “piggyback” registration rights with respect to the shares of common stock underlying such warrants at the Company’s expense, one demand registration right at the Company’s expense and an additional demand registration right at the warrant holder’s expense for a period of seven years from the effective date of the registration statement of which this prospectus forms a part. Such underwriters’ warrants will be subject to FINRA Rule 5110(g)(1) in that, except as otherwise permitted by FINRA rules, for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part, such underwriters' warrants shall not be (A) sold, transferred, assigned, pledged or hypothecated or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person.

The representative has advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the representative may offer some of the shares to other securities dealers at such price less a concession of up to $[____] per share. After the offering to the public, the offering price and other selling terms may be changed by the representative without changing the Company’s proceeds from the underwriters’ purchase of the shares.

76

The following table summarizes the public offering price per share of common stock, the underwriting discount and commissions and the proceeds, before expenses, to us, assuming both no exercise and the full exercise of the underwriters’ over-allotment option:

	Per Share	Total (No Exercise)	Total (Full Exercise)
Public offering price	$	$	$
Underwriting discounts and commissions
Proceeds, before expenses, to us	$	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount and commissions, will be approximately $[___].

Determination of Public Offering Price

Before this offering, there has been no public market for our securities. The public offering price will be determined through negotiations between us and the representative. In addition to prevailing market conditions, the factors to be considered in determining the public offering price include:

●	the valuations of publicly traded companies in the United States that the underwriters believe to be comparable to us;
●	our financial information;
●	the history of, and the prospects for, our Company and the industry in which we compete;
●	an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues;
●	the present state of our development; and
●	various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our securities may not develop. It is also possible that after this offering, our securities will not trade in the public market at or above the public offering price.

Lock-up Agreements

We and each of our officers, directors and certain stockholders who own in the aggregate 1.0% or more of our outstanding shares have agreed, subject to certain exceptions, not to offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, encumber, assign, borrow or otherwise dispose of or transfer any shares of our common stock or any other security of ours or any other entity that is convertible into, or exercisable or exchangeable for, our common stock or any other equity security of ours, for a period of six (6) months after the date set forth on the front cover of the final prospectus used in connection with this offering, without the prior written consent of the representative.

The representative may in its discretion consent to release some or all the securities subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release securities subject to lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of securities for which release is being requested and market conditions at the time.

77

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters may over-allot in connection with this offering by selling more shares of common stock than are set forth on the cover page of this prospectus. This creates a short position in our securities for the underwriters’ own accounts. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities they may purchase in the over-allotment option. In a naked short position, the number of securities over-allotted by the underwriters is greater than the number of securities they may purchase in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our securities, or reduce any short position by bidding for, and purchasing, our securities in the open market.

The underwriters may also impose a penalty bid. This occurs when an underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short-covering transactions.

Finally, the underwriters may bid for, and purchase, our securities in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our securities at prices that are higher than the prices that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on [NASDAQ], in the over-the-counter market or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our securities immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids in excess of the highest independent bid price by persons who are not passive market makers;

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Other Terms

We have agreed to bear the cost of all actual expenses related to this offering, including without limitation all filing fees and communication expenses relating to the registration of the securities to be sold in this offering. We have paid Maxim Group LLC an advance of $45,000 for its anticipated out-of-pocket accountable expenses. Maxim Group LLC will reimburse us for any remaining portion of the advance to the extent such monies were not used for out-of-pocket accountable expenses actually incurred if this offering is not completed. If this offering is completed, we will reimburse Maxim Group LLC for certain out-of-pocket actual expenses related to the offering, including legal fees up to a maximum of $100,000, expenses incurred to clear the offering with FINRA, background searches of our officers and directors, and roadshow expenses, including the $45,000 advance already paid.

We have granted Maxim Group LLC a right of first refusal to act as a co-lead manager and book runner for all future public and private equity, equity-linked and debt (excluding commercial bank debt and credit facilities) offerings for a period of 12 months from the commencement of sales of the offering contemplated by this prospectus.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act and liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

78

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the representative and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations. In connection with this offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, no information on any underwriter’s website and no information contained in any other website maintained by an underwriter is part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Listing

We have applied to list our common stock on the NASDAQ Capital Market following their issuance under the symbol “LUNG.”

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

●	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

●	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression “an offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

79

Each underwriter has represented and agreed that:

a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

The securities may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

80

LEGAL MATTERS

McDermott Will & Emery LLP, New York, New York, will pass upon the validity of the shares of our common stock offered hereby. The underwriters are being represented by Lowenstein Sandler LLP, New York, New York in connection with the offering.

EXPERTS

The consolidated financial statements of ProLung, Inc. as of December 31, 2016 and 2015 and for the years then ended included in this prospectus and in the registration statement have been so included in reliance on the report of MaloneBailey, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the filed exhibits may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referenced above. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website, other than as specifically incorporated by reference in this prospectus, is not part of this prospectus.

81

PROLUNG, INC. AND SUBSIDIARY

(FORMERLY FRESH MEDICAL LABORATORIES, INC.)

82

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Fresh Medical Laboratories, Inc.

Salt Lake City, Utah

We have audited the accompanying consolidated balance sheets of Fresh Medical Laboratories, Inc. and its subsidiary (collectively, the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fresh Medical Laboratories, Inc. and its subsidiary as of December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
April 17, 2017

83

Consolidated Balance Sheets

	December 31,
	2016	2015
Assets
Current Assets
Cash	$28,922	$451,526
Accounts receivable, net of allowance for doubtful accounts of $0 and $194,467, respectively	-	-
Inventory	-	35,174
Prepaid expenses	8,831	30,520
Total Current Assets	37,753	517,220

Inventory, noncurrent	291,559	206,722
Property and equipment, net of accumulated depreciation	82,917	106,541
Intangible assets, net of accumulated amortization	165,738	175,300

Total Assets	$577,967	$1,005,783

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$358,477	$97,849
Accrued liabilities	264,698	138,683
Related-party notes payable	105,000	25,000
Current portion of long-term debt	32,000	189,389
Total Current Liabilities	760,175	450,921

Long-Term Liabilities
Long-term debt, net of current portion	2,653,370	3,206,931
Total Long-Term Liabilities	2,653,370	3,206,931

Total Liabilities	3,413,545	3,657,852

Stockholders’ Deficit:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value; 40,000,000 shares authorized; 24,006,515 shares and 21,525,126 shares issued and outstanding, respectively	24,007	21,525
Additional paid-in capital	13,226,048	10,636,583
Accumulated deficit	(16,085,633)	(13,310,177)
Total Stockholders’ Deficit	(2,835,578)	(2,652,069)

Total Liabilities and Stockholder’ Deficit	$577,967	$1,005,783

The accompanying notes are an integral part of these consolidated financial statements.

84

Consolidated Statements of Operations

	For the Years Ended December 31,
	2016	2015
Revenues:
Revenue	$8,800	$19,450

Total revenue	8,800	19,450

Cost of revenue	10,193	15,563

Gross margin	(1,393)	3,887

Operating expenses:
Research and development expense	1,219,189	1,250,723
Selling, general and administrative expense	1,288,960	1,257,557
Total operating expenses	2,508,149	2,508,280

Loss from operations	(2,509,542)	(2,504,393)

Other expense:
Interest expense	(265,914)	(271,984)
Foreign currency exchange loss, net	-	(24,093)
Total other expense	(265,914)	(296,077)

Net loss	$(2,775,456)	$(2,800,470)

Basic and diluted loss per share	$(0.12)	$(0.14)

Weighted-average common shares outstanding, basic and diluted	22,739,569	20,344,262

The accompanying notes are an integral part of these consolidated financial statements.

85

Consolidated Statements of Shareholders’ Deficit

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2014	19,730,052	$19,730	$9,075,590	$(10,509,707)	$(1,414,387)
Stock-based compensation	-	-	255,915	-	255,915
Common stock issued for cash	294,000	294	146,706	-	147,000
Common stock issued for cash	1,235,278	1,235	925,225	-	926,460
Common stock issued pursuant to bill of sale and patent assignment agreements	150,000	150	112,350	-	112,500
Common stock issued for conversion of note and accrued interest	95,283	95	61,839	-	61,934
Issuance of warrants under consulting agreement	-	-	43,594	-	43,594
Common stock issued for services	20,513	21	15,364	-	15,385
Net loss	-	-	-	(2,800,470)	(2,800,470)
Balance, December 31, 2015	21,525,126	21,525	10,636,583	(13,310,177)	(2,652,069)
Stock-based compensation	-	-	262,474	-	262,474
Common stock issued for cash and warrants, net of offering costs	1,106,952	1,107	1,497,624	-	1,498,731
Common stock issued upon conversion of debt and accrued interest	1,251,504	1,252	812,225	-	813,477
Common stock issued to placement agent	103,166	103	(103)	-	-
Common stock issued for service	19,767	20	17,245	-	17,265
Net loss	-	-	-	(2,775,456)	(2,775,456)
Balance, December 31, 2016	24,006,515	$24,007	$13,226,048	$(16,085,633)	$(2,835,578)

The accompanying notes are an integral part of these consolidated financial statements.

86

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(2,775,456)	$(2,800,470)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	33,186	10,923
Stock-based compensation	279,739	343,488
Obsolete inventory	10,193	-
Impairment loss	-	50,000
Provision for doubtful accounts	-	102,282
Change in assets and liabilities:
Accounts receivable	-	52,517
Inventory	(59,856)	(31,422)
Prepaid expenses	21,689	(20,474)
Accounts payable	260,628	(7,467)
Accrued liabilities	196,542	(255,719)
Net cash flows from operating activities	(2,033,335)	(2,556,342)

Cash flows from investing activities:
Payments for property and equipment	-	(164,489)
Net cash flows from investing activities	-	(164,489)

Cash flows from financing activities:
Issuance of common stock and warrants for cash, net of offering costs	1,498,731	1,073,460
Proceeds from issuance of convertible debentures	-	2,000,000
Proceeds from issuance of convertible notes payable	-	1,206,931
Payments on convertible notes payable	-	(40,000)
Payments on notes payable	-	(1,097,078)
Proceeds from notes payable	32,000	-
Proceeds from related party debt	210,000	50,000
Payments on related party debt	(130,000)	(25,000)
Net cash flows from financing activities	1,610,731	3,168,313

Net increase (decrease) in cash	(422,604)	447,482
Cash at beginning of period	451,526	4,044
Cash at end of period	$28,922	$451,526

Supplemental disclosure of cash flow information:
Cash paid for interest	$76,170	$524,544
Cash paid for income taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Conversion of convertible debt and interest	$813,477	$61,934
Stock issued to placement agent	$103	$-
Common stock issued to acquire property and equipment, and intangible assets	$-	$112,500

The accompanying notes are an integral part of these consolidated financial statements.

87

Note 1 – Organization and Summary of Significant Accounting Policies

Organization – ProLung, Inc. (formerly Fresh Medical Laboratories, Inc.) (the “Company”) is a Delaware corporation that was incorporated on November 22, 2004 and is doing business as “ProLungdx.” The Company’s headquarters are located in Salt Lake City, Utah. The Company’s business is the marketing and sales of precision predictive analytical medical devices specializing in the lung cancer. The Company’s principal activities are primarily developing markets for its products, securing strategic alliances and obtaining financing.

Principles of Consolidation – During the year ended December 31, 2012, the Company formed a wholly-owned subsidiary, Hilltop Acquisition Corporation, Inc., which has had no activity since its inception and is included in the accompanying financial statements from the date of its formation.

Basis of Presentation – The Company has incurred losses for the past several years while pursuing the development of its primary predictive analytical medical device, and approval from the U.S. Food and Drug Administration (FDA) to market the device, while also developing markets outside the United States. The Company incurred net losses of $2.8 million in 2016 and 2015. Cash used in operating activities was $2.0 million and $2.6 million in 2016 and 2015, respectively. Historically, operations have been funded primarily through the sale of equity or debt securities. Should management continue to fund operations at similar levels, additional equity or debt securities would need to be sold, or other financing arrangements made.

The Company has the ability to maintain current levels of spending or reduce expenditures significantly if funding is not available. Additionally, should FDA approval be obtained, the Company could execute on an aggressive marketing plan that would require significant additional funding; however, this plan would not begin until funding is in place.

As discussed in Note 13, subsequent to December 31, 2016, the Company sold 2,556,634 units from its on-going Private Placement Memorandum for approximately $3.4 million. Additionally, the Company converted outstanding debt of approximately $1.3 million to equity, and paid debt and accrued interest of approximately $0.5 million. Therefore, approximately $1.8 million of liabilities on the December 31, 2016 balance sheet were converted to equity or repaid subsequent to December 31, 2016.

The Company’s financial statements for the prior year ended December 31, 2015 disclosed substantial doubt about the Company’s ability to continue as a going concern. Based on management’s plans and the significant capital raised subsequent to the year ended December 31, 2016, that substantial doubt has been alleviated.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Fair Value of Financial Instruments – Certain notes payable bear interest rates that are not market interest rates given the risks associated with a company in the early stage of its development. However, for notes payable which are classified among current liabilities due to their relatively short terms remaining to the notes’ maturity dates as of December 31, 2016, the carrying value of those notes payable approximates their fair value. For the notes payable and convertible debentures classified as long-term liabilities, the estimated fair value is approximately equal to the carrying value based on the interest rates and other terms of debt.

Research and Development – The Company expenses research and development costs as incurred. Research and development costs primarily consist of clinical study costs, consulting fees, compensation of employees related to activities to obtain regulatory approval for the Company’s devices, and materials and supplies.

Cash and Cash Equivalents – The Company considers all unrestricted highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of December 31, 2016 or 2015.

88

Inventory – Inventory is valued at the lower of cost or market value, with cost determined based on the first-in-first-out method. The estimated cost of inventory not expected to be converted to cash within one year is reflected as “Inventory, noncurrent” in the consolidated balance sheets although all inventory is ready and available for sale at any moment. During 2016 and 2015, the Company critically reviewed all inventory for impairment.

Property and Equipment – Property and Equipment is stated at cost and depreciated using the straight-line method over useful lives of 3 to 5 years.

Intangible Assets – As further discussed in Note 9 to these consolidated financial statements, intangible assets consist of rights to certain patent applications acquired in December 2015 under a Patent Assignment Agreement. These intangible assets will be amortized over an estimated useful life of eighteen years, with periodic evaluation for impairment.

Revenue Recognition – The Company commenced selling the EPN Scan during the year ended December 31, 2014. The Company recognizes revenue from the sale of the EPN Scan when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when (1) it has persuasive evidence of an arrangement, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. The Company recognizes revenue from licensing arrangements on a straight-line basis over the contractual term of the arrangement or the expected period during which the specified services will be performed, whichever is longer. However, for licensing arrangements where there are no future service obligations, the licensing income is recognized upon receipt of the consideration under the arrangement.

Trade Receivables and Credit Policies – Accounts receivable are recorded at the invoiced amount, with foreign currencies reflected in U.S. dollars (based on the exchange rate on the date of sale and adjusted to current exchange rates at the end of each reporting period), and do not bear interest. The Company uses an allowance for doubtful accounts to reflect the Company’s best estimate of the amount of probable credit losses in accounts receivable. Account balances will be charged off against the allowance when the account receivable is considered uncollectible. The allowance for doubtful accounts is an estimate that is particularly susceptible to change in the near term. During the years ended December 31, 2016 and 2015, the Company recorded a provision for doubtful accounts in the amount of $0 and $102,282, respectively, for accounts receivable that had not been collected and were overdue at that date. At December 31, 2016 and 2015, the allowance for doubtful accounts is $0 and $194,467, respectively.

Employee Stock-based Compensation – The Company accounts for employee stock-based compensation in accordance with ASC 718, “Compensation-Stock Compensation.” ASC 718 requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period.

Non-Employee Stock-based Compensation – The Company accounts for non-employee stock-based compensation in accordance with the provision of ASC 505, “Equity Based Payments to Non-Employees,” which requires that such equity instruments are recorded at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instruments vest.

Income Taxes – The Company accounts for income taxes under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for operating loss and tax credit carry-forwards. Deferred income tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. The Company has established a valuation allowance to reduce deferred income tax assets to their realizable values based on whether it is more likely than not that such deferred income tax assets will be realized. At December 31, 2016 and 2015, the Company has recorded a full valuation allowance against the net deferred tax assets related to temporary differences and operating losses because there is significant uncertainty as to the realizability of the deferred tax assets. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.

89

Basic and Diluted Loss Per Share – The Company computes basic loss per share by dividing net loss by the weighted-average number of common shares outstanding during the period. The Company computes diluted loss per share by dividing net loss by the sum of the weighted-average number of common shares outstanding and the weighted-average dilutive common share equivalents outstanding. The computation of diluted loss per share does not assume exercise or conversion of securities that would have an anti-dilutive effect. As of December 31, 2016, and 2015, the following items were excluded from the computation of diluted net loss per common share as their effect is anti-dilutive:

	For the Years Ended
	December 31,
	2016	2015
Warrants to purchase shares	3,447,386	1,423,211
Restricted common stock grants	872	253,670
Convertible debentures	2,198,850	3,253,279
Convertible notes	1,641,692	1,609,242

Foreign Currency Policy – Transactions in foreign currencies are initially recorded at the rates of exchange prevailing on the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are retranslated into the Company’s functional currency at the rates prevailing on the balance sheet date. Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are reported as other income (expense) and included in Net loss for the period. The Company recorded a foreign currency exchange loss of $24,093 for the year ended December 31, 2015.

Related Parties – The Company discloses related party transactions in accordance with ASC 850, “Related Party Disclosures.” All transactions with related parties are in the normal course of operations and are measured at the exchange amount.

Recent Accounting Pronouncements – In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (ASU 2016-02). ASU 2016-02 requires companies to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets. ASU 2016-02 will be effective for the Company’s fiscal year beginning January 1, 2019 on a modified retrospective basis and earlier adoption is permitted. Management is currently evaluating the impact of the pending adoption of ASU 2016-02 on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (“ASU 2016-09”), which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. ASU 2016-09 will be effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. It is not anticipated that this update will have a material effect on the Company’s consolidated financial statements.

Note 2 – Inventory

Inventory principally consists of the cost of materials purchased and assembled during the years ended December 31, 2016 and 2015. The cost of inventory also includes the costs of direct labor for the assembly and certain indirect costs incurred in connection with purchasing of parts and the assembly of products. Inventory consists of the following:

	December 31,
	2016	2015

Raw materials	$69,264	$76,925
Work in progress	31,185	58,376
Finished goods	191,110	106,595

Total inventory	291,559	241,896
Less carrying value of inventory not deemed to be a current asset	291,559	206,722

Inventory, included in current assets	$-	$35,174

90

In an effort to create a unified marketing image, inventory recorded at $10,193, which consisted of older packaging materials was written off during the year ended December 31, 2016 and is reported as cost of revenues in the accompanying statement of operations.

Note 3 – Property and Equipment

Property and equipment consists of the following at December 31, 2016 and 2015:

		December 31,
	Life	2016	2015

Computer equipment	3 years	$19,787	$19,787
Office equipment	3 to 5 years	13,852	13,852
Tooling	5 years	92,228	92,228

		125,867	125,867
Less accumulated depreciation		(42,950)	(19,326)

Property and equipment, net		$82,917	$106,541

Depreciation expense for the years ended December 31, 2016 and 2015 was $23,624 and $10,923, respectively.

Effective January 2014, the Company entered into a Master Services Agreement (the “Agreement”) with an entity that provides consulting and professional services to develop an internet-based customer service portal. The entity is owned and managed by a former director of the Company. By December 31, 2015, the Company had paid a total of $50,000 under the Agreement in full satisfaction of amounts owed for services provided under the Agreement. With this payment, the Agreement was terminated. With the termination of the Agreement, management evaluated the status of this project in light of its plan for the future development and completion of the project and concluded that the $50,000 of costs paid and recorded will not have a significant future benefit. Accordingly, an impairment loss of $50,000 was recorded at December 31, 2015.

Note 4 – Accrued Liabilities

Accrued liabilities consisted of the following at December 31, 2016 and 2015:

	December 31,
	2016	2015

Accrued interest	$234,405	$115,627
Accrued royalties	17,873	5,183
Accrued payroll and payroll taxes	12,420	17,873

Total accrued liabilities	$264,698	$138,683

Related party accrued interest was $35,519 and $1,012 at December 31, 2016 and 2015 respectively.

91

Note 5 –Short and Long-term Debt

Short and Long-term debt is summarized as follows:

	December 31,
	2016	2015

Convertible debentures; unsecured; interest at 8.00% per annum; due May 1, 2018; $742,950 was converted to common stock during the year ended December 31, 2016	$1,257,050	$2,000,000

Convertible notes payable; unsecured; interest at 8.00% per annum; due November 6, 2020	1,206,931	1,206,931

Note payable secured by all the assets of the Company; interest at 15.00% per annum; due June 30, 2018	189,389	189,389

Unsecured Note payable; interest at 10.00% per annum; due on demand	32,000	-

Total long-term debt	2,685,370	3,396,320

Less: current portion	32,000	189,389

Long-term debt, net of current portion	$2,653,370	$3,206,931

During the year ended December 31, 2016, notes totaling $32,000 became due. These notes are now considered due on demand and are recorded as current notes payable.

Maturities on long-term debt are as follows:

Year ending December 31,
2017	$32,000
2018	1,446,439
2019	-
2020	1,206,931
2021	-

Note Payable Secured by the Assets of the Company

During the year ended December 31, 2015, the Company paid off the remaining principal of a master note to a shareholder of $929,536 and accrued interest of $310,770. Total interest expense related to this note for the year ended December 31, 2015 was $87,028.

Other Convertible Notes

During the year ended December 31, 2015, one note payable in the amount of $40,000 and related accrued interest of $9,837 were paid off for cash. During the year ended December 31, 2015, a note payable in the amount of $50,000 and related accrued interest of $11,934 was converted into 95,283 shares of the Company’s common stock, at $0.65 per share.

Note Payable to a Relative of an Executive Officer

At December 31, 2016 and 2015, the Company was obligated under the terms of a master note to an individual related to an executive officer of the Company in the amount of $189,389. During the year ended December 31, 2015, the Company paid $356,931 to the note holder, which paid all accrued interest in the amount of $189,389 as of the date of the payment and the remainder of the payment was applied to reduce the principal of the note by $167,542, leaving a balance of $189,389. The note is secured by all the assets of the Company, bears interest at 15 percent per annum, and requires the board of directors to retain the current management as long as the note is outstanding. The note was extended on June 30, 2016 and is now due September 30, 2018. The balance of accrued interest at December 31, 2016 and 2015 was $29,498 and $1,012, respectively. As part of the extension of the due date, the Company analyzed the note and determined that the change in due date did not qualify as a debt modification under generally accepted accounting principles and accordingly, classified the note as long-term. As described in Note 13, the remainder of the principal and interest was either converted or repaid subsequent to year end.

92

Convertible Debentures

In 2015, the Company issued $2,000,000 in Convertible Debentures. The Convertible Debentures are unsecured and bear interest at the rate of 8% per annum. Principal and accrued interest are due on the maturity date, which is May 1, 2018. The holder of the Convertible Debenture is entitled, at its option, to convert all or any portion of the outstanding principal of the Convertible Debenture into shares of the Company’s common stock at a conversion price of $0.65 per share. Interest accruing from the date of issuance to the conversion date shall be paid on the maturity date. The Company evaluated the Convertible Debentures for consideration of any beneficial conversion features as required under generally accepted accounting principles. The Company determined that there was no beneficial conversion feature.

As further described in Note 6 to these consolidated financial statements, the Company entered into a Placement Agent Agreement, effective December 28, 2015, that provides for compensation to a Placement Agent in connection with an offering of common stock. Additionally, the Placement Agent Agreement provides for potential compensation to the Placement Agent in connection with the future conversion of the Convertible Debentures into shares of common stock of the Company. Upon the conversion of the Convertible Debentures, the Company shall issue the Placement Agent warrants to acquire shares of the Company’s common stock at an exercise price of $0.65 per share. On a quarterly basis, the Placement Agent will be issued a warrant to purchase one share of common stock for each $0.81 of the principal amount of the Convertible Debentures converted into common stock during the quarter, with the maximum number of warrants issuable under the Placement Agreement limited to 2,463,460 shares of the Company’s common stock. The term of the warrants shall be for a period of 36 months from the date of issuance.

As of December 31, 2016, $742,950 of principal and accrued interest of $70,525 were converted into 1,251,504 shares of common stock. As described in Note 13, the remainder of the principal and interest was either converted or repaid subsequent to year end.

Convertible Notes Payable

On November 6, 2015, the Company issued two convertible promissory notes (the “Convertible Notes”) in the aggregate principal amount of $1,206,931 to two investment entities controlled by a single family. In the same transaction, the investment entities purchased an aggregate of 66,666 shares of common stock for a purchase price of $50,000, or $0.75 per share. The Convertible Notes are unsecured and accrue interest at the rate of 8% per annum, with interest payable on the last day of each calendar quarter. The principal amount under the Convertible Notes is due on the five-year anniversary of the issue date. The Convertible Notes are convertible at any time prior to maturity at the option of the holders at a conversion rate of $0.75 per share. If the Company’s common stock commences trading and closes at a price of $3.50 per share for five consecutive trading days, the principal amount under the Convertible Notes automatically converts into common stock at the rate of $0.75 per share. Proceeds from the Convertible Notes were to be used for the purpose of retirement of long-term debt. The Company evaluated the Convertible Notes for consideration of any beneficial conversion features as required under generally accepted accounting principles. The Company determined that there was no beneficial conversion feature.

Other Notes Payable

On August 16, 2016, the Company issued an unsecured bridge note to an individual for $32,000 with an interest rate of 8%. This note was originally due on September 30, 2016, and is now due on demand. As of December 31, 2016, there is a balance of $1,461 in accrued interest related to this note. As described in Note 13, this principal and interest was repaid subsequent to year end.

93

Related-Party Notes Payable

During the year ended December 31, 2016 the Company issued notes to related parties for $210,000. Also during the year ended December 31, 2016, $105,000 of those notes were paid back along with interest and fees of $3,089.

On December 18, 2015, the Company entered into a Patent Assignment Agreement for the acquisition of certain patent application rights. Prior to the execution of the Patent Assignment Agreement, a member of the Company’s board of directors advanced $50,000 on behalf of the Company to the seller under the Patent Assignment Agreement. The advance did not bear interest, was unsecured, and did not offer conversion terms at any time. In December 2015, the Company repaid $25,000, and as described in Note 13, the remainder of the principal and interest was repaid subsequent to year end.

Note 6 – Preferred Stock

The stockholders of the Company have authorized 10,000,000 shares of preferred stock, par value $0.001 per share. The preferred stock may be issued in one or more series. The board of directors has the right to fix the number of shares of each series (within the total number of authorized shares of the preferred stock available for designation as a part of such series), and designate, in whole or part, the preferences, limitations and relative rights of each series of preferred stock. As of December 31, 2016, and 2015, the board of directors has not designated any series of preferred stock and there are no shares of preferred stock issued or outstanding.

Note 7 – Common Stock

Common Stock Issued for Cash

The Company signed a Private Placement Memorandum dated December 28, 2015 to offer a maximum of 3,500,000 shares of its common stock at a price of $1.50 per share. On July 7, 2016, the board of directors authorized changing the offering to be units of one share of common stock and one warrant, sold for a price of $1.50 per unit. This change was applied retroactively to all purchasers under the Private Placement Memorandum. The units are being offered on a “best efforts” basis. During the year ended December 31, 2016, 1,106,952 units were subscribed, conditions for the minimum offering were met, and the Company received net proceeds of $1,498,731 from the offering.

Concurrently with the Private Placement Memorandum, the Company entered into a Placement Agent Agreement, effective December 28, 2015, that provides for compensation to a Placement Agent in connection with the offering of common stock. Pursuant to the Placement Agent Agreement, the Company will pay the Placement Agent a cash commission of ten percent of the issuance price of the common stock sold in the offering, and one share of common stock of the Company for each ten shares of the Company’s common stock sold in the offering. Pursuant to these provisions, with the release of shares described in the previous paragraph, the Company incurred commission fees to the Placement Agent of $166,043 and has issued the Placement Agent 103,166 shares of common stock. The Placement Agent will also receive an expense allowance of up to $10,000 to reimburse it for direct out-of-pocket costs related to the offering and the Escrow Agent was paid $1,000 for services in connection with the offering. Legal fees of $6,949 were also paid in connection with the offering.

During the three months ended March 31, 2015, the Company issued 294,000 shares of common stock for cash. Proceeds from these issuances total $147,000, or $0.50 per share.

During the nine months ended December 31, 2015, the Company issued 1,235,278 shares of common stock for cash. Proceeds from these issuances total $926,460, or $0.75 per share. Certain of these issuances were the result of the Company receiving proceeds in excess of the number of Convertible Debentures authorized by the Company’s board of directors. These investors opted to purchase shares of common stock in the Company at $0.75 per share in accordance with the provisions of the convertible debentures.

94

Common Stock Issued for Conversion of Debt

During the year ended December 31, 2016, certain convertible debenture holders exercised their right and converted $742,950 of principal and $70,527 of accrued interest into common stock. The Company issued 1,251,504 shares of common stock at $0.65 per share in accordance with the provisions of the convertible debentures.

During the year ended December 31, 2015, a convertible note payable in the amount of $50,000 and related accrued interest of $11,934 was converted into 95,283 shares of the Company’s common stock, at $0.65 per share.

Common Stock Issued Pursuant to Bill of Sale and Patent Assignment Agreements

On December 18, 2015, the Company entered into a Bill of Sale Agreement and a Patent Assignment Agreement with an individual. Pursuant to the two agreements, the Company acquired a) inventory with an estimated value of $2,200; b) molds with an estimated value of $35,000; and c) certain patent application rights with an estimated value of $175,300. Total consideration given for these assets was cash in the amount of $100,000 and 150,000 shares of the Company’s common stock, valued at $0.75 per share, or $112,500. The value assigned to the common stock was based on the price per share that common stock was most-recently issued to third parties for cash.

Common Stock Issued for Services

Periodically, the Company issues restricted common stock grants to directors, officers and consultants as compensation for future services. During the year ended December 31, 2016, the Company recognized $126,400 in stock compensation expense related to the amortization of this deferred compensation. During the year ended December 31, 2015 the Company issued 20,513 shares to employees, directors, and consultants as compensation for current services. The Company recognized stock-based compensation of $15,385 ($0.75 per share) for the year ended December 31, 2015.

In addition, during the year ended December 31, 2016, the Company issued 19,767 shares of common stock with a total value of $17,265 to two consultants for services rendered.

The Company recognized stock-based compensation related to the shares issued to directors, officers and consultants for the year ended December 31, 2015 of $255,915.

A summary of the status of the Company’s restricted common stock grants as of December 31, 2016 and changes during the year then ended, is presented below:

		Weighted
	Restricted	Average
	Common	Common
	Stock	Stock
	Grants	Price

Balance at December 31, 2014	765,500	$0.50
Awarded	-	-
Vested	(511,830)	0.50

Balance at December 31, 2015	253,670	0.50
Awarded	-	-
Vested	(252,798)	0.50

Balance at December 31, 2016	872	$0.50

As of December 31, 2016, there was $436 of total unrecognized compensation cost related to the restricted common stock grants and the stock-based compensation arrangements awarded to directors, officers, and consultants. That cost is expected to be recognized over a weighted-average period of 0.02 years.

95

Total stock-based compensation expense from all sources for the year ended December 31, 2016 and 2015, including stock-based compensation for the warrants and related amortization discussed below in Note 8, has been included in the consolidated statements of operations as follows:

	For the Years Ended December 31,
	2016	2015

Research and development expense	$166,626	$165,342
Selling, general and administrative expense	113,114	178,146

Total share-based compensation	$279,739	$343,488

Note 8 – Common Stock Warrants

The Company has issued warrants to purchase its common stock for payment of consulting services, in connection with the extension of a note payable, as incentives to investors, and for cash. The fair value of warrants issued for consulting services is recognized as consulting expense at the date the warrants become exercisable. The Company values warrants based on the fair value of the stock on the date of issuance and records compensation over the requisite service period which is usually the vesting period. The non-vested shares are included in the total outstanding shares recorded in the consolidated financial statements. The fair value of warrants was estimated using the Black-Scholes option pricing model with volatility based on peer group companies. The fair value of the warrants that vested during the year ended December 31, 2016 was $0.76 per share. The fair value of the warrants that vested during the year ended December 31, 2015 was $0.402 per share. Management used the following inputs to value the warrants for the year ended December 31, 2016:

	For the Years Ended December 31,
	2016	2015
Expected life	4.5 years	5.2 years
Exercise price	$0.50	$0.50
Expected volatility	124%	71%
Expected dividends	None	None
Risk-free interest rate	1.33%	1.70%

The Company recognized $136,074 of share-based compensation and additional paid in capital during the year ended December 31, 2016 and $43,594 of share-based compensation and additional paid-in capital in addition to $28,594 in amortization related to the vesting of warrants for the year ended December 31, 2015.

Pursuant to the Private Placement Memorandum discussed in Note 7, the Company issued, to the investors, one warrant to purchase a share of common stock at a price of $1.50 for each share purchased. The Company issued 1,106,952 warrants under these terms. The fair value of warrants was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 1.02%, expected volatility 141%, expected life 2.12 years, expected dividend yield of zero. The proceeds of the private placement were allocated to the stock and warrants based on their relative fair values with $688,644 being allocated to the warrants.

In addition, as noted in Note 7 above, the Private Placement Memorandum requires the Company to issue, to the Placement Agent, a warrant to purchase one share of common stock at a price of $0.65 for each $0.81 of the principal amount of the outstanding 8% Convertible Debentures that is converted into Common Stock of the Company. During the year ended December 31, 2016, certain convertible debenture holders exercised their right and converted $742,950 of principal which resulted in 917,223 warrants issued to the Placement Agent.

96

A summary of warrant activity for the years ended December 31, 2016 and 2015 is presented below:

			Weighted	Aggregate
		Weighted	Average	Intrinsic
	Shares	Average	Remaining	Value of
	Under	Exercise	Contractual	Vested
	Warrants	Price	Life	Warrants

Outstanding at December 31, 2014	1,423,211	$0.54	8.3 years	$17,640
Issued	-	-
Exercised	-	-
Expired	-	-

Outstanding at December 31, 2015	1,423,211	$0.54	7.3 years	$213,364
Issued	2,024,175	1.26
Exercised	-	-
Expired	-	-

Outstanding at September 30, 2016	3,447,386	$0.88	4.2 years	$546,333

The intrinsic value at December 31, 2016 is calculated at $0.85 per share less the exercise price, based on management’s latest estimate of the fair value of the shares of common stock, which is the latest price the Company issued shares of common stock for cash.

Note 9 – Intangible Assets

In December 2015, the Company purchased patents for a probe as well as enhanced surface and tips for obtaining bioelectrical signals for $175,300 comprised of $62,800 in cash and 150,000 shares of common stock. These patents will be amortized at a rate of $797 per month, or $9,562 per year, over the 220-month remaining life of the patents. During the years ended December 31, 2016 and 2015 the Company recognized amortization expense of $9,562 and $0, respectively.

Note 10 – Commitments and Contingencies

Consulting Representation Agreement

On January 1, 2016, the Company entered into a Consulting Representation Agreement with two consultants located in the European Union. Pursuant to the Consulting Representation Agreement, the consultants agreed to complete certain marketing milestones related to relationship development with key government and regulatory officials in the European Union and the introduction and marketing of the Company’s products to potential medical, clinical and hospital customers of the member states of the European Union. This Consulting Representation Agreement was terminated during the year ended December 31, 2016 due to failure of the consultants to perform. During the year ended December 31, 2016, the Company has issued 10,000 shares of common stock in accordance with this agreement.

Lease Agreement

The Company leases office space under an agreement that expires in 2017, with an option to renew with a 3% annual rent escalation. Monthly rental payments as of December 31, 2016 are $3,940 per month.

Lease expense charged to operations for the years ended December 31, 2016 and 2015 was $49,469 and $48,649, respectively.

97

License Agreement

The Company has a license agreement with a party related through a shareholder and former member of the board of directors. Under the agreement, the Company has the right to the exclusive use of certain patents pending and related technology (the “technology”) in its medical devices and other products for an indefinite term. In return, the Company agreed to incur a minimum of $4,750,000 in development costs by the year 2014 to develop and market its products worldwide based on a graduated schedule and to make royalty payments based on a percentage of the aggregate worldwide net sales (as defined in the agreement) of its medical device and other products that utilize the technology. The minimum expenditure of $4,750,000 was achieved. At December 31, 2016 and 2015, accrued royalties under this license agreement total $17,873, respectively.

Note 11 – Income Taxes

The Company provides for income taxes using an asset and liability based approach. Deferred income tax assets and liabilities are recorded to reflect the future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The significant components of net deferred tax assets (liabilities) were as follows at December 31, 2016 and 2015:

	2016	2015

Net operating losses	$4,841,700	$3,776,478
Research and development credit carryforward	129,500	75,004
Related-party accruals	2,300	-
Allowance for doubtful accounts	-	75,842
Stock based compensation	-	57,253
Depreciation and amortization	15,500	(4,477)
Valuation allowance	(4,989,000)	(3,980,100)
Net deferred tax asset	$-	$-

As of December 31, 2016, the Company had no unrecognized tax benefits that, if recognized, would affect the Company’s effective income tax rate over the next 12 months. A reconciliation of the expected income tax benefit at the U.S. Federal income tax rate to the income tax benefit actually recognized for the years ended December 31, 2016 and 2015 is set forth below:

	2016	2015

Net loss	$(1,082,400)	$(952,160)
Non-deductible expenses and other	110,300	(8,824)
Valuation allowance	972,100	960,984
Benefit from Income Taxes	$-	$-

As of December 31, 2016, the Company has a net operating loss carry-forward for U.S. federal income tax purposes of approximately $12.2 million. This carry-forward is available to offset future taxable income, if any, and will expire, if not used, from 2017 through 2036. The utilization of the net operating loss carry-forward is dependent upon the tax laws in effect at the time the net operating loss carry-forward can be utilized and may be limited by changes in ownership control of the Company. The Company’s U.S. federal and Utah income tax returns, constituting the returns of the major taxing jurisdictions, are subject to examination by the taxing authorities for all open years as prescribed by applicable statute. No income tax waivers have been executed that would extend the period subject to examination beyond the period prescribed by statute. The Company is no longer subject to U.S. federal tax examinations for tax years before and including December 31, 2012. The Company is no longer subject to Utah state tax examinations for tax years before and including December 31, 2010. During the years ended December 31, 2016 and 2015, the Company did not incur interest and penalties.

98

Note 12 – Other Related Party Transactions

During the year ended December 31, 2016, the Company has consulting agreements in place with two of the members of its board of directors. These directors provide marketing and medical advisory services. One of the agreements was terminated during the year ended December 31, 2016. The remaining consulting agreement may be terminated by either the Company or by the consultant at any time and for any reason. During the year ended December 31, 2016, these directors were paid a total of $161,000 under these agreements.

Note 13 – Subsequent Events

The Company evaluated all subsequent events that occurred after the balance sheet date through April 17, 2017, the date its financial statements were available to be issued, and concluded there were additional events and transactions occurring during this period that required recognition or disclosure in the financial statements.

Subsequent to December 31, 2016, the Company sold 2,256,634 shares under the Private Placement Memorandum discussed in Note 7 for cash received of $3,384,952.

Subsequent to December 31, 2016, the remaining balance of the note payable to a relative of an executive officer was converted or repaid as follows: 1) the Company issued 66,667 shares of common stock as well as 66,667 warrants to purchase stock at a price of $1.50 for conversion of debt principal of $100,000, and 2) the Company repaid the remaining principal of $89,389 and accrued interest payable of $39,071. Any and all security interest held by the noteholder was released to the Company.

Subsequent to December 31, 2016, the remaining balance of convertible debentures was converted or repaid as follows: 1) the Company issued 1,752,274 shares of common stock for conversion of debenture principal of $991,550 and accrued interest payable of $147,428, and 2) the Company repaid the remaining principal of $265,500 and accrued interest payable of $41,607.

Subsequent to December 31, 2016, the Company repaid the other note payable of $32,000.

Subsequent to December 31, 2016, the remaining balance of the related-party notes payable were converted or repaid as follows: 1) the Company issued 40,000 shares of common stock as well as 40,000 warrants to purchase stock at a price of $1.50 for conversion of debt principal of $60,000, and 2) the Company repaid the remaining principal, interest and fees of $52,300.

99

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2017	December 31, 2016
Assets
Current Assets
Cash	$1,549,023	$28,922
Accounts receivable, net of allowance for doubtful accounts of $194,467 and $194,467, respectively	-	-
Prepaid expenses	16,561	8,831
Total Current Assets	1,565,584	37,753

Inventory, noncurrent	309,600	291,559
Property and equipment, net of accumulated depreciation	85,496	82,917
Intangible assets, net of accumulated amortization	163,348	165,738

Total Assets	$2,124,028	$577,967

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$143,428	$358,477
Accrued liabilities	168,668	264,698
Related-party notes payable	-	105,000
Current portion of long-term debt	-	32,000
Total Current Liabilities	312,096	760,175

Long-Term Liabilities
Long-term debt, net of current portion	1,396,320	2,653,370
Total Long-Term Liabilities	1,396,320	2,653,370

Total Liabilities	1,708,416	3,413,545

Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value; 40,000,000 shares authorized; 28,248,783 shares and 24,006,515 shares issued and outstanding, respectively	28,249	24,007
Additional paid-in capital	17,435,176	13,226,048
Accumulated deficit	(17,047,813)	(16,085,633)
Total Stockholders’ Equity (Deficit)	415,612	(2,835,578)

Total Liabilities and Stockholders’ Equity (Deficit)	$2,124,028	$577,967

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

100

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended March 31,
	2017	2016
Revenues:
Revenue	$-	$-

Total revenue	-	-

Cost of revenue	-	10,193

Gross margin	-	(10,193)

Operating expenses:
Research and development expense	431,824	304,302
Selling, general and administrative expense	480,452	421,884
Total operating expenses	912,276	726,186

Loss from operations	(912,276)	(736,379)

Other expense:
Interest expense, net	(49,904)	(71,721)
Total other expense	(49,904)	(71,721)

Net loss	$(962,180)	$(808,100)

Basic and diluted loss per share	$(0.04)	$(0.04)

Weighted-average common shares outstanding, basic and diluted	25,406,900	21,506,956

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

101

Condensed Consolidated Statement of Changes In Stockholders’ Equity (Deficit)

(Unaudited)

					Total
			Additional		Stockholders’
	Common Stock		Paid-In	Accumulated	Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Balance at January 1, 2017	24,006,515	$24,007	$13,226,048	$(16,085,633)	$(2,835,578)
Issuance of common stock upon conversion of debentures	1,752,274	1,752	1,137,226	-	1,138,978
Issuance of common stock, net of issuance costs	2,174,967	2,175	2,922,736	-	2,924,911
Issuance of common stock to placement agents	225,027	225	(225)	-	-
Issuance of common stock upon conversion of related-party notes payable	40,000	40	59,960	-	60,000
Issuance of common stock to consultants for services	50,000	50	54,950	-	55,000
Stock-based compensation	-	-	34,481	-	34,481
Net loss	-	-	-	(962,180)	(962,180)
Balance at March 31, 2017	28,248,783	$28,249	$17,435,176	$(17,047,813)	$415,612

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

102

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(962,180)	$(808,100)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	8,719	5,906
Stock-based compensation	89,481	110,429
Obsolete inventory	-	10,193
Change in assets and liabilities:
Inventory	(18,041)	(57,916)
Prepaid expenses	(7,730)	4,734
Accounts payable	(215,049)	1,385
Accrued liabilities	(1,142)	47,192
Net cash flows from operating activities	(1,105,942)	(686,177)

Cash flows from investing activities:
Payments for property, equipment, and intangible assets	(8,908)	-
Net cash flows from investing activities	(8,908)	-

Cash flows from financing activities:
Issuance of common stock and warrants	3,262,451	463,450
Payment of offering costs	(280,000)	-
Payments on convertible debentures	(265,500)	-
Proceeds from related party debt	-	30,000
Payments on debt	(32,000)	-
Payments on related party debt	(50,000)	(55,000)
Net cash flows from financing activities	2,634,951	438,450

Net increase (decrease) in cash	1,520,101	(247,727)
Cash at beginning of period	28,922	451,526
Cash at end of period	$1,549,023	$203,799

Supplemental disclosure of cash flow information:
Cash paid for interest	$94,399	$24,671
Cash paid for income taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Conversion of convertible debt and interest	$1,138,978	$175,070
Related-party note and interest settled with common stock	$60,000	$-
Commissions to placement agent	$57,540	$-
Stock issued to placement agent	$225	$35

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

103

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1 – Organization and Summary of Significant Accounting Policies

Organization

ProLung, Inc. (formerly Fresh Medical Laboratories, Inc.) (the “Company”) is a Delaware corporation that was incorporated on November 22, 2004 and is doing business as “ProLungdx.” The Company’s headquarters are located in Salt Lake City, Utah. The Company’s business is the development, marketing, and sales of precision predictive analytical medical devices specializing in lung cancer. The Company’s principal activities are primarily developing markets for its products, securing strategic alliances and obtaining financing.

Principles of Consolidation

During the year ended December 31, 2012, the Company formed a wholly-owned subsidiary, Hilltop Acquisition Corporation, Inc., which has had no activity since its inception and is included in the accompanying condensed consolidated financial statements from the date of its formation.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared by management in accordance with rules and regulations promulgated by the U.S. Securities and Exchange Commission and therefore certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments necessary for them to be presented fairly, with those adjustments consisting only of normal recurring adjustments. These interim financial statements should be read in conjunction with the Company’s annual consolidated financial statements included in the Company’s annual report on Amendment No. 1 to the Annual Report on Form 10-K/A (the “Form 10-K”) for the year ended December 31, 2016. The results of operations for the three months ended March 31, 2017 may not be indicative of the results to be expected for the year ending December 31, 2017.

The Company has incurred losses for the past several years while pursuing the development of its primary predictive analytical medical device, and approval from the U.S. Food and Drug Administration (FDA) to market the device, while also developing markets outside the United States. The Company incurred net losses of $2.8 million in 2016 and 2015. Cash used in operating activities was $2.0 million and $2.6 million in 2016 and 2015, respectively. Historically, operations have been funded primarily through the sale of equity or debt securities. Should management continue to fund operations at similar levels, additional equity or debt securities would need to be sold, or other financing arrangements made.

The Company has the ability to maintain current levels of spending or reduce expenditures significantly if funding is not available. Additionally, should FDA approval be obtained, the Company could execute on an aggressive marketing plan that would require significant additional funding; however, this plan would not begin until funding is in place.

As discussed in Note 10, subsequent to March 31, 2017, the Company closed the Private Placement Memorandum dated December 28, 2015 and received subscriptions of an additional $2,942,208, net of offering costs, in exchange for selling 2,179,411 units comprised of one share of common stock and one warrant to purchase one share of common stock. As of the filing date of this report, the maximum offering amount of $5,250,000 was oversubscribed by approximately $3,000,000. On a fully diluted basis, the Company currently does not have enough authorized shares to cover all of the oversubscribed units. In the event the Company does not approve an increase in authorized shares, the Company may be required to return a portion of the cash received from the oversubscribed units to the investors.

104

Basic and Diluted Loss Per Share

The Company computes basic loss per share by dividing net loss by the weighted-average number of common shares outstanding during the period. The Company computes diluted loss per share by dividing net loss by the sum of the weighted-average number of common shares outstanding and the weighted-average dilutive common share equivalents outstanding. The computation of diluted loss per share does not assume exercise or conversion of securities that would have an anti-dilutive effect. As of March 31, 2017, and 2016, the following items were excluded from the computation of diluted net loss per common share as their effect is anti-dilutive:

	For the Three Months Ended
	March 31,
	2017	2016
Warrants to purchase shares	6,846,488	1,423,211
Restricted common stock grants	872	152,483
Convertible debentures	-	3,045,192
Convertible notes	1,609,242	1,609,242

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (ASU 2016-02). ASU 2016-02 requires companies to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets. ASU 2016-02 will be effective for the Company’s fiscal year beginning January 1, 2019 on a modified retrospective basis and earlier adoption is permitted. Management is currently evaluating the impact of the pending adoption of ASU 2016-02 on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (“ASU 2016-09”), which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. ASU 2016-09 will be effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. This update does not have a material effect on the Company’s consolidated financial statements.

Note 2 – Inventory

Inventory principally consists of the cost of materials purchased and assembled during the years ended March 31, 2017 and 2016. The cost of inventory also includes the costs of direct labor for the assembly and certain indirect costs incurred in connection with purchasing of parts and the assembly of products. Inventory consists of the following:

	March 31, 2017	December 31, 2016

Raw materials	$74,594	$69,264
Work in progress	30,627	31,185
Finished goods	204,379	191,110

Total inventory	309,600	291,559

105

Note 3 – Accrued Liabilities

Accrued liabilities consisted of the following at March 31, 2017 and 2016:

	March 31,	December 31,
	2017	2016

Accrued interest	$39,341	$234,405
Accrued royalties	17,873	17,873
Accrued payroll and payroll taxes	18,024	12,420
Accrued clinical and legal expense	35,890	-
Accrued placement agent commissions	57,540	-

Total accrued liabilities	$168,668	$264,698

Note 4 –Short and Long-term Debt

During the three months ended March 31, 2017, the remaining balance of convertible debentures was converted or repaid as follows: the Company issued 1,752,274 shares of common stock for conversion of debenture principal of $991,550 and accrued interest payable of $147,428, and the Company repaid the remaining principal of $265,500 and accrued interest payable of $41,607. The Company also issued 1,224,135 warrants to the placement agent in relation to the conversions.

During the quarter ended March 31, 2017, a related-party note for $55,000 was repaid with common stock and a third-party note for $32,000 was repaid with cash.

Short and Long-term debt is summarized as follows:

	March 31,	December 31,
	2017	2016

Convertible debentures; unsecured; interest at 8.00% per annum; due May 1, 2018	$-	$1,257,050

Convertible notes payable; unsecured; interest at 8.00% per annum; due November 6, 2020	1,206,931	1,206,931

Note payable secured by all the assets of the Company; interest at 15.00% per annum; due June 30, 2018	189,389	189,389

Unsecured Note payable; interest at 10.00% per annum; due on demand	-	32,000

Related-party note payable	-	105,000

Total long-term debt	1,396,320	2,790,370

Less: current portion	-	137,000

Long-term debt, net of current portion	$1,396,320	$2,653,370

106

Related-Party Note Payable

As of March 31, 2017, $105,000 of principal of related-party notes was repaid along with interest and fees of $5,000. $55,000 of this principal and related interest was settled in common stock and $50,000 was settled in cash. During the three months ended March 31, 2016, the Company issued a note to a related-party for $30,000 which was then paid back along with interest and fees of $599.

Note Payable to a Relative of an Executive Officer

At March 31, 2017 and March 31, 2016, the Company was obligated under the terms of a master note to an individual related to an executive officer of the Company in the amount of $189,389. The note is secured by all the assets of the Company, bears interest at 15% per annum, and requires the board of directors to retain the current management as long as the note is outstanding. The note was extended on June 30, 2016 and is now due September 30, 2018. The balance of accrued interest at March 31, 2017 and December 31, 2016 was $36,503 and $29,498, respectively. As part of the extension of the due date, the Company analyzed the note and determined that the change in due date did not qualify as a debt modification under generally accepted accounting principles and accordingly, moved the note to long-term.

Subsequent to March 31, 2017, the remaining balance of this note was converted or repaid as follows: The Company converted $100,000 of principal for 66,667 shares of common stock as well as 66,667 warrants to purchase stock at a price of $1.50, and the Company repaid the remaining principal of $89,389 and accrued interest payable of $39,071. Any and all security interest held by the noteholder was released to the Company. As of the date of this report, no shares or warrants have been issued for the conversion of this debt.

Note 5 – Preferred Stock

The stockholders of the Company have authorized 10,000,000 shares of preferred stock, par value $0.001 per share. The preferred stock may be issued in one or more series. The board of directors has the right to fix the number of shares of each series (within the total number of authorized shares of the preferred stock available for designation as a part of such series), and designate, in whole or part, the preferences, limitations and relative rights of each series of preferred stock. As of March 31, 2017, and 2016, the board of directors has not designated any series of preferred stock and there are no shares of preferred stock issued or outstanding.

Note 6 – Common Stock

Private Placement of Common Stock of the Company

Pursuant to a Private Placement Memorandum dated December 28, 2015, the Company offered a minimum of 333,333 units, comprised of one share of common stock and one warrant to purchase one share of common stock at $1.50, or a maximum of 3,500,000 units at a purchase price of $1.50 per unit, for a minimum offering amount of $500,000 and a maximum offering amount of $5,250,000. The units were offered to a limited number of prospective investors who qualify as “accredited investors.” The units were offered on a “best efforts, all-or-none” basis for the first 333,333 units subscribed for and on a “best efforts” basis thereafter.

The Company engaged two separate placement agents during different time periods in connection with the offering, which placement agents were entitled to a cash commission of ten percent of the issuance price of the common stock sold in the offering, and one share of common stock of the Company for each ten shares of the Company’s common stock sold in the offering. Pursuant to these agreements, the Company had incurred commission fees to the placement agents of $337,540 together with 225,027 shares of common stock as of March 31, 2017. As of the date of this report, all but $57,540 of the placement agent commissions fees have been paid. For the three months ended March 31, 2017, the Company received subscriptions for $2,982,451, net of offering costs that had been paid in cash.

107

Subsequent to March 31, 2017, the Company received subscriptions for an additional $2,942,208, net of offering costs, by selling 2,179,411 units comprised of one share of common stock and one warrant to purchase one share of common stock, at the price of $1.50.

As of the filing date of this report, the maximum offering amount of $5,250,000 was oversubscribed by approximately $3,000,000. In the event the Company does not approve an increase in authorized shares, the Company may be required to return a portion of the cash received from investors.

Common Stock Issued for Conversion of Debt

During the three months ended March 31, 2017, the remaining balance of convertible debentures was converted or repaid as follows: the Company issued 1,752,274 shares of common stock for conversion of debenture principal of $991,550 and accrued interest payable of $147,428, and the Company repaid the remaining principal of $265,500 and accrued interest payable of $41,607.

Common Stock Issued for Services

The Company recognized stock-based compensation related to shares issued to directors, officers and consultants for the three months ended March 31, 2017 and 2016 of $55,000 and $50,594, respectively.

A summary of the status of the Company’s non-vested shares as of March 31, 2017 and changes during the three months then ended, is presented below:

	Restricted Common Stock	Weighted Average Common Stock
	Grants	Price
Balance at December 31, 2016	872	$0.50
Awarded	-	-
Vested	-	-

Balance at March 31, 2017	872	$0.50

Total stock-based compensation expense from all sources for the three months ended March 31, 2017 and 2016, including stock-based compensation for the warrant discussed below in Note 7, has been included in the condensed consolidated statements of operations as follows:

	For the Three Months Ended March 31,
	2017	2016

Research and development expense	$-	$73,931
Selling, general and administrative expense	89,481	36,498

Total share-based compensation	$89,481	$110,429

Note 7 – Common Stock Warrants

The Company has issued warrants to purchase its common stock for payment of consulting services, in connection with the extension of a note payable, as incentives to investors, and for cash. The fair value of warrants issued for consulting services is recognized as consulting expense at the date the warrants become exercisable. The Company values non-vested warrants based on the fair value of the stock on the date of issuance and records compensation over the requisite service period which is usually the vesting period. The non-vested shares are included in the total outstanding shares recorded in the condensed consolidated financial statements. The fair value of warrants was estimated using the Black-Scholes option pricing model. The fair value of the warrant shares that vested during the three months ended March 31, 2017 was $0.70 per share. The weighted-average assumptions used for the warrant shares that vested during the three months ended March 31, 2017 were risk-free interest rate of 1.61%, expected volatility of 144%, expected life of 3.2 years, and expected dividend yield of zero. The fair value of the warrant shares that vested during the year ended December 31, 2016 was $0.76 per share. The weighted-average assumptions used for the warrant shares that vested during the year ended December 31, 2016 were risk-free interest rate of 1.33%, expected volatility of 124%, expected life of 4.5 years, and expected dividend yield of zero. The Company recognized $34,481 and $59,835 as share-based compensation and additional paid-in capital related to the vesting of warrant shares for the three months ended March 31, 2017 and 2016 respectively.

108

A summary of warrant activity for the three months ended March 31, 2017 is presented below:

			Weighted	Aggregate
		Weighted	Average	Intrinsic
	Shares	Average	Remaining	Value of
	Under	Exercise	Contractual	Vested
	Warrants	Price	Life	Warrants

Outstanding at December 31, 2016	3,447,386	$0.88	4.2 years	$546,333
Issued	3,399,102	1.19	2.5 years
Exercised	-	-
Expired	-	-

Outstanding at March 31, 2017	6,846,488	$1.03	3.2 years	$939,258

The intrinsic value at March 31, 2017 is calculated at $0.89 per share less the exercise price, based on the management’s latest estimate of the fair value of the shares of common stock, which is the latest price the Company issued shares of common stock for cash.

Note 8 – Commitments and Contingencies

Consulting Representation Agreement

In February 2017, the Company entered into a consulting agreement with Dr. Robin Smith, who is a director of the Company. Under the agreement, Dr. Smith has agreed to provide advisory services related to the Company’s clinical assets, capital markets, public company related issues and other matters as agreed to by the parties. The agreement has a term of one year, and Dr. Smith is to receive compensation of $120,000.

In February 2017, the Company entered into a consulting agreement with Cynthia Tsai. Under the agreement, Ms. Tsai has agreed to provide advisory services related to the Company’s public company related issues and other matters as agreed to by the parties. The agreement has a term of one year, and Ms. Tsai is to receive compensation of $50,000.

Lease Agreement

The Company leases office space under an agreement that expires in 2018, with an option to renew with a 3% annual rent escalation. Monthly rental payments as of December 31, 2016 are $3,940 per month.

Year ending March 31,
2017	$35,460
2018	27,580
Thereafter	-

Total	$63,040

Lease expense charged to operations for the three months ended March 31, 2017 and 2016 was $11,819 and $15,679, respectively.

109

License Agreement

The Company has a license agreement with a party related through a shareholder and former member of the board of directors. Under the agreement, the Company has the right to the exclusive use of certain patents pending and related technology (the “technology”) in its medical devices and other products for an indefinite term. In return, the Company agreed to incur a minimum of $4,750,000 in development costs by the year 2014 to develop and market its products worldwide based on a graduated schedule and to make royalty payments based on a percentage of the aggregate worldwide net sales (as defined in the agreement) of its medical device and other products that utilize the technology. The minimum expenditure of $4,750,000 was achieved. At March 31, 2017 and 2016, accrued royalties under this license agreement total $17,873, respectively.

Note 9 – Other Related Party Transactions

As of March 31, 2017, the Company has consulting agreements in place with two of the members of its board of directors. The directors provide marketing and medical advisory services. The consulting agreements may be terminated by either the Company or by the consultant at any time and for any reason. During the three months ended March 31, 2017, the directors were paid a total of $80,681 under these agreements.

Note 10 – Subsequent Events

Subsequent to March 31, 2017, the remaining balance of the note payable to a relative of an executive officer was converted or repaid as follows: The Company converted $100,000 of principal with 66,667 shares of common stock as well as 66,667 warrants to purchase stock at a price of $1.50, and repaid the remaining principal of $89,389 and accrued interest payable of $39,071. Any and all security interest held by the noteholder was released to the Company.

Subsequent to March 31, 2017, the Company closed its $5.2 million Private Placement Memorandum dated December 28, 2015 and received subscriptions for an additional $2,942,208, net of offering costs, by selling 2,179,411 units comprised of one share of common stock and one warrant to purchase one share of common stock, for a price of $1.50 per unit. Pursuant to the placement agent agreement, the Company has agreed to pay the placement agents a cash commission of ten percent of the issuance price of the common stock sold in the Company’s private placement offering of common stock, and one share of common stock of the Company for each ten shares of the Company’s common stock sold in the offering. A total of 210,411 shares were issued to these placement agents.

As part of closing the Placement Agent Agreement in connection with the conversion of the Convertible Debentures into shares of common stock, the Company issued an additional 502,042 warrants bringing the total warrants issued to the Placement Agent up to 2,643,400.

Subsequent to March 31, 2017, the Company issued 40,000 warrants to a related party in conjunction with debt settled previously. These warrants have an exercise price of $1.50.

Subsequent to March 31, 2017, the shareholders approved to increase the authorized common shares to 120,000,000.

The Company evaluated all subsequent events that occurred after the balance sheet date through July 31, 2017 the date its financial statements were available to be issued, and concluded there were no additional events or transactions occurring during this period that required recognition in the financial statements.

110

[_________] Shares of Common Stock

Prospectus

Maxim Group LLC

, 2017

111

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling stockholders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee and FINRA fee, are estimates.

SEC registration fee	$2,000*
FINRA filing fee	-*
NASDAQ listing fee	50,000*
Accounting fees and expenses	10,000*
Legal fees and expenses	175,000*
Printing and related expenses	15,000*
Miscellaneous	20,000*
Total	$272,000*

* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Our amended and restated certificate of incorporation provides that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages except as provided pursuant to Delaware law. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of our from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of our and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with the Delaware law. The rights accruing to any person under our amended and restated certificate of incorporation and our amended and restated bylaws do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by our amended and restated certificate of incorporation and our amended and restated bylaws.

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

112

The underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of us and our directors and officers for certain liabilities under the Securities Act, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The Company has sold the securities described below within the past three years which were not registered under the Securities Act. All of the sales listed below were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D thereunder, as the securities were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

Subsequent to March 31, 2017, the Company closed its $5.2 million Private Placement Memorandum dated December 28, 2015 and received subscriptions for an additional $2,942,208, net of offering costs, by selling 2,179,411 units comprised of one share of common stock and one warrant to purchase one share of common stock, for a price of $1.50 per unit.

Subsequent to March 31, 2017, as partial settlement of a note payable to a relative of our CEO, we converted $100,000 of principal with 66,667 shares of common stock and 66,667 warrants

Pursuant to a Private Placement Memorandum dated December 28, 2015 and amended on July 7, 2016, the Company sold shares of its common stock and a warrant at a purchase price of $1.50 per share. During the three months ended March 31, 2017, 2,174,967 shares were subscribed, and the Company received net proceeds of $2,982,451 from the offering.

During the three months ended March 31, 2017, convertible debenture holders exercised their right and converted debenture principal of $991,550 and accrued interest payable of $147,428 for 1,752,274 shares of common stock. 1,726,177 warrants exercisable at $0.65 per share were issued in relation to these conversions.

During the three months ended March 31, 2017, related-party notes payable converted $60,000 of debt for 40,000 shares of common stock. Subsequent to March 31, 2017 40,000 warrants exercisable at $1.50 were issued in relation to this settlement.

The Company signed a Private Placement Memorandum dated December 28, 2015 to offer a maximum of 3,500,000 shares of its common stock at a price of $1.50 per share. On July 7, 2016, the board of directors authorized changing the offering to be units of one share of common stock and one warrant, sold for a price of $1.50 per unit. During the year ended December 31, 2016, 1,106,952 units were subscribed and the Company received net proceeds of $1,498,731.

During the year ended December 31, 2016, certain convertible debenture holders exercised their right and converted $742,950 of principal and $70,527 of accrued interest into 1,251,504 shares of common stock. 917,223 warrants exercisable at $0.65 per share were issued in relation to these conversions.

On November 6, 2015, we issued two convertible promissory notes in the aggregate principal amount of $1,206,931 to two investment entities controlled by a single family. In the same transaction, the investment entities purchased an aggregate of 66,666 shares of our common stock for a purchase price of $50,000, or $0.75 per share.

During the three months ended June 30, 2015, we offered and sold an aggregate of 471,280 shares of common stock for cash to an aggregate of 12 investors for an aggregate purchase price of $353,460, or $0.75 per share.

On May 31, 2015, we issued 95,283 shares of common stock in connection with the conversion of $50,000 of notes payable plus accrued interest of $11,935 at a conversion price of $0.65 per share.

During January and February 2015, we offered and sold an aggregate of 294,000 shares of common stock for cash to an aggregate of 10 investors for an aggregate purchase price of $147,000, or $0.50 per share.

113

On August 7, 2014, we issued 30,000 shares of common stock for cash to a member of the board of directors. Proceeds from the issuance were $15,000, or $0.50 per share.

On August 7, 2014, we issued 2,000 shares of common stock for cash to an officer of the Company. Proceeds from the issuance were $1,000, or $0.50 per share.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes that:

(a) The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

114

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, in Salt Lake City, Utah, on August 4, 2017.

PROLUNG, INC.

August 4, 2017	By:	/s/ Steven C. Eror
Date		Steven C. Eror,
Chief Executive Officer and President (Principal Executive Officer)

August 4, 2017	By:	/s/ Mark V. Anderson
Date		Mark V. Anderson, CPA Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

115

ADDITIONAL SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven C. Eror	Chief Executive Officer, President and Director	August 4, 2017
Steven C. Eror

/s/ J. Scott Nixon	Director	August 4, 2017
J. Scott Nixon

/s/ Robert W. Raybould	Director	August 4, 2017
Robert W. Raybould

/s/ Todd Morgan	Director, Chairman of Board of Directors	August 4, 2017
Todd Morgan

/s/ Robin L. Smith	Director	August 4, 2017
Robin L. Smith

/s/ John C. Ruckdeschel	Director	August 4, 2017
John C. Ruckdeschel

116

Exhibit Index

Exhibit Number	Description
1.1	Form of Underwriting Agreement.
3.1	Second Amended and Restated Certificate of Incorporation(7)
3.1.1	Amendment to Certificate of Incorporation dated April 3, 2017(11)
3.2	By-Laws(1)
4.1	Form of Warrant, Issued from April 2010 to March 2011(1)
4.1.1	Form of Common Stock Certificate*
4.1.2	Form of Warrant issuable to Placement Agents(12)
4.1.3	Form of Warrant issued in $3.2 million offering in April 2017(12)
4.2	Restated Warrant to Purchase Common Stock Issued to Leavitt Partners, LLC(6)
4.2.2	Warrant to Purchase Common Stock Issued to Leavitt Partners, LLC(8)
4.3	Warrant to Purchase Common Stock Issued to William A. Fresh(8)
5.1	Form of Opinion of McDermott Will & Emery LLP.
10.1	Amended and Restated License Agreement between BioMeridian Corporation and Fresh Medical Laboratories, Inc. dated November 2, 2006(2)
10.1.1	First Amendment to Amended and Restated License Agreement between BioMeridian Corporation and Fresh Medical Laboratories, Inc., dated November 26, 2007(2)
10.1.2	Second Amendment to Amended and Restated License Agreement between BioMeridian Corporation and Fresh Medical Laboratories, Inc., dated September 1, 2008(2)
10.1.3 10.2	Consulting Agreement with Leavitt Partners dated July 1, 2014* Master Note with Brett M. Error dated June 30, 2011(2)
10.2.1	Amendment to Master Note with Brett M. Error, dated March 27, 2014(3)
10.3	Employment Agreement with Steven C. Eror, dated as of August 1, 2013(3) #
10.3.1	Amendment to Employment Agreement executed on March 29, 2017(12)
10.4	Employment Agreement with Michael Garff, dated as of August 1, 2013(3) #
10.5	Lease Agreement dated April 25, 2014 between Frodsham Real Estate L.L.C. and Fresh Medical Laboratories, Inc.(4)
10.6	Form of Eight Percent (8%) Convertible Debenture, dated ________, 2015(8)
10.7	Form of Convertible Notes issued in November 2015(10)
10.8	Consulting Agreement dated April 30, 2015 with Tim Treu(13)
10.9	Consulting Agreement dated March 9, 2015 with Jeffrey S. O’Driscoll(13)
10.10	Placement Agent Agreement dated December 30, 2015 with ACAP Financial Inc(13)
10.11	Consulting Agreement dated February 1, 2017 with Robin Smith(12)
10.12	Placement Agent Agreement dated March 8, 2017 with Weild Capital, LLC(12)
21.1	List of Subsidiaries
23.1	Consent of Malone Bailey LLP
23.2	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page of the Registration Statement)

* Filed herewith

# Management compensation agreement.

(1) Incorporated by reference with Form 10 filed February 10, 2012, File No. 12750426.

(2) Incorporated by reference with Form 10/A filed April 10, 2012, File No. 12594347.

(3) Incorporated by reference from an exhibit to our Annual Report on Form 10-K filed on April 3, 2014.

(4) Incorporated by reference from an exhibit to our Quarterly Report on Form 10-Q filed on May 14, 2014.

(5) Incorporated by reference from an exhibit to our Current Report on Form 8-K filed on July 8, 2014.

(6) Incorporated by reference from an exhibit to our Quarterly Report on Form 10-Q filed on November 14, 2014.

(7) Incorporated by reference from an exhibit to our Current Report on Form 8-K filed on December 9, 2014.

(8) Incorporated by reference from an exhibit to our Annual Report on Form 10-K filed on March 31, 2015.

(9) Incorporated by reference from an exhibit to our Current Report on Form 8-K filed on May 5, 2015.

(10) Incorporated by reference from an exhibit to our Quarterly Report on Form 10-Q filed on November 16, 2015.

(11) Incorporated by reference from an exhibit to our Current Report on Form 8-K filed on April 6, 2017.

(12) Incorporated by reference from an exhibit to our Quarterly Report on Form 10-Q filed on May 22, 2017.

(13) Incorporated by reference from an exhibit to our Annual Report on Form 10-K filed on April 4, 2016.

117